   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 1, 1998

                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                          ACCREDO HEALTH, INCORPORATED
             (Exact name of registrant as specified in its charter)
                            ------------------------

           DELAWARE                           8099                          62-1642871
        (STATE OR OTHER           (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
JURISDICTION OF INCORPORATION)     CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

                            ------------------------

                     1640 CENTURY CENTER PARKWAY, SUITE 101
                               MEMPHIS, TN 38134
                                 (901) 385-3688
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                                DAVID D. STEVENS
                            CHIEF EXECUTIVE OFFICER
                          ACCREDO HEALTH, INCORPORATED
                     1640 CENTURY CENTER PARKWAY, SUITE 101
                               MEMPHIS, TN 38134
                                 (901) 385-3688
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

        STEVEN L. POTTLE, ESQ.                   JOHN J. EGAN III, ESQ.
           ALSTON & BIRD LLP                   GOODWIN, PROCTER & HOAR LLP
          ONE ATLANTIC CENTER                        EXCHANGE PLACE
      1201 WEST PEACHTREE STREET                  BOSTON, MA 02109-2881
        ATLANTA, GA 30309-3424                       (617) 570-1000
            (404) 881-7000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of this prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

               TITLE OF EACH CLASS OF SECURITIES                       PROPOSED MAXIMUM                 AMOUNT OF
                        TO BE REGISTERED                          AGGREGATE OFFERING PRICE(1)       REGISTRATION FEE
Common Stock, par value $.01 per share..........................          $74,750,000                    $25,774

(1) Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(o) under the Securities Act.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 1, 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                       SHARES

                                     [LOGO]

                                  COMMON STOCK

    All of the      shares of Common Stock offered hereby (the "Offering") are being sold by the Company. Prior to this Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the
initial public offering price for the Common Stock will be between $        and
$        per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied to have the Common Stock quoted on the Nasdaq National Market under the symbol ACDO.

                                 --------------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 6.
                                 -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
  THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
   COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
    ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                       PRICE TO            UNDERWRITING          PROCEEDS TO
                                        PUBLIC             DISCOUNT(1)            COMPANY(2)
Per Share......................           $                     $                     $
Total(3).......................           $                     $                     $

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2) Before deducting expenses payable by the Company estimated at $750,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to additional shares of Common Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $     , $     and $
         , respectively. See "Underwriting."

                                 --------------

    The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them, and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about          , 1998, at the offices of the agent of
Hambrecht & Quist LLC in New York, New York.

HAMBRECHT & QUIST

             NATIONSBANC MONTGOMERY SECURITIES LLC

                                                   SUNTRUST EQUITABLE SECURITIES

        , 1998

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus, which is part of the Registration Statement, omits certain information, exhibits, schedules and undertakings set forth in the Registration Statement. For further information pertaining to the Company and the Common Stock, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents or provisions of any documents referred to herein are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the Registration Statement reference is made to the exhibit filed. The Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at such address, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

    Accredo Health, Incorporated-SM- is a service mark of the Company and Nova Factor-Registered Trademark- is a trademark of the Company. All other service marks, trademarks and trade names referred to in this Prospectus are the property of their respective owners.
                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

                                  THE COMPANY

    Accredo Health, Incorporated ("Accredo" or the "Company") provides specialized contract pharmacy and related services beneficial to patients with certain costly, chronic diseases. Because of the unique needs of patients suffering from chronic diseases, biotechnology drug manufacturers have recognized the benefits of customized treatment programs to facilitate alternate site drug administration, ensure compliance with treatment regimens, provide reimbursement assistance and capture valuable clinical and patient demographic information. The Company addresses the needs of the manufacturers by providing specialized services that facilitate product launch and patient acceptance, including timely drug utilization and patient compliance information, patient education and monitoring, reimbursement expertise and overnight drug delivery. The Company believes that its ability to accelerate market penetration and increase revenues for new biotechnology drugs makes it the partner of choice for manufacturers as evidenced by its preferred relationships with Genzyme Corporation ("Genzyme"), Biogen, Inc. ("Biogen"), Genentech, Inc. ("Genentech") and Centocor Inc. ("Centocor").

    The Company has designed its specialty services to focus primarily on biotechnology drugs that: (i) are used on a recurring basis to treat chronic and potentially life threatening diseases; (ii) are expensive, with an annual therapy cost as high as $200,000 per patient; (iii) are administered through injection; and (iv) require temperature control or other specialized handling as part of their distribution process. Currently, the Company provides services that address the needs of patients with the following diseases: Gaucher Disease, a hereditary liver enzyme deficiency; hemophilia, a hereditary bleeding disorder; Multiple Sclerosis, a debilitating disease of the central nervous system; and growth hormone-related disorders. In addition, the Company has recently entered into an agreement with Centocor to provide its services to patients with Crohn's Disease, a chronic inflammatory disease affecting the gastrointestinal tract. These diseases generally require life-long therapy, except for growth hormone-related disorders which typically require treatment for six to ten years.

    The Company believes that it is well positioned to take advantage of a large drug development pipeline and is at the forefront of an increasing trend toward specialized outsourcing by the biotechnology drug industry. Biotechnology products represent the most expensive and rapidly growing part of the new drug pipeline, with an estimated 240 products in late-stage clinical trials as of mid-1998. The Company continuously monitors biotechnology drugs in various phases of clinical development with a particular focus on identifying potential new drugs for the treatment of costly, chronic diseases. Unlike many traditional drugs, these products often possess specific characteristics that make utilization and compliance increasingly difficult. They are often composed of unstable proteins which must be taken by injection and require timely, temperature maintained distribution, dosage monitoring, and controlled inventory management. In addition, expert reimbursement management is crucial as a result of their high cost. When addressing chronic diseases, the challenges facing biotechnology drug manufacturers are often heightened by small patient populations and the need for patients to remain on therapy for extended periods.

    In response to the challenges facing biotechnology drug manufacturers, which include often limited resources, the unpredictability of the drug approval process and the onset of significant competition, many manufacturers have sought to outsource various stages of product development in order to realize a return on investment prior to the expiration of any patent or orphan drug status exclusivity. This has included discovery research by outsourcing genomics and screening functions and clinical development through the use of contract research organizations (CROs) and site management organizations (SMOs). This trend has also extended to product commercialization and launch through the outsourcing of manufacturing, sales and marketing, product detailing, pharmacy and distribution services and patient support programs.

    The Company's objective is to be the leading provider of specialized contract pharmacy and related services. Key elements of the Company's strategy include: (i) expanding the number of chronic diseases served; (ii) leveraging its expertise to expand its service offerings; (iii) establishing additional relationships with academic medical centers and children's hospitals that treat patients with costly, chronic diseases; (iv) increasing its number of payor contracts; and (v) pursuing acquisitions of similar or complementary businesses.

                                  THE OFFERING

Common Stock offered by the Company......................  shares

Common Stock to be outstanding after the Offering........  shares(1)

Use of proceeds..........................................  To repay certain indebtedness, redeem the
                                                           Company's outstanding Series A Cumulative
                                                           Preferred Stock and for working capital
                                                           and other general corporate purposes,
                                                           including possible acquisitions.

Proposed Nasdaq National Market symbol...................  ACDO

------------------------

(1) Excludes      shares of Common Stock reserved for issuance under the
    Company's stock option and employee stock purchase plans, of which shares are subject to outstanding options at a weighted average
    exercise price of $        per share. See "Capitalization."

                         ------------------------------

    UNLESS THE CONTEXT SUGGESTS OTHERWISE, REFERENCES IN THIS PROSPECTUS TO THE "COMPANY" OR "ACCREDO" MEAN ACCREDO HEALTH, INCORPORATED AND ITS SUBSIDIARIES AND PREDECESSOR ENTITIES. EXCEPT WHERE OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS: (I) GIVES EFFECT TO A RECAPITALIZATION TO BE EFFECTIVE PRIOR TO
COMPLETION OF THE OFFERING PURSUANT TO WHICH A      FOR      STOCK SPLIT WILL BE
EFFECTED AND PURSUANT TO WHICH      SHARES OF COMMON STOCK HELD BY THE COMPANY'S
PRINCIPAL STOCKHOLDER, WELSH, CARSON, ANDERSON AND STOWE VII, L.P. ("WCAS VII"),
WILL BE EXCHANGED FOR      SHARES OF NON-VOTING COMMON STOCK OF THE COMPANY (THE
"RECAPITALIZATION"); (II) GIVES EFFECT TO THE REDEMPTION OF ALL OUTSTANDING SHARES OF THE COMPANY'S SERIES A CUMULATIVE PREFERRED STOCK (THE "SERIES A PREFERRED STOCK") AT A REDEMPTION PRICE OF $100 PER SHARE (PLUS ACCRUED AND UNPAID DIVIDENDS) USING A PORTION OF THE NET PROCEEDS FROM THE OFFERING; AND
(III) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. UNLESS THE CONTEXT SUGGESTS OTHERWISE, REFERENCES IN THIS PROSPECTUS TO "COMMON STOCK" INCLUDE THE NON-VOTING COMMON STOCK TO BE ISSUED AS PART OF THE RECAPITALIZATION.

                             SUMMARY FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    PREDECESSOR(1)                   COMPANY(1)
                                                              --------------------------  ---------------------------------
                                                                               JULY 1,      MAY 24,
                                                                                1995         1996          YEARS ENDED
                                                               YEAR ENDED      THROUGH      THROUGH          JUNE 30,
                                                                JUNE 30,       MAY 31,     JUNE 30,    --------------------
                                                                  1995          1996         1996        1997       1998
                                                              -------------  -----------  -----------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
    Revenues:
        Net patient service revenue.........................    $  71,513     $  68,585    $   6,647   $ 106,143  $ 170,002
        Other revenue.......................................        6,710         6,346          597       8,049      9,806
        Equity in net income (loss) of joint ventures.......          646          (139)          49       1,017      1,150
                                                              -------------  -----------  -----------  ---------  ---------
            Total revenues..................................       78,869        74,792        7,293     115,209    180,958
    Operating expenses:
        Cost of services....................................       68,273        65,867        6,450     101,081    154,046
        General and administrative..........................        2,714         2,753          627       5,939     12,351
        Bad debts...........................................        1,322         1,860          251       2,977      3,165
        Depreciation and amortization.......................           76           104          126       1,599      2,528
        Corporate overhead allocation(2)....................        1,900         4,206           --          --         --
                                                              -------------  -----------  -----------  ---------  ---------
            Total operating expenses........................       74,285        74,790        7,454     111,596    172,090
                                                              -------------  -----------  -----------  ---------  ---------
    Operating income (loss).................................        4,584             2         (161)      3,613      8,868
    Interest expense, net...................................          943           266          106         983      3,552
                                                              -------------  -----------  -----------  ---------  ---------
    Income (loss) before income taxes.......................        3,641          (264)        (267)      2,630      5,316
    Income tax expense (benefit)............................        1,387           (72)         (29)      1,508      2,495
                                                              -------------  -----------  -----------  ---------  ---------
    Net income (loss).......................................    $   2,254     $    (192)        (238)      1,122      2,821
                                                              -------------  -----------
                                                              -------------  -----------
    Mandatorily redeemable cumulative preferred stock
      dividends.............................................                                    (170)     (2,043)    (2,043)
                                                                                          -----------  ---------  ---------
    Net income (loss) attributable to common stockholders...                               $    (408)  $    (921) $     778
                                                                                          -----------  ---------  ---------
                                                                                          -----------  ---------  ---------
    Net income (loss) per share attributable to common
      stockholders--Diluted.................................                               $       ()  $       () $
                                                                                          -----------  ---------  ---------
                                                                                          -----------  ---------  ---------
    Weighted average shares and dilutive equivalents
      outstanding...........................................

                                                                                                JUNE 30, 1998
                                                                                          --------------------------
                                                                                           ACTUAL    AS ADJUSTED(3)
                                                                                          ---------  ---------------
BALANCE SHEET DATA:
    Cash and cash equivalents...........................................................  $   5,087
    Working capital.....................................................................     23,377
    Total assets........................................................................    118,990
    Long-term debt......................................................................     36,418
    Mandatorily redeemable cumulative preferred stock...................................     29,792
    Stockholders' equity................................................................     17,671

------------------------

(1) The Company was incorporated on May 24, 1996. On May 31, 1996, the Company acquired Southern Health Systems, Inc. ("SHS"), a holding company, and its wholly-owned subsidiary, Nova Factor, Inc. ("Nova Factor" or the "Predecessor"). Since the Company was newly formed at May 24, 1996, and because the Predecessor had been in existence for several years, the Company is considered the successor to the Predecessor's operations. The balance sheet data of the Predecessor represents the historical cost basis of the Predecessor's assets and liabilities prior to its acquisition by the Company. The acquisition of the Predecessor by the Company resulted in a new basis of accounting such that the Predecessor's assets and liabilities were recorded at their fair value in the Company's consolidated balance sheet upon consummation of the acquisition. Additionally, the Company acquired Horizon Health Systems, Inc. ("HHS") on June 1, 1997. Accordingly, the Summary Financial Data are not strictly comparable for the periods presented. See Notes 1 and 3 of Notes to the Company's Consolidated Financial Statements.

(2) The Predecessor has been allocated expenses for certain services provided by its parent, SHS, including cash management, tax reporting, risk management and executive management services. Charges for these services were based upon a general allocation methodology determined by SHS (used to allocate all corporate overhead expenses to SHS subsidiaries), and were not necessarily allocated based on specific identification of expenses. Management believes the allocation methodology is reasonable. See Note 6 of Notes to the Nova Factor, Inc. Financial Statements.

(3) As adjusted to reflect the sale of the Common Stock offered hereby at an
    assumed initial public offering price of $        per share and the receipt
    and application of the estimated net proceeds therefrom as if such transactions had occurred on June 30, 1998. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING THE COMPANY, ITS BUSINESS AND AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS (WHICH MAY BE IDENTIFIED BY WORDS SUCH AS "ANTICIPATE," "BELIEVE," "ESTIMATE," "EXPECT," "INTEND" AND SIMILAR EXPRESSIONS) INCLUDE, WITHOUT LIMITATION, THE COMPANY'S BELIEFS CONCERNING THE AVAILABILITY OF NEW DRUGS, THE DEMAND FOR ITS SERVICES, ITS ABILITY TO EXPAND THROUGH JOINT VENTURES AND ACQUISITIONS, ITS ABILITY TO MAINTAIN ITS PRICING ARRANGEMENTS WITH SUPPLIERS THAT PRESERVE ITS MARGINS, THE IMPACT OF EXISTING AND NEW GOVERNMENT REGULATIONS, THE IMPACT OF YEAR 2000 ISSUES, ITS NEED FOR ADDITIONAL CAPITAL, THE SEASONALITY AND VARIABILITY OF ITS OPERATING RESULTS AND ITS ABILITY TO IMPLEMENT THE STRATEGIES DESCRIBED HEREIN AND ACHIEVE ITS OBJECTIVES. FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE INHERENTLY SUBJECT TO RISKS AND UNCERTAINTIES, MANY OF WHICH CANNOT BE PREDICTED WITH ACCURACY AND SOME OF WHICH MIGHT NOT EVEN BE ANTICIPATED. FUTURE EVENTS AND ACTUAL RESULTS, FINANCIAL AND OTHERWISE, COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN OR CONTEMPLATED BY THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN. IMPORTANT FACTORS THAT COULD CONTRIBUTE TO SUCH DIFFERENCES ARE SET FORTH BELOW UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING IN "PROSPECTUS SUMMARY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS".

    DEPENDENCE ON RELATIONSHIPS WITH LIMITED NUMBER OF BIOTECHNOLOGY DRUG MANUFACTURERS. The Company's revenue and profitability are highly dependent on its relationships with a limited number of biotechnology drug companies that manufacture and supply drugs for the specific chronic diseases served by the Company. The Company derives a substantial portion of its total revenue from its relationships with its three largest suppliers, Genzyme, Biogen and Genentech. For the fiscal year ended June 30, 1998, the Company derived approximately 46%, 23% and 6%, respectively, of its total revenue from its relationships with such suppliers and approximately 64%, 14% and 9%, respectively, for the fiscal year ended June 30, 1997. Due to the Company's focus on a limited number of chronic diseases, the Company is likely to continue to experience a high degree of concentration of business with several suppliers, which concentration may increase from continuing consolidation in the biotechnology industry. The Company's agreements with these suppliers generally limit the Company's ability to supply competing drugs during (and in some cases for up to five years after) the term of the agreement, allow the supplier to distribute directly or through other parties, are generally short term and may be canceled by either party, without cause, upon between 60 and 90 days prior notice. The Company and its suppliers periodically adjust the Company's purchase price and other terms for the drugs covered by such contracts as well as the scope and pricing of services provided by the Company under such contracts. Any termination, adverse adjustment of purchase price or other terms, change in the supplier's distribution methods or adverse change in the Company's relationship with any of its suppliers (including as a result of consolidation among drug suppliers) could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Disease Markets and Manufacturer Relationships" and "--Suppliers."

    CONCENTRATION OF DRUGS AND CHRONIC DISEASES. The Company currently focuses almost exclusively on a limited number of complex and expensive drugs that treat certain specific chronic diseases: Gaucher Disease, for which the Company offers Ceredase-Registered Trademark- and Cerezyme-Registered Trademark- supplied by Genzyme; Multiple Sclerosis, for which the Company primarily offers Biogen's Avonex-Registered Trademark- (Interferon Beta-1a)
("Avonex-Registered Trademark-"); growth hormone-related disorders, for which the Company primarily offers Protropin-Registered Trademark-, Nutropin-Registered Trademark- and Nutropin AQ-Registered Trademark- supplied by Genentech; and hemophilia, for which the Company offers all currently approved clotting factor products. In addition, the Company recently entered into a contract with Centocor to offer Remicade-TM- for the treatment of Crohn's Disease. For the fiscal year ended June 30, 1998, the Company derived approximately 46%, 23%, 6% and 23% of its total revenue from providing its pharmacy services in respect of drugs for Gaucher Disease, Multiple Sclerosis, growth hormone-related disorders and hemophilia, respectively, and approximately 64%, 14%, 9% and 9%, respectively, for the fiscal year ended June 30, 1997. The drugs offered by the Company are complex (generally requiring injection, special handling and patient education), are expensive (with small numbers of patients representing large amounts of revenue), serve small patient populations in the United States and, other than drugs for hemophilia and growth hormone-related disorders, are available only from single sources that generally restrict the Company from offering competing drugs. As a result, the Company could be materially and adversely affected by a variety of factors, such as the development of a new treatment modality not requiring the Company's specialty pharmacy services, an adverse reaction to or recall of a drug, the expiration of or challenge to a drug patent, the loss of orphan drug status, the availability of a competing treatment through a new drug or a new indication for an existing drug, the loss of a managed care or other payor relationship covering a number of high revenue patients, a disease cure or the death of a high revenue patient. For example, in July 1996, Berlex Laboratories, Inc. ("Berlex") filed suit against Biogen alleging patent infringement by Biogen in the production of Avonex-Registered Trademark- and seeking, among other things, a permanent injunction restraining Biogen from such alleged infringement. The granting of a permanent injunction that restrains Biogen from manufacturing
Avonex-Registered Trademark- or the inability of Biogen to continue to supply Avonex-Registered Trademark- on terms favorable to the Company could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, due to the small patient populations of the diseases serviced by the Company, future growth is highly dependent on the Company expanding the base of drugs for which it provides its services, expanding its relationships with its current suppliers and establishing relationships with new suppliers, none of which can be assured. See "Business--Disease Markets and Manufacturer Relationships" and "--Suppliers."

    DEPENDENCE ON MEDICAL CENTER RELATIONSHIPS. The Company has certain joint venture or business management relationships, as applicable, with eight medical centers (or their affiliates) that involve services related to hemophilia and growth hormone-related disorders. For the fiscal years ended June 30, 1998 and 1997, the Company derived an aggregate of approximately 22% and 39%, respectively, of its income before income taxes from its equity in the net income of these joint ventures, and, in particular, 12% and 24%, respectively, from the Company's joint venture with Alternative Care Systems, Inc. located in Dallas, Texas. The Company and each of the medical centers with which it has a joint venture typically share in the profits and losses of the venture in proportion to their respective capital contributions, with neither party having voting control. The agreements with these medical centers are short-term, ranging between one and five years in duration, and may be cancelled by either party without cause with between one and twelve months prior notice. Any termination, adjustment to terms or adverse change in the Company's relationships with these medical centers, including as a result of consolidation within the hospital industry, regulatory uncertainties inherent in the structure of the relationships or restrictive changes to regulatory requirements, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Strategic Relationships with Medical Centers" and "--Government Regulation."

    DEPENDENCE ON BIOTECHNOLOGY DRUG INDUSTRY. The Company's business is highly dependent on research, development, manufacturing and marketing expenditures of biotechnology drug companies and the ability of such companies to develop, supply and generate demand for drugs that meet the Company's service model. The Company has benefited to date from the willingness of such companies to outsource specialty pharmacy services such as those offered by the Company, but there can be no assurance that this trend will continue. Furthermore, the Company would be materially and adversely affected by unfavorable developments in the biotechnology drug industry generally, such as, among other things, supply shortages, adverse drug reactions, drug recalls, increased competition among biotechnology drug companies, the inability of drug companies to obtain capital needed to finance product development, governmental or private market initiatives to reduce the retail price of drugs, changes in the United States Food and Drug Administration ("FDA") approval process or governmental or private initiatives to regulate the manner in which drug manufacturers, health care providers or pharmacies promote or sell their products and services. Any of these factors could result in a decline in the development of drugs, a general decline in research, development and marketing expenditures, a reduction in the retail price of drugs sold by the Company, a shortage of drugs sold by the Company or a reduction in the use by drug companies of the specialty pharmacy services offered by the Company, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Industry Overview."

    DEPENDENCE ON PAYORS AND REIMBURSEMENT RELATED RISKS. The profitability of the Company depends on payment and reimbursement from governmental and nongovernmental third-party payors. The primary trend in the United States health care industry is toward cost containment. The increasing prevalence of managed care, centralized purchasing decisions, consolidation among and integration of health care providers and competition for patients is continuing to affect pricing, purchasing and usage patterns in health care. Decisions regarding the use of a particular drug treatment are increasingly influenced by large private payors, managed care organizations, group purchasing organizations, pharmacy benefits management companies, regional integrated delivery systems and similar organizations, and are becoming more economically focused, with decisions taking into account product cost and whether a product reduces the overall cost of treatment. For the fiscal years ended June 30, 1998 and 1997, the Company derived approximately 80% and 83%, respectively, of its gross patient service revenue from private payors (including self-pay), which included 7% and 10%, respectively, from sales to private physician practices whose ultimate payor is typically Medicare. Furthermore, many private payors, including large managed care organizations and some private physician practices, have recently experienced financial difficulty. There can be no assurance that the Company will not be adversely affected by cost containment measures exerted by its third party payors, the influence of such organizations over decisions regarding the use of drug treatments or the financial inability of any such payors, including private physician practices, to satisfy their payment obligations to the Company. See "Business--Payors."

    The Company also derives a significant portion of its revenue from governmental programs such as Medicare and Medicaid. For the fiscal years ended June 30, 1998 and 1997, the Company received reimbursement payments from federal and state programs that accounted for approximately 20% and 17%, respectively, of the Company's gross patient service revenue, excluding sales to private physician practices whose ultimate payor is typically Medicare. Such programs are highly regulated and subject to frequent and substantial changes and cost containment measures. In recent years, changes in these programs have limited and reduced reimbursement to providers and Congress recently enacted the Balanced Budget Act of 1997 which establishes a plan to balance the federal budget by fiscal year 2002 and which includes significant additional reductions in spending levels for these programs. This legislation also replaced and relaxed the federal Medicaid payment standard, thereby increasing state discretion over the financial administration of Medicaid programs. Furthermore, federal and state proposals are pending that would impose further limitations on governmental payments and that would increase patient co-payments and deductibles. Additionally, a number of states are considering legislation designed to reduce their Medicaid expenditures and provide universal coverage and additional care for certain populations, including proposals to impose additional taxes on providers to help finance or expand such programs. Any of these changes could result in significant reductions in payment levels for drugs handled and services provided by the Company, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Payors."

    VARIATION IN QUARTERLY OPERATING RESULTS; SEASONALITY. The Company's results of operations historically have fluctuated on a quarterly basis and can be expected to continue to be subject to quarterly fluctuations. In particular, the Company typically increases its operating expenses in anticipation of the launch of a new drug, and if the new drug does not generate the levels of sales during the periods anticipated by management, the Company's results in that and future quarters could be adversely affected. Quarterly results can also fluctuate as a result of the timing of periodic adjustments to prices and other terms with the Company's drug suppliers, the accuracy of estimates of resources required for ongoing programs, the timing and integration of acquisitions, changes in regulations related to biotechnology companies, physician prescribing patterns, and general economic conditions, none of which can be adequately predicted by the Company. Quarterly operating results also fluctuate as a result of the annual renewal (on a calendar year basis) of deductible and co-payment requirements, thereby affecting patient ordering patterns in a manner that creates a seasonal reduction in revenue from existing drug programs for the Company's third fiscal quarter ending March 31. The Company believes that quarterly comparisons of its financial results may not necessarily be meaningful and should not be relied upon as an indication of future performance. In addition, fluctuations in quarterly results could affect the market price of the Common Stock in a manner unrelated to the longer term operating performance of the Company. See

"Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Fluctuations and Seasonality."

    JOINT VENTURE AND ACQUISITION RISKS. As part of its strategy, the Company continually evaluates joint venture and acquisition opportunities. Such transactions involve numerous risks, including difficulties in the assimilation of operations, costs incurred in connection with the transaction, diversion of management's attention from other business concerns, potential loss of key employees of an acquired company and delays to address regulatory requirements. There can be no assurance that the Company will complete any future acquisitions or joint ventures, or that such transactions, if completed, will be integrated successfully or will contribute favorably to the Company's operations and financial condition. In addition, acquisitions and joint ventures can expose the Company to unknown or contingent liabilities of acquired businesses, including liabilities for failure to comply with health care or reimbursement laws. In May 1996 the Company acquired all of the outstanding capital stock of SHS, which had four subsidiaries (including Nova Factor), each of which had prior operating histories in one or more health care businesses. Prior to closing the acquisition, SHS divested all of its subsidiaries other than Nova Factor. However, there can be no assurance that the Company will not be held liable for matters relating to the operations of the divested subsidiaries for periods prior to the divestiture. In addition, in June 1997, the Company acquired all of the outstanding capital stock of HHS, which had an extensive operating history. Liabilities relating to the prior operations of these and other acquired companies could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, future acquisitions or joint ventures may result in dilutive issuances of equity securities, incurrence of additional debt, amortization of expenses related to acquired goodwill and intangible assets and exposure to unknown or contingent liabilities, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "The Company."

    GOVERNMENT REGULATION. The conduct of marketing, selling and purchasing drugs and medical supplies by and among manufacturers, distributors, health care providers and patients is extensively regulated and periodically scrutinized by state and federal governments for compliance with laws and regulations regarding, among other things, inducements for referrals, prohibited financial relationships with physicians, joint venture and management arrangements, product discounts, incentives to patients and professional licensure. This regulatory framework is complex and the laws are very broad in scope, subject to differing interpretations and lack substantive court decisions addressing many arrangements under which the Company has conducted and expects to conduct its business. Any failure to comply or alleged failure to comply with applicable laws and regulations could have a material adverse effect on the Company's business, financial conditions and results of operations. See "Business--Government Regulation."

    In particular, federal and state governments enforce a federal statute that prohibits the offer, payment, solicitation or receipt of any remuneration, directly or indirectly, overtly or covertly, to induce or in exchange for the referral of patients covered by certain governmental programs, or the leasing, purchasing, ordering or arranging for or recommending the lease, purchase or order of any item, good, facility or service covered by such programs (the "Anti-Kickback Law"). The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") greatly expanded the prohibitions of the Anti-Kickback Law by applying them to almost all health care programs that receive federal funding, creating new violations for certain fraudulent activity applicable to both public and private "health care benefit programs" and prohibiting inducements to Medicare or Medicaid eligible patients. The Company is also subject to the Ethics in Patient Referrals Act of 1989, as amended, commonly referred to as the "Stark Law," which prohibits physician referrals for certain health-related items, including those offered by the Company, to entities with which the physician or an immediate family member has a "financial relationship," and prohibits the recipient of any such referral from billing for the referred item. Violations of these laws are punishable by civil sanctions, including significant monetary penalties and exclusion from participation in the Medicare and Medicaid programs, and criminal sanctions in the case of the Anti-Kickback Law and HIPAA. Due to the breadth and complexity of these laws, there can be no assurance that the Company, any of its personnel, or any significant customer or business partner of the Company, will not become subject to sanctions that could have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, the sanctioning or exclusion of a manufacturer or recipient of the Company's products or services, even for activities unrelated to those of the Company, could also have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."

    In an attempt to clarify which arrangements are not subject to prosecution under the Anti-Kickback Law, the Department of Health and Human Services ("DHHS") adopted certain "safe harbor" regulations and continues to publish clarifications to such safe harbors. Arrangements that comply with all the requirements of all applicable safe harbors are deemed not to violate the Anti-Kickback Law. Several of the Company's business arrangements, such as joint venture and management arrangements with medical centers, service arrangements with physicians and product discount arrangements with its suppliers, do not satisfy all of the requirements necessary to fall within the applicable safe harbor. Furthermore, the Office of the Inspector General ("OIG") of DHHS has published certain proposed regulations under HIPAA outlining certain permissible patient incentives designed to promote preventative care or that are DE MINIMIS under the HIPAA prohibition against beneficiary inducements. The Company routinely provides certain items and services to its patients that may not fit within the proposed regulation. It is possible that some of the Company's practices could be challenged. Although failure of a transaction or arrangement to fit within a specific safe harbor provision or the proposed regulation for beneficiary inducements does not necessarily mean that the transaction or arrangement is illegal or that prosecution will be pursued, there can be no assurance that the Company's practices will not be challenged, or that the Company will not be subject to sanctions or be required to alter or discontinue certain of its practices, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."

    State laws prohibit the practice of medicine, pharmacy and nursing without a license. For example, many states interpret the practice of nursing to include health teaching, health counseling, the provision of care supportive to or restorative of life and well being and the administration of medical regimens prescribed by a physician. Accordingly, to the extent that the Company assists patients and providers in helping patients to comply with prescribed treatment programs, such activities could be deemed by a state to be the practice of medicine, pharmacy or nursing. There can be no assurance that the Company's operations will not be challenged as constituting the unlicensed practice of medicine or nursing or being outside the scope of its licensed pharmacists or pharmacy licenses. If such a challenge were made successfully in any state, the Company and its personnel could be subject to civil and criminal penalties under such state's law and the Company could be required to reduce, restructure, outsource or cease its business in that state. See "Business--Government Regulation."

    Significant public attention recently has been focused on the health care industry due to ongoing federal and state investigations related to among other things joint ventures, referral and billing practices, product discount arrangements, home health care services, dissemination of confidential patient information, clinical drug research trials and gifts for patients. In addition, state and federal agencies have initiated billing review projects in certain states and are expected to extend such projects to additional states, including states in which the Company does business. These enforcement actions increase the likelihood of governmental investigations of the Company, its affiliates and their respective predecessors and personnel, and parties with whom it conducts business, and there can be no assurance that governmental investigators will not take positions that are inconsistent with industry practices, including the Company's or such other parties' practices. In addition to investigations and enforcement actions by governmental agencies, QUI TAM (or "whistleblowers") actions may be brought under the False Claims Act by private individuals on behalf of the government. Because the health care industry will continue to be subject to substantial regulation, there can be no assurance that the Company's activities will not be challenged or that the Company will not be subject to sanctions or be required to alter or discontinue certain of its practices, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."

    POSSIBLE HEALTH CARE REFORM. Health care reform measures have been considered by Congress and other federal and state bodies during recent years. The intent of the proposals generally has been to reduce health care costs and the growth of total health care expenditures, to expand health care coverage for the uninsured and to eliminate fraud, waste and financial abuse. Although comprehensive health care reform has been considered, only limited proposals have been enacted. Comprehensive health care reform may be considered again and efforts to enact reform bills are likely to continue. Implementation of government health care reform may adversely affect development and marketing expenditures by biotechnology companies, which could decrease the business opportunities available to the Company or the demand for its specialty services. The Company is unable to predict the likelihood of such legislation or similar legislation being enacted into law or the effects that any such legislation would have on the Company.

    MANAGEMENT OF GROWTH. The Company's business has grown rapidly in its last two fiscal years with total revenue increasing from $115.2 million in fiscal year 1997 to $181.0 million in fiscal year 1998. This growth has resulted in a substantial increase in the number of its employees (from 203 at June 30, 1997 to 271 at June 30, 1998), the size of its programs and the scope of its operations. This growth has placed and, if such growth continues, will continue to place a strain on operational, human and financial resources. The Company's ability to manage such growth effectively will depend upon its ability to enhance its management team and its ability to attract and retain skilled employees. The Company's success will also depend on the ability of its officers and key employees to continue to implement and improve its operational, management information and financial control systems, and to expand, train and manage its work force. There can be no assurance that the Company will be able to manage any future growth successfully or provide the necessary resources to successfully manage its business. Failure to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

    COMPETITION; INDUSTRY CONSOLIDATION. The specialty pharmacy industry is highly competitive and is experiencing both horizontal and vertical consolidation. All of the drugs, supplies and services that the Company provides are available from sources other than the Company. Current and potential competitors of the Company include specialty pharmacy divisions of wholesale drug distributors; specialty pharmacy distributors; pharmacy benefit management companies; hospital-based pharmacies; retail pharmacies; home infusion therapy companies; comprehensive hemophilia treatment centers; and other alternate site health care providers. In addition, the Company's drug suppliers or their competitors have developed and may continue to develop and implement their own direct specialty pharmacy service programs in lieu of using the Company. In addition, managed care companies, pharmacy benefit managers and other payors can influence the source from which their enrollees may obtain drugs through required formularies and may desire to use full-line providers on their provider panels. Many of the Company's competitors and potential competitors have greater financial, technical, marketing and managerial resources than the Company. Furthermore, certain of the Company's competitors, such as hospitals and certain hemophilia treatment centers, are eligible for federally mandated discounts for drug purchases that are not available to the Company. There are relatively few barriers to entry into the Company's specialty contract pharmacy service segment and there can be no assurance that, as the segment continues to evolve, additional competitors with greater resources than the Company will not enter the market or that the Company's suppliers will not choose to provide such specialty services directly or through other businesses that have a broader range of sales, marketing and support services. There can be no assurance that competitive pressures will not increase, including as a result of further industry consolidation, or that such pressures will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Competition."

    RELIANCE ON TELEPHONE AND COMPUTER SYSTEMS; YEAR 2000 COMPLIANCE
RISK. Because the Company believes that its success depends, in part, upon its services provided over the telephone on a real-time basis, any continuing disruption in either its computer system or its telephone system could adversely affect its ability to receive and process customer orders, provide its service to patients and ship products on a timely basis, and could adversely affect the Company's relations with its patients and suppliers.

    Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. By the year 2000, these date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. Computer systems that do not accept four-digit entries could fail or produce erroneous results and cause disruptions of operations. As a result, many software and computer systems may need to be upgraded or replaced in order to comply with such "year 2000" requirements. The Company is in the process of obtaining written verification from vendors to determine whether the Company's computer systems and software products are year 2000 compliant. Also, the Company is upgrading its pharmacy management systems, including its billing and accounts receivable systems, to address year 2000 issues. The failure of the Company's systems to be year 2000 compliant could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issue."

    In addition, the Company has ongoing relationships with third-party payors, suppliers, vendors, and others that may have computer systems with year 2000 problems that the Company does not control. There can be no assurance that the Company's payors, including the fiscal intermediaries and governmental agencies, with which the Company transacts business and which are responsible for payment to the Company will not experience significant problems with year 2000 compliance. According to testimony before a U.S. House of Representatives subcommittee, HCFA, which administers the Medicare and Medicaid programs, is far behind in remedying year 2000 problems, which could delay payment of claims to providers. The failure of third parties to remedy year 2000 problems could have a material adverse effect on the Company's business, financial condition and results of operations.

    RISKS RELATED TO SHIPPING. The Company ships most of its orders by overnight delivery, and typically bears the cost of shipment. Shipping is a significant expense in the operation of the Company's business and principally all of the Company's products are shipped by a single carrier, Federal Express Corporation ("FedEx"). Accordingly, any significant increase in shipping rates could have an adverse effect on the Company's results of operations. Similarly, strikes or other service interruptions by FedEx, or by any other carrier that may indirectly affect FedEx, would adversely affect the Company's ability to deliver products on a timely basis and therefore its ability to generate revenue. The drugs shipped by the Company require special handling, including refrigeration to maintain temperatures within certain ranges. The Company does not maintain insurance against product spoilage during shipment. Due to their high cost, even small shipments of the Company's products can represent significant dollar amounts of inventory. Accordingly, the spoilage of one or more shipments of the Company's products could have a material adverse effect on the Company's results of operations.

    DEPENDENCE ON KEY PERSONNEL. The Company depends on a number of key executives, the loss of the services of which could have a material adverse effect on the Company. The Company does not maintain "key person" life insurance policies on any of its executives. The Company also depends on its ability to attract and retain qualified professional (including pharmacists) and technical operating staff. There can be no assurance that the Company will be able to continue to attract and retain such personnel, and its inability to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

    NEED FOR FINANCING. In order to implement its growth strategy, the Company will require substantial capital resources and will need to maintain its existing capital resources and incur, from time to time, additional short- and long-term indebtedness, including purchasing terms from its suppliers. The Company also may need to issue, in public or private transactions, equity or debt securities, the terms of which will depend on market and other conditions. There can be no assurance that existing or additional financing will be available on terms acceptable to the Company, if at all. As a result, the Company may not be able to implement fully its growth strategy. In addition, any such financing may result in dilutive issuances of equity securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    RISKS RELATED TO INTANGIBLE ASSETS. The formation of the Company by WCAS VII and certain of its affiliates (collectively, "Welsh Carson") and the subsequent acquisitions by the Company of SHS and HHS have resulted in the recording of a significant amount of goodwill on the Company's financial statements. As of June 30, 1998, the Company had goodwill, net of accumulated amortization, of approximately $56.7 million, or 48% of total assets. Goodwill arises when an acquiror pays more for a business than the fair value of the tangible and separately measurable intangible net assets. Generally accepted accounting principles require that goodwill and all other intangible assets be amortized over the period benefited by such assets. Management has determined that period to be no less than 40 years for goodwill and, therefore, the Company amortizes goodwill on a straight line basis over a period of 40 years. In addition, the Company's growth strategy will likely result in additional goodwill on the Company's financial statements. There can be no assurance that the value of goodwill will ever be realized by the Company. On an on-going basis, the Company makes an evaluation to determine whether events and circumstances indicate that all or a portion of the carrying value of goodwill may no longer be recoverable, in which case a charge to earnings may be necessary to write off unrecoverable goodwill. Any future determination requiring the write-off of a significant portion of goodwill could have a material adverse effect on the Company's business, financial condition and results of operations. See Note 3 of Notes to the Company's Consolidated Financial Statements.

    POTENTIAL LIABILITY; AVAILABILITY OF INSURANCE. The Company's business exposes it to risks inherent in the provision of drugs and related services. Although the Company currently maintains professional liability insurance, there can be no assurance that the scope of coverage or limits of such insurance will be adequate to protect it against future claims. In addition, there can be no assurance that the Company will be able to maintain adequate liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities.

    CONTROL BY AND USE OF PROCEEDS TO BENEFIT EXISTING STOCKHOLDERS. Upon the completion of this Offering, the Company's directors and executive officers and their affiliates as a group (including shares held by Welsh Carson) will
beneficially own approximately   % of the outstanding voting Common Stock (or
approximately   % if the Underwriters' over-allotment option is exercised in full). As a result, these stockholders, if acting together, will have effective control over the Company through their ability to control the election of directors and all other matters that require a vote by the Company's stockholders. Such control by the existing stockholders may have the effect of preventing a change in control of the Company. The existing stockholders' ability to prevent such a change in control of the Company may have an adverse effect on the market price of the Common Stock. See "Management--Directors and Executive Officers," "Principal Stockholders," and "Description of Capital Stock."

    The Company will use a portion of the net proceeds from this Offering to redeem all outstanding shares of Series A Preferred Stock and to prepay in full all principal and accrued interest on the Company's outstanding 10% Senior Subordinated Notes due June 1, 2004 (the "Senior Subordinated Notes"). Welsh Carson owns approximately 97% of the outstanding shares of Series A Preferred Stock and substantially all outstanding Senior Subordinated Notes. In addition, certain executive officers and directors of the Company own, in the aggregate, approximately 2% of the outstanding shares of Series A Preferred Stock. See "Use of Proceeds" and "Certain Transactions."

    NO PRIOR TRADING MARKET; POTENTIAL VOLATILITY OF STOCK PRICE. Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market for the Common Stock will develop or, if one does develop, that it will be maintained. The initial public offering price, which will be established by negotiations between the Company and the representatives of the Underwriters, may not be indicative of prices that will prevail in the trading market for the Common Stock. The market price of the Common Stock could be subject to wide fluctuations in response to variations in operating results from quarter to quarter, changes in earnings estimates by analysts, market conditions in the industry and general economic conditions. Furthermore, the stock market has experienced significant price and volume fluctuations unrelated to the operating performance of particular companies. These market fluctuations may have an adverse effect on the market price of the Common Stock.

    SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the market price of the Common Stock. Immediately following the Offering, the Company will have outstanding
shares of Common Stock (     shares if the Underwriters' over-allotment option
is exercised in full), excluding      shares reserved
for issuance upon the exercise of outstanding stock options. The      shares of
Common Stock offered hereby (     if the Underwriters' over-allotment option is
exercised in full) will be eligible for public sale without restriction under the Securities Act by persons other than affiliates (as that term is defined in Rule 144 under the Securities Act) of the Company. All of the remaining shares of Common Stock outstanding will be "restricted" within the meaning of Rule 144 and may not be resold in the absence of registration under the Securities Act or the availability of an exemption from such registration, including the exemption provided by Rule 144. Taking into consideration the effect of the 180-day "lock-up" agreements described herein (covering an
aggregate of      shares and options to purchase an additional      shares held
by executive officers, directors and certain existing stockholders of the
Company), approximately      restricted shares of Common Stock will be eligible
for sale in the public market immediately after the Offering and all remaining restricted shares will be eligible for sale upon the expiration of the 180-day lock-up agreements, in each case subject to certain volume and other
limitations of Rule 144. Holders of      restricted shares of Common Stock have
contractual rights to have those shares registered for resale to the public. If such holders, by exercising their registration rights after the 180-day lockup period, cause a large number of shares to be registered and sold in the public market, the market price of the Common Stock might be adversely affected.

    The Company intends to register on Form S-8 under the Securities Act, as
soon as practicable on or after the effective date of the Offering,      shares
of Common Stock reserved for issuance under the Company's stock option and employee stock purchase plans. This registration statement will be effective upon filing. Shares registered and issued pursuant to such registration statement will be freely tradable except to the extent that the holders thereof are deemed to be affiliates of the Company, in which case the transferability of such shares will be subject to the volume limitations of Rule 144. Options for
the purchase of      shares of Common Stock are currently outstanding under the
Company's stock option plans. See "Shares Eligible for Future Sale."

    ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER, BYLAW AND OTHER
PROVISIONS. Certain provisions of the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, including the classification of the Board of Directors into three classes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. Certain of such provisions allow the Company to issue preferred stock with rights senior to those of the Common Stock and impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions. In addition, the Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"), which restricts certain business combinations with any "interested stockholder" and may delay, defer or prevent a change in control of the Company. See "Description of Capital Stock."

    IMMEDIATE AND SUBSTANTIAL DILUTION. The purchasers of shares of Common Stock pursuant to the Offering will experience immediate and substantial dilution of the net tangible book value per share of Common Stock from the initial public offering price. At an assumed initial public offering price of
$        per share, purchasers in the Offering will incur dilution of $
per share. See "Dilution."

    ABSENCE OF DIVIDENDS. The Company has not and does not expect to declare or pay any cash dividends in the foreseeable future. The Company intends to retain all earnings, if any, in order to expand its operations. Furthermore, the Company's bank credit agreement presently prohibits the payment of cash dividends. The payment of cash dividends, if any, in the future is within the discretion of the Company's Board of Directors and will depend upon the Company's earnings, if any, capital requirements, financial condition, credit agreements and other relevant factors. See "Dividend Policy."

                                  THE COMPANY

    Accredo provides specialized contract pharmacy and related services beneficial to patients with certain costly, chronic diseases. Accredo's business was founded in 1985 by Le Bonheur Health Systems, Inc., the former parent of a not-for-profit children's hospital in Memphis, Tennessee ("Le Bonheur"). Le Bonheur operated the business through its subsidiary, Southern Health Systems, Inc. ("SHS"), and through Nova Factor, Inc., one of four subsidiaries of SHS ("Nova Factor"). In May 1996, Accredo (formerly known as Nova Holdings, Inc.) was formed to acquire SHS and Nova Factor following the divestiture by SHS of all of its subsidiaries other than Nova Factor. Accredo continues to own SHS as a wholly owned subsidiary, and SHS continues to own Nova Factor as a wholly owned subsidiary. In June 1997, Accredo acquired all of the outstanding stock of Horizon Health Systems, Inc. (d/b/a Hemophilia Health Services) ("HHS"), which became and continues to be a wholly owned subsidiary of Accredo. See "Risk Factors--Joint Venture and Acquisition Risks" and Note 3 of Notes to the Consolidated Financial Statements of the Company.

    The Company's principal executive offices are located at 1640 Century Center Parkway, Suite 101, Memphis, Tennessee 38134, and its telephone number is (901) 385-3688.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the      shares of Common
Stock offered hereby at an assumed initial public offering price of $        per
share, after deducting underwriting discounts and commissions and estimated
offering expenses payable by the Company, are estimated to be $        ($     if
the Underwriters' over-allotment option is exercised in full).

    The Company expects to use the net proceeds it receives from the Offering as
follows: (i) approximately $   million will be used to repay a portion of the
Company's outstanding indebtedness under its existing Loan and Security Agreement with NationsBank of Tennessee, N.A. and First Tennessee Bank National Association (the "Credit Agreement"); (ii) approximately $11.0 million will be used to prepay in full all principal and accrued interest on the Company's outstanding Senior Subordinated Notes; (iii) approximately $31.0 million will be used to redeem all outstanding shares of Series A Preferred Stock, including all accrued dividends thereon; and (iv) the balance will be used for working capital and other general corporate purposes, including possible acquisitions. Pending such uses, the balance of the net proceeds will be invested in short term, investment grade, interest bearing obligations. The Company from time to time considers various acquisition proposals, but currently has no commitments or agreements with respect to any material acquisitions.

    The Credit Agreement provides that borrowings thereunder will bear interest at the prime rate or the London Interbank Offered Rate ("LIBOR") plus, in each case, a margin depending on the Company's ratio of funded debt to cash flow. The Company has entered into an interest rate swap agreement with NationsBank of Tennessee, N.A. to hedge against floating rate interest risk with respect to amounts of up to $15.0 million outstanding under the Credit Agreement. Accordingly, as of June 30, 1998, the effective interest rate on the first $15.0 million outstanding under the Credit Agreement was 8.15% per annum, and the effective interest rate on borrowings in excess of $15.0 million under the Credit Agreement was 7.625% per annum. All outstanding principal and interest on borrowings under the Credit Agreement must be paid in full by October 31, 1999.

    The Senior Subordinated Notes bear interest at 10.0% per annum and mature on June 1, 2004. The Series A Preferred Stock accrues dividends at an annual rate of $8.00 per share. Such dividends are cumulative and accrue from the date of issue. The mandatory redemption date of the Series A Preferred Stock is May 31, 2004.

                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its Common Stock. The Company intends to retain any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the forseeable future. The payment of cash dividends in the future will be at the discretion of the Board of Directors and will depend upon factors such as the Company's earnings levels, capital requirements, financial condition and other factors deemed relevant by the Board of Directors. There can be no assurance that the Company will pay any dividends in the future.

                                 CAPITALIZATION

    The following table sets forth as of June 30, 1998 (i) the actual capitalization of the Company and (ii) the pro forma capitalization of the Company as adjusted to give effect to (a) the exchange by WCAS VII of
shares of Common Stock for         shares of Non-Voting Common Stock pursuant to
the Recapitalization and (b) the sale by the Company of      shares of Common
Stock in the Offering at an assumed initial public offering price of $ per share and the application of the estimated net proceeds therefrom (after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company). This table should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                          JUNE 30, 1998
                                                                   ----------------------------
                                                                                   PRO FORMA
                                                                     ACTUAL       AS ADJUSTED
                                                                   -----------  ---------------

                                                                          (IN THOUSANDS)
Long-term notes payable..........................................   $  27,498      $
                                                                   -----------       -------
Senior Subordinated Notes payable................................       8,920
                                                                   -----------       -------
Mandatorily redeemable cumulative preferred stock, at redemption amount, 300,000 shares authorized, and 255,361 shares issued
  and outstanding................................................      29,792
                                                                   -----------       -------
Stockholders' equity:
    Non-Voting Common Stock, $.01 par value;     shares
      authorized; no shares issued and outstanding, actual;
          shares issued and outstanding, pro forma as adjusted...          --
    Common Stock, $.01 par value;       shares authorized;
              shares issued and outstanding, actual;
      shares issued and outstanding, pro forma as adjusted(1)....          56
    Common Stock subscribed--        shares......................         204
    Additional paid-in capital...................................      16,837
    Retained earnings............................................         778
    Subscription receivable......................................        (204)
                                                                   -----------       -------
        Total stockholders' equity...............................      17,671
                                                                   -----------       -------
            Total capitalization.................................   $  83,881      $
                                                                   -----------       -------
                                                                   -----------       -------

------------------------

(1)  Excludes      shares of Common Stock reserved for issuance under the
     Company's stock option and employee stock purchase plans, of which shares were subject to outstanding options as of June 30, 1998 at a
     weighted average exercise price of $        per share.

                                    DILUTION

    As of June 30, 1998, the Company's net deficit in tangible book value was
$        , or $  per share of Common Stock. Net deficit in tangible book value per share represents the amount of the Company's total tangible assets, less total liabilities and mandatorily redeemable cumulative preferred stock, divided by the number of shares of Common Stock outstanding. After giving effect to the
sale by the Company of      shares of Common Stock in the Offering at an assumed
initial public offering price of $ per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, the pro forma net tangible book value of the Company as of June 30,
1998 would have been approximately $        , or $  per share. This represents
an immediate increase in net tangible book value of $ per share to existing stockholders and an immediate dilution in net tangible book value of $ per share to new investors. The following table illustrates this per share dilution:

    Assumed initial public offering price per share.................             $
      Net deficit in tangible book value per share as of June 30,
        1998(1).....................................................  $
      Increase per share attributable to new investors..............
                                                                      ---------
    Pro forma net tangible book value per share after the
      Offering(1)...................................................
                                                                                 ---------
    Dilution per share to new investors(2)..........................             $
                                                                                 ---------
                                                                                 ---------

    The following table summarizes, on a pro forma basis as of June 30, 1998, the differences between the existing stockholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid
(based upon an assumed initial public offering price of $        per share):

                                     SHARES PURCHASED        TOTAL CONSIDERATION
                                  ----------------------  -------------------------  AVERAGE PRICE
                                   NUMBER      PERCENT      AMOUNT       PERCENT       PER SHARE
                                  ---------  -----------  ----------  -------------  -------------
    Existing stockholders(1)....                       %  $                      %     $
    New investors
                                  ---------       -----   ----------        -----
            Total...............                  100.0%  $                 100.0%
                                  ---------       -----   ----------        -----
                                  ---------       -----   ----------        -----

------------------------

(1) Excludes      shares of Common Stock reserved for issuance under the
    Company's stock option and employee stock purchase plans, of which   shares
    are subject to outstanding options at a weighted average exercise price of
    $        per share. To the extent that options are exercised, there could be further dilution to new investors.

(2) Dilution per share to new investors is determined by subtracting pro forma net tangible book value per share after the Offering from the assumed initial public offering price per share. Dilution per share to new investors
    will be $        if the Underwriters' over-allotment option is exercised in full.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following tables summarize certain selected financial data, which are qualified by and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Predecessor's and the Company's Financial Statements and the Notes thereto included elsewhere in this Prospectus. The following table sets forth selected financial data with respect to (a) Nova Factor (Predecessor) as of and for the fiscal years ended June 30, 1994 and 1995, and as of May 31, 1996 and for the period July 1, 1995 through May 31, 1996, and (b) the Company as of June 30, 1996 and for the period from inception (May 24, 1996) through June 30, 1996, and as of and for the fiscal years ended June 30, 1997 and 1998. The selected financial data of the Predecessor and the Company have been derived from the audited financial statements of the Predecessor and the Company. The information set forth below is not necessarily indicative of the results of future operations.

                                                                     PREDECESSOR(1)                       COMPANY(1)
                                                            ---------------------------------  ---------------------------------
                                                                                                 MAY 24,
                                                                                    JULY 1,       1996
                                                                YEARS ENDED          1995      (INCEPTION)  YEARS ENDED JUNE 30,
                                                                  JUNE 30,          THROUGH      THROUGH
                                                            --------------------    MAY 31,     JUNE 30,    --------------------
                                                              1994      1995(2)      1996         1996        1997       1998
                                                            ---------  ---------  -----------  -----------  ---------  ---------
STATEMENTS OF OPERATIONS DATA:
    Revenues:
        Net patient service revenue.......................  $   5,442  $  71,513   $  68,585    $   6,647   $ 106,143  $ 170,002
        Other revenue.....................................        756      6,710       6,346          597       8,049      9,806
        Equity in net income (loss) of joint ventures.....        126        646        (139)          49       1,017      1,150
                                                            ---------  ---------  -----------  -----------  ---------  ---------
            Total revenues................................      6,324     78,869      74,792        7,293     115,209    180,958
    Operating expenses:
        Cost of services..................................      4,016     68,273      65,867        6,450     101,081    154,046
        General and administrative........................        694      2,714       2,753          627       5,939     12,351
        Bad debts.........................................         74      1,322       1,860          251       2,977      3,165
        Depreciation and amortization.....................         11         76         104          126       1,599      2,528
        Corporate overhead allocation(3)..................        413      1,900       4,206           --          --         --
                                                            ---------  ---------  -----------  -----------  ---------  ---------
            Total operating expenses......................      5,208     74,285      74,790        7,454     111,596    172,090
                                                            ---------  ---------  -----------  -----------  ---------  ---------
    Operating income (loss)...............................      1,116      4,584           2         (161)      3,613      8,868
    Interest expense, net.................................         --        943         266          106         983      3,552
                                                            ---------  ---------  -----------  -----------  ---------  ---------
    Income (loss) before income taxes.....................      1,116      3,641        (264)        (267)      2,630      5,316
    Income tax expense (benefit)..........................        428      1,387         (72)         (29)      1,508      2,495
                                                            ---------  ---------  -----------  -----------  ---------  ---------
    Net income (loss).....................................  $     688  $   2,254   $    (192)        (238)      1,122      2,821
                                                            ---------  ---------  -----------
                                                            ---------  ---------  -----------
    Mandatorily redeemable cumulative preferred stock
      dividends...........................................                                           (170)     (2,043)    (2,043)
                                                                                               -----------  ---------  ---------
    Net income (loss) attributable to common
      stockholders........................................                                      $    (408)  $    (921) $     778
                                                                                               -----------  ---------  ---------
                                                                                               -----------  ---------  ---------
    Net income (loss) per share attributable to common
      stockholders--Diluted...............................                                      $           $          $
                                                                                               -----------  ---------  ---------
                                                                                               -----------  ---------  ---------
    Weighted average shares and dilutive equivalents
      outstanding.........................................

                                                      JUNE 30,                                 JUNE 30,
                                                --------------------    MAY 31,    ---------------------------------
                                                  1994       1995        1996         1996        1997       1998
                                                ---------  ---------  -----------  -----------  ---------  ---------
BALANCE SHEET DATA:
    Cash and cash equivalents.................  $     572  $     645   $   1,995    $   3,576   $   3,676  $   5,087
    Working capital...........................      1,234     13,523       1,148        1,384      16,894     23,377
    Total assets(4)...........................      4,135     44,808      27,538       72,366     116,917    118,990
    Long-term debt............................         --      4,000          --           --      35,195     36,418
    Mandatorily redeemable cumulative
      preferred stock.........................         --         --          --       25,706      27,749     29,792
    Stockholders' equity......................      1,476     11,315       3,327       14,913      16,393     17,671

------------------------------

(1) The Company was incorporated on May 24, 1996. On May 31, 1996, the Company acquired SHS, a holding company, and its wholly-owned subsidiary, Nova Factor (the "Predecessor"). Since the Company was newly formed at May 24, 1996, and because the Predecessor had been in existence for several years, the Company is considered the successor to the Predecessor's operations. The balance sheet data of the Predecessor represents the historical cost basis of the Predecessor's assets and liabilities prior to its acquisition by the Company. The acquisition of the Predecessor by the Company resulted in a new basis of accounting such that the Predecessor's assets and liabilities were recorded at their fair value in the Company's consolidated balance sheet upon consummation of the acquisition. Additionally, the Company acquired HHS on June 1, 1997. Accordingly, the Selected Financial Data are not strictly comparable for the periods presented. See Notes 1 and 3 of Notes to the Company's Consolidated Financial Statements.

(2) On July 1, 1994, the Predecessor was assigned contractual rights from a subsidiary of SHS relating to the distribution of certain drugs.

(3) The Predecessor has been allocated expenses for certain services provided by its parent, SHS, including cash management, tax reporting, risk management and executive management services. Charges for these services were based upon a general allocation methodology determined by SHS (used to allocate all corporate overhead expenses to SHS subsidiaries), and were not necessarily allocated based on specific identification of expenses. Management believes the allocation methodology is reasonable. See Note 6 of Notes to the Nova Factor, Inc. Financial Statements.

(4) In May 1996, the Predecessor settled various intercompany accounts with subsidiaries of SHS.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH "SELECTED FINANCIAL DATA" AND THE PREDECESSOR'S AND THE COMPANY'S FINANCIAL STATEMENTS AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE DISCUSSION IN THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED IN "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE HEREIN.

OVERVIEW

    Accredo provides specialized contract pharmacy and related services for the treatment of patients with certain costly, chronic diseases. The Company derives revenues primarily from the sale of biotechnology drugs to patients. Historically, the majority of the Company's revenues have been derived from products and services provided with respect to four diseases: Gaucher Disease, hemophilia, Multiple Sclerosis and growth hormone-related disorders. The products provided by the Company are purchased directly from biotechnology drug manufacturers pursuant to preferred relationship agreements in the case of Gaucher Disease, Multiple Sclerosis, and growth hormone-related disorders and purchase agreements in the case of hemophilia. Approximately 46%, 23% and 6% of Accredo's total revenues in fiscal 1998 were generated from sales and services provided with respect to Gaucher Disease, Multiple Sclerosis and growth hormone-related disorders, respectively, and which sales and services were (and will continue to be) dependent upon the Company's preferred relationships with Genzyme, Biogen and Genentech, respectively. Sales and services provided with respect to hemophilia represented approximately 23% of the Company's total revenues in 1998.

    The Company's preferred relationship agreements describe certain services to be provided by the Company, including contract pharmacy, information, clinical, reimbursement and customized delivery services. The agreements generally limit the Company's ability to supply competing drugs during (and in some cases for up to five years after) the term of the agreement, allow the manufacturer to distribute directly or through other parties, are generally short term and may be cancelled by either party, without cause, upon between 60 and 90 days prior notice. The agreements vary in level of exclusivity and scope of services provided. The Company typically purchases products at prices below the manufacturers' average wholesale sales prices, and the Company's resulting contribution margins vary for each product line. Pricing is customized to reflect specific services to be provided by Accredo and is subject to periodic adjustments to reflect changing market conditions.

    The Company recognizes revenue at the time the biotechnology drug is dispensed or when the contractual service has been performed. While the Company may experience some revenue changes from price fluctuations on its existing product lines, its revenue growth will depend principally on the introduction of new drugs and to a lesser extent on volume growth in existing drug lines. In May 1996, the Company entered into a preferred relationship with Biogen and initiated sales and services with respect to Avonex-Registered Trademark- for the treatment of Multiple Sclerosis. In August 1998, the Company entered into a preferred relationship with Centocor and will initiate sales and services with respect to Remicade-TM- for the treatment of Crohn's Disease. Although the introduction of new drugs is dependent on the regulatory approval process, management believes the pipeline of biotechnology drugs for which the Company's services may be utilized will continue to expand.

    In response to growing demand, the Company has expanded its existing relationships with biotechnology manufacturers through the development of new or complementary services that fit the specialized needs of the manufacturer and the patients they serve. For example, the Company recently implemented a referral triage service to provide a convenient single source for prescribing physicians and help manufacturers increase market penetration. These services have provided an additional source of revenue for the Company in fiscal 1998 and

1997, and management believes that the need for additional services will continue to expand and will constitute an increasing percentage of the Company's revenues in the future.

    In addition to new services, Accredo may also grow through strategic acquisitions and joint ventures. The acquisition of HHS in June 1997 enabled the Company to significantly increase its presence in the hemophilia market. Subsequent to the acquisition, the Company consolidated its existing hemophilia operations into HHS to take advantage of volume purchasing discounts, disease management systems and increased access to certain state Medicaid and managed care relationships.

    Accredo has four joint venture agreements with various medical centers (or their affiliates) in which the Company owns 50% or less of the venture. Many of the Company's patient populations have diseases that are discovered before or during adolescence and require on-going care from physician specialists, many of whom are based at pediatric, academic and other acute care medical centers. To date, these ventures have primarily derived revenues from the treatment of patients with hemophilia and growth hormone-related disorders. The Company and its joint venture partners share profits and losses in equal proportion to their respective equity ownership. The Company accounts for its interests in the net income or loss in these joint ventures under the equity method of accounting. The Company's equity interest in the net income of these joint ventures represented approximately 22% of the Company's income before income taxes for fiscal 1998. In addition to joint venture relationships, the Company has management agreements with four medical centers (or their affiliates) for the provision of specialized contract pharmacy services. The Company receives a management fee for these services which is classified as other revenue.

    Cost of services include drug acquisition costs, pharmacy and warehouse personnel costs, freight and other direct costs associated with the delivery of the products and costs of clinical services provided. General and administrative expenses include the personnel costs of the reimbursement, sales, marketing, administrative and support staffs as well as corporate overhead and other general expenses. Bad debts include the Company's provision for patient accounts receivable which prove to be uncollectable after routine collection efforts have been exhausted. The Company typically hires personnel and incurs legal, recruiting, marketing and other expenses in anticipation of the commercial launch of a new biotechnology drug. In certain instances, a portion of these expenses are reimbursed to the Company by the biotechnology drug manufacturer. The Company historically has not capitalized any of these start up expenses.

    Due to the increasing sensitivity to drug cost within governmental and private payors, the Company is continuously susceptible to reimbursement and operating margin pressures. In recent years, pharmacy benefit managers and other private payors have aggressively attempted to discount their reimbursement rates for the Company's products. While this aggressive discounting has resulted in some reduced margins for the Company's services, its preferred agreements with biotechnology manufacturers typically provide for terms which allow the Company to compensate for much of these discounts through negotiated adjustments in product acquisition cost. These relationships have allowed the Company to remain price competitive while maintaining relatively stable product margins in recent quarters.

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated, the percentages of total revenues represented by the respective financial items:

                                                         MAY 24, 1996
                                                          (INCEPTION)          YEARS ENDED JUNE 30,
                                                            THROUGH         --------------------------
                                                         JUNE 30, 1996         1997          1998
                                                     ---------------------  -----------  -------------
Revenues:
    Net patient service revenue....................             91.1%             92.1%         94.0%
    Other revenue..................................              8.2               7.0           5.4
    Equity in net income of joint ventures.........              0.7               0.9           0.6
                                                               -----             -----         -----
        Total revenues.............................            100.0             100.0         100.0
Operating expenses:
    Cost of services...............................             88.5              87.7          85.1
    General and administrative.....................              8.6               5.2           6.8
    Bad debts......................................              3.4               2.6           1.7
    Depreciation and amortization..................              1.7               1.4           1.4
                                                               -----             -----         -----
        Total operating expenses...................            102.2              96.9          95.0
                                                               -----             -----         -----
Operating income (loss)............................             (2.2)              3.1           5.0
Interest expense, net..............................              1.5               0.8           2.0
                                                               -----             -----         -----
Income (loss) before income taxes..................             (3.7)              2.3           3.0
Income tax expense (benefit).......................             (0.4)              1.3           1.4
                                                               -----             -----         -----
Net income (loss)..................................             (3.3%)             1.0%          1.6%
                                                               -----             -----         -----
                                                               -----             -----         -----

FISCAL YEAR ENDED JUNE 30, 1998 COMPARED TO FISCAL YEAR 1997

    REVENUES. Total revenues increased from $115.2 million to $181.0 million, or 57%, from fiscal 1997 to fiscal 1998. Approximately $25.1 million, or 38%, of this increase was attributed to increased sales volume of Avonex-Registered Trademark-, which was launched in May 1996. Approximately $30.0 million, or 46%, of the increase was attributed to the increased hemophilia revenue associated with the acquisition of HHS in June 1997 and increased patient volume. The remaining $10.7 million, or 16%, of the revenue increase was attributable primarily to growth in the Company's Ceredase-Registered Trademark- and Cerezyme-Registered Trademark- drug sales and associated service fees. The Company's equity in net income of joint ventures increased from approximately $1.0 million to approximately $1.2 million from fiscal 1997 to fiscal 1998.

    COST OF SERVICES. Cost of services increased from $101.1 million to $154.0 million, or 52%, from fiscal 1997 to fiscal 1998. This increase was attributable primarily to the expanded revenue volume of Avonex-Registered Trademark-, hemophilia clotting factor and Ceredase-Registered Trademark- and Cerezyme-Registered Trademark- along with personnel and other direct expenses associated with this growth. As a percentage of revenues, cost of services decreased from 87.7% to 85.1% from fiscal 1997 to fiscal 1998 primarily as a result of the increasing revenue growth in drugs with lower product acquisition costs as a percentage of revenue.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased from $5.9 million to $12.4 million, or 108%, from fiscal 1997 to fiscal 1998. Approximately $4.2 million, or 66%, of this increase was associated with the acquisition of HHS in June 1997. The remaining $2.3 million of this increase was primarily the result of increased salaries and benefits associated with the expansion of the Company's reimbursement, sales, marketing, administrative and support staffs in anticipation of revenue growth and new strategic sales and marketing efforts. As a percentage of revenues, general and administrative expenses increased from 5.2% to

6.8% from fiscal 1997 to fiscal 1998 primarily as a result of the acquisition of HHS which involves a more cost intensive service model than that of the Company's other drug therapies.

    BAD DEBTS. Bad debts increased from $3.0 million to $3.2 million from fiscal 1997 to fiscal 1998. As a percentage of revenue, bad debt expense decreased from 2.6% to 1.7% from fiscal 1997 to fiscal 1998 primarily as a result of the increased percentage of the Company's revenues being reimbursed by prescription benefit managers and other payors which reduces the Company's exposure to the uncollectability of patient co-payments.

    DEPRECIATION AND AMORTIZATION. Depreciation expense increased from $231,000 to $430,000 from fiscal 1997 to fiscal 1998. Of this increase, $94,000 was attributable to the assets acquired as a result of the acquisition of HHS in June 1997. The remaining increase is a result of approximately $992,000 of capital expenditures made in fiscal 1998 for the purchases of property and equipment associated with the Company's revenue growth and expansion of its leasehold facility improvements. Amortization expense increased from $1.4 million to $2.1 million from fiscal 1997 to fiscal 1998, primarily as a result of the acquisition of HHS, which resulted in approximately $24.4 million of goodwill and other intangible assets. Approximately $628,000 of the increase was attributable to the amortization of those intangibles.

    INTEREST EXPENSE, NET. Interest expense, net increased from $984,000 to $3.6 million, from fiscal 1997 to fiscal 1998 primarily as a result of the issuance of $27.5 million of long-term notes payable and $10.0 million of Senior Subordinated Notes payable issued as part of the acquisition of HHS in June 1997. The Company generated interest income of approximately $169,000 in fiscal 1998 and $100,000 in fiscal 1997 resulting from cash management programs which utilized the Company's increased short-term excess cash balances.

    INCOME TAX EXPENSE. The Company's effective tax rate decreased from 57.3% to 46.9% from fiscal 1997 to fiscal 1998 as a result of increased income before income taxes while nondeductible amortization expense remained constant. The difference between the recognized effective tax rate and the statutory tax rate is primarily attributed to approximately $1.3 million of nondeductible amortization expense and state income taxes.

PERIOD FROM INCEPTION (MAY 24, 1996) TO JUNE 30, 1996

    Accredo was formed on May 24, 1996, for the purpose of acquiring SHS and its wholly owned subsidiary Nova Factor, the Company's predecessor. This acquisition was completed on May 31, 1996. Because the financial statements for the period from inception (May 24, 1996) to June 30, 1996 reflect only one month of the Company's operations, a comparison of the Company's financial statements for that period to the Company's financial statements for fiscal year 1997 would not be meaningful.

PERIOD FROM JULY 1, 1995 THROUGH MAY 31, 1996 (PREDECESSOR) COMPARED TO FISCAL
  YEAR 1995 (PREDECESSOR)

    The results of operations for the period July 1, 1995 through May 31, 1996 (eleven-months) and for the fiscal year ended June 30, 1995 (fiscal year 1995) are reflective of the operations of Nova Factor, the Company's predecessor. Due primarily to the differences in the length of the reporting periods, the comparison of the operating results may not be meaningful. In addition, the results of operations for these periods may not be indicative of the results of operations had the Predecessor been operated on a stand alone basis.

    REVENUES. Total revenues were $74.8 million for the eleven-month period ended May 31, 1996, and were $78.9 million for fiscal year 1995.

    COST OF SERVICES. Cost of services were $65.9 million for the eleven-month period ended May 31, 1996, and were $68.3 million for fiscal year 1995.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $2.8 million for the eleven-month period ended May 31, 1996, and were $2.7 million for fiscal year 1995.

    BAD DEBTS. Bad debts were $1.9 million for the eleven-month period ended May 31, 1996, and were $1.3 million for fiscal year 1995.

    DEPRECIATION EXPENSE. Depreciation expense was $104,000 for the eleven-month period ended May 31, 1996, and was $76,000 for fiscal year 1995.

    CORPORATE OVERHEAD ALLOCATION. Corporate overhead allocation was $4.2 million for the eleven-month period ended May 31, 1996, and was $1.9 million for fiscal year 1995.

    INTEREST EXPENSE, NET. Interest expense, net was $266,000 for the eleven-month period ended May 31, 1996, and was $943,000 for fiscal year 1995.

    INCOME TAX EXPENSE. The effective tax rate used to record the tax benefit for the eleven-month period ended May 31, 1996 was approximately 27%, and was approximately 38% for fiscal year 1995.

LIQUIDITY AND CAPITAL RESOURCES

    As of June 30, 1998 and 1997, the Company had working capital of $23.4 million and $16.9 million, respectively. The increase in working capital at June 30, 1998, as compared to June 30, 1997, resulted principally from the increase in patient accounts receivable resulting from the Company's revenue growth. The Company's net cash provided by operating activities was approximately $1.9 million for the fiscal year ended June 30, 1998, which was due primarily to the timing of receivables, inventory purchases and payables resulting from the Company's continued growth. Net cash used in investing activities was $967,000 for the fiscal year ended June 30, 1998. Such cash was used primarily for the purchase of property and equipment.

    For the period from inception (May 24, 1996) through June 30, 1996, the Company used cash in the amount of approximately $37.7 million to purchase the outstanding stock of SHS. In fiscal year 1997, the Company used cash in the amount of approximately $29.7 million to purchase the outstanding stock of HHS. During fiscal 1997, the Company's cash distributions from its joint ventures in excess of its equity in the net income from these joint ventures was $378,000. During the fiscal year ended June 30, 1998, the Company received cash distributions from its joint ventures of approximately $1.2 million while its associated equity in the net income of these joint ventures increased approximately $1.2 million.

    For the period from inception (May 24, 1996) to June 30, 1996, the Company received $40.0 million from the issuance of common and preferred stock. For the fiscal year ended June 30, 1997, the Company received approximately $27.5 million from the issuance of long-term notes payable and $10.0 million from the issuance of the Senior Subordinated Notes which were used to refinance approximately $7.2 million of long-term debt and to fund the acquisition of HHS.
The Company issued         shares of Common Stock to the purchasers of the
Senior Subordinated Notes. During fiscal year 1998, the Company elected to issue additional Senior Subordinated Notes of approximately $1.0 million which represented the accrued interest on the Senior Subordinated Notes then
outstanding. The Company also received $500,004 from the sale of         shares
of Common Stock during 1998.

    Historically, the Company has funded its operations and continued internal growth through cash provided by operations. The Company anticipates its capital expenditures for the year ending June 30, 1999 will consist primarily of additional leasehold improvements and equipment for the continuing expansion of the Company's leasehold to accommodate personnel necessary to manage the Company's growth. Upon consummation of the Offering, the Company plans to retire a portion of its long-term senior debt, redeem all outstanding shares of Series A Preferred Stock and retire the Senior Subordinated Notes. In connection with the retirement of debt with the Offering proceeds, the Company will incur an extraordinary charge of approximately $2.1 million to its operations for early extinguishment of its debt.

    The Company's Credit Agreement consists of a $40.0 million revolving credit facility, which includes a subfacility for letters of credit. The Credit Agreement contains a $20.0 million sublimit for working capital loans and letters of credit and is subject to a borrowing base limit that is based on the Company's cash flow. All outstanding principal and interest on loans made under the Credit Agreement is due and payable on October 31, 1999. Interest on loans under the Credit Agreement accrues at a variable rate index, at the Company's option, based on the prime rate or LIBOR for one, two, three or six months (as selected by the Company), plus an applicable margin. The Company has entered into an interest rate swap agreement with NationsBank of Tennessee, N.A. to hedge against floating rate interest risk. The swap agreement relates to borrowings under the Credit Agreement of up to $15.0 million and expires on October 29, 1999. Accordingly, as of June 30, 1998, the effective interest rate on the first $15.0 million outstanding under the Credit Agreement was 8.15% per annum, and the effective interest rate on borrowings in excess of $15.0 million under the Credit Agreement was 7.625% per annum. The Company's obligations under the Credit Agreement are secured by a lien on substantially all of the assets of the Company, including a pledge of all of the common stock of each direct or indirect wholly owned subsidiary of the Company. Each wholly owned subsidiary has also guaranteed all of the obligations of the Company under the Credit Agreement, which guarantee obligations are secured by a lien on substantially all of the assets of each such subsidiary. See Note 5 of Notes to the Company's Consolidated Financial Statements.

    The Credit Agreement contains operating and financial covenants, including requirements to maintain a certain debt to equity ratio and certain leverage and debt service coverage ratios. In addition, the Credit Agreement includes customary affirmative and negative covenants, including covenants relating to transactions with affiliates, use of proceeds, restrictions on subsidiaries, limitations on indebtedness, limitations on liens, limitations on capital expenditures, limitations on certain mergers, acquisitions and sales of assets, limitations on investments, prohibitions on payment of dividends and stock repurchases, and limitations on certain debt payments (including payment of subordinated indebtedness) and other distributions. The Credit Agreement also contains customary events of default, including certain events relating to changes in control of the Company.

    While the Company anticipates its cash from operations, along with the short term use of the Credit Agreement and the net proceeds to be received from the Offering, will be sufficient to meet its internal operating requirements and growth plans for at least the next 12 months, the Company expects that additional funds may be required in the future to successfully continue its growth beyond that 12-month period or in the event that the Company grows more than expected within such period. The Company may be required to raise additional funds through sales of equity or debt securities or seek additional financing from financial institutions. There can be no assurance, however, that financing will be available on terms that are favorable to the Company or, if obtained, will be sufficient for the Company's needs.

SELECTED QUARTERLY FINANCIAL RESULTS

    The following table presents selected unaudited quarterly statements of operations items, and the percentages of total revenues represented by those respective items, for each of the eight quarters beginning July 1, 1996 and ending June 30, 1998. This information has been prepared on the same basis as the audited financial statements appearing elsewhere in this Prospectus, and includes all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the information when read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                  THREE MONTHS ENDED
                               -----------------------------------------------------------------------------------------
                                SEPT. 30,    DEC. 31,     MAR. 31,     JUNE 30,     SEPT. 30,    DEC. 31,     MAR. 31,
                                  1996         1996         1997        1997(1)       1997         1997         1998
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------

                                                                   ($ IN THOUSANDS)
STATEMENT OF OPERATIONS
DATA:........................
    Total revenues...........   $  24,543    $  27,659    $  28,538    $  34,468    $  40,886    $  44,701    $  44,813
    Operating income.........         663          817          859        1,274        1,892        2,051        2,246
    Income before income
      taxes..................         452          642          686          849        1,000        1,162        1,325
    Net income...............         153          276          299          395          492          570          698

AS A PERCENTAGE OF TOTAL REVENUES:
    Total revenues...........       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%
    Operating income.........         2.7          3.0          3.0          3.7          4.6          4.6          5.0
    Income before income
    taxes....................         1.8          2.3          2.4          2.5          2.4          2.6          3.0
    Net income...............         0.6          1.0          1.0          1.1          1.2          1.3          1.6


                                JUNE 30,
                                  1998
                               -----------

STATEMENT OF OPERATIONS
DATA:........................
    Total revenues...........   $  50,559
    Operating income.........       2,680
    Income before income
      taxes..................       1,830
    Net income...............       1,061
AS A PERCENTAGE OF TOTAL REVE
    Total revenues...........       100.0%
    Operating income.........         5.3
    Income before income
    taxes....................         3.6
    Net income...............         2.1

------------------------------

(1) On June 1, 1997, the Company acquired all of the stock of HHS.

QUARTERLY FLUCTUATIONS AND SEASONALITY

    The Company's results of operations historically have fluctuated on a quarterly basis and can be expected to continue to be subject to quarterly fluctuations. In particular, the Company typically increases its operating expenses in anticipation of the launch of a new drug, and if the new drug does not generate the levels of sales during the periods anticipated by management, the Company's results in that and future quarters could be adversely affected. Quarterly results can also fluctuate as a result of the timing of periodic adjustments to prices and other terms with the Company's drug suppliers, the accuracy of estimates of resources required for ongoing programs, the timing and integration of acquisitions, changes in regulations related to biotechnology companies, physician prescribing patterns, and general economic conditions, none of which can be adequately predicted by the Company. Quarterly operating results also fluctuate as a result of the annual renewal (on a calendar year basis) of deductible and co-payment requirements, thereby affecting patient ordering patterns in a manner that creates a seasonal reduction in revenue from existing drug programs for the Company's third fiscal quarter ending March 31. The Company believes that quarterly comparisons of its financial results may not necessarily be meaningful and should not be relied upon as an indication of future performance. In addition, fluctuations in quarterly results could affect the market price of the Common Stock in a manner unrelated to the longer term operating performance of the Company.

THE YEAR 2000 ISSUE

    INTRODUCTION. The term "year 2000 issue" is a general term used to describe the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other machinery as the year 2000 is approached and reached. These problems arise from hardware and software unable to distinguish dates in the "2000's" from dates in the "1900's" and from other sources such as the use of special codes and conventions in software that make use of a date field.

    THE COMPANY'S STATE OF READINESS. The Company's efforts in addressing the year 2000 issue are focused in the following three areas: (i) implementing procedures to determine whether the Company's software systems and hardware platforms are year 2000 compliant; (ii) communicating with suppliers and third party payors to determine whether there will be any interruption in their systems that could affect the Company's ability to receive timely shipments of inventory or payment for services as a result of the year 2000 issue; and (iii) evaluating and making necessary modifications to other systems that contain imbedded chips, such as phone systems, which process dates and date sensitive material.

    The Company is in the process of obtaining written verification from vendors to the effect that the Company's software applications and hardware platforms acquired from such vendors will correctly manipulate dates and date-related data as the year 2000 is approached and reached. By March 31, 1999, the Company expects to have completed upgrades on its pharmacy management systems, including its billing and accounts receivable systems, in order to address the year 2000 issue. Nevertheless, there can be no assurance that the software applications and hardware platforms on which the Company's business relies will correctly manipulate dates and date-related data as the year 2000 is approached and reached. Such failures could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's business relies heavily upon its ability to obtain pharmaceuticals from a limited number of biotechnology manufactures and from its ability to obtain reimbursement from third party payors, including Medicare and Medicaid. The Company is in the process of obtaining written verification from each of its suppliers, and certain significant third party payors, to determine whether there will be any interruption in the provision of pharmaceuticals or receipt of payment resulting from the year 2000 issue. The Company expects to complete this process by March 31, 1999. At this time HCFA has testified to a committee of the U.S. House of Representatives that it is far behind in remedying year 2000 problems. The failure of HCFA or any of the Company's other significant third party payors to remedy year 2000 related problems could result in a delay in the Company's receipt of payments for services which could have a material adverse impact on the Company's business, financial condition and results of operations. Furthermore, a delay in receiving pharmaceuticals from certain key biotechnology manufacturers could hinder the Company's ability to provide services to its customers which could have a material adverse impact on the Company's business, financial condition and results of operations.

    The Company is aware that certain of its systems, such as phone systems, facsimile machines, heating and air conditioning, security systems and other non-data processing oriented systems may include imbedded chips which process dates and date sensitive material. These imbedded chips are both difficult to identify in all instances and difficult to repair; often, total replacement of the chips is necessary. The Company intends to perform an evaluation of its systems to determine whether the Company needs to repair or replace any chips to avoid year 2000 problems. Failure of the Company to identify or remediate any embedded chips (either on an individual or an aggregate basis) on which significant business operations depend, such as phone systems, could have a material adverse impact on the Company's business, financial condition and results of operations.

    COSTS TO ADDRESS THE COMPANY'S YEAR 2000 ISSUES. Based on current information, the Company has budgeted $100,000 for the cost of repairing, updating or replacing software and equipment. Because additional funds may be required as a result of future findings, the Company is not currently able to estimate the final aggregate cost of addressing the year 2000 issue. The Company expects to fund the costs of addressing the year 2000 issue from cash flows resulting from operations and does not expect such costs to have a material effect on the financial condition of the Company or its results of operations.

    RISKS PRESENTED BY YEAR 2000 ISSUES. The Company is still in the process of evaluating potential disruptions or complications that might result from year 2000 related problems. However, at this time the Company has not identified any specific business functions that will suffer material disruption as a result of year 2000 related events. It is possible, however, that the Company may identify business functions in the future that are specifically at risk of year 2000 disruption. The absence of any such determination at this point represents only the Company's current status of evaluating potential year 2000 related problems and facts presently known to the Company, and should not be construed to mean that there is no risk of year 2000 related disruption. Moreover, due to the unique and pervasive nature of the year 2000 issue, it is impracticable to anticipate each of the wide variety of year 2000 events, particularly outside of the Company, that might arise in a worst case scenario which might have a material adverse impact on the Company's business, financial condition and results of operations.

    THE COMPANY'S CONTINGENCY PLANS. The Company intends to develop contingency plans for significant business risks that might result from year 2000 related events. Since the Company has not identified any specific business function that will be materially at risk of significant year 2000 related disruptions, and because a full assessment of the Company's risk from potential year 2000 failures is still in process, the Company has not yet developed detailed contingency plans specific to year 2000 problems. Development of these contingency plans is currently scheduled to occur before March 31, 1999 and as otherwise appropriate.

IMPACT OF INFLATION

    Changes in prices charged by the biotechnology drug manufacturers for the drugs dispensed by the Company, along with increasing labor costs, freight and supply costs and other overhead expenses, affects the Company's cost of services and general and administrative expenses. Historically, the Company has been able to pass all, or a portion, of the effect of such increases to the biotechnology drug manufacturers pursuant to negotiated adjustments made under its preferred distribution agreements. As a result, changes due to inflation have not had significant adverse effects on the Company's operations.

                                    BUSINESS

OVERVIEW

    Accredo provides specialized contract pharmacy and related services beneficial to patients with certain costly, chronic diseases. Because of the unique needs of these patients, biotechnology drug manufacturers have recognized the benefits of customized treatment programs to facilitate alternate site drug administration, ensure compliance with treatment regimens, provide reimbursement assistance and capture valuable clinical and patient demographic information. The Company addresses the needs of the manufacturers by providing specialized services that facilitate product launch and patient acceptance, including timely drug utilization and patient compliance information, patient education and monitoring, reimbursement expertise and overnight drug delivery. The Company believes that its ability to accelerate market penetration and increase revenues for new biotechnology drugs makes it the partner of choice for drug manufacturers as evidenced by its preferred relationships with Genzyme, Biogen, Genentech and Centocor.

    The Company has designed its specialty services to focus primarily on biotechnology drugs that: (i) are used on a recurring basis to treat chronic and potentially life threatening diseases; (ii) are expensive, with an annual therapy cost as high as $200,000 per patient; (iii) are administered through injection; and (iv) require temperature control or other specialized handling as part of their distribution process. Currently, the Company provides services that address the needs of patients with the following diseases: Gaucher Disease, a hereditary liver enzyme deficiency; hemophilia, a hereditary bleeding disorder; Multiple Sclerosis, a debilitating disease of the central nervous system; and growth hormone-related disorders. In addition, the Company has recently entered into an agreement with Centocor to provide its services to patients with Crohn's Disease, a chronic inflammatory disease affecting the gastrointestinal tract. These diseases generally require life-long therapy, except for growth hormone-related disorders which typically require treatment for six to ten years.

INDUSTRY BACKGROUND

    The pace of drug discovery has accelerated in recent years due to significant advances in disciplines such as molecular biology, genomics and high-throughput screening. As a result, opportunities to develop therapies for previously unmet needs are greater than ever before. Biotechnology products represent the most expensive and rapidly growing part of the new drug pipeline, with an estimated 240 new biotechnology products in late stage clinical trials as of mid-1998. Unlike many traditional drugs, these products often possess specific characteristics which make utilization and compliance increasingly difficult. They are often composed of unstable proteins which must be taken by injection and require timely, temperature maintained distribution, dosage monitoring, and controlled inventory management. In addition, expert reimbursement management is crucial as a result of the high cost and significant support services associated with these products.

    As a result of increasing competitive pressure to introduce new drugs to market quickly and the unpredictability of the approval and launch process for new drugs, many drug manufacturers have sought to preserve often limited internal resources by outsourcing various stages of product development. This has included discovery research by outsourcing genomics and screening functions and clinical development through the utilization of contract research organizations (CROs) and site management organizations (SMOs). This trend has also extended beyond development to product commercialization and launch through the outsourcing of manufacturing, sales and marketing, product detailing, pharmacy and distribution services and patient support programs.

    When addressing chronic diseases, the challenges facing biotechnology drug manufacturers are often heightened by small patient populations, increased difficulties in ensuring patient compliance and persistence with treatment programs, the need to realize a return on investment prior to the expiration of any patent or orphan drug status exclusivity and the onset of significant competition. In addition, many traditional distribution channels including wholesalers, hospitals, pharmacies and pharmacy benefit managers do not want to maintain an inventory of expensive biotechnology products and lack the specialized knowledge often needed to manage chronic disease patients. The Company believes that it is well positioned to take advantage of a large drug development pipeline and is at the forefront of an increasing trend toward specialized outsourcing by the biotechnology drug industry.

ACCREDO STRATEGY

    Accredo's objective is to be the leading provider of specialized contract pharmacy and related services. Key elements of the Company's strategy include:

    EXPAND NUMBER OF CHRONIC DISEASES SERVED. The Company closely monitors biotechnology drugs in development and seeks to increase the number of chronic diseases for which it provides its services by developing new relationships with additional manufacturers and leveraging its existing relationships to include new drugs and new FDA indications for existing drugs. For example, the Company has recently established a new preferred relationship with Centocor in which the Company will provide its specialized services with respect to Remicade-TM- for use in treating patients with Crohn's Disease.

    LEVERAGE EXPERTISE TO EXPAND SERVICE OFFERINGS. The Company continually seeks to develop new or complementary services that meet the specialized needs of biotechnology drug manufacturers and the patients who use their products. The Company believes that it is uniquely positioned to identify these needs and develop customized solutions through its close relationships with leading drug manufacturers. For example, the Company recently implemented a referral triage service to provide a convenient single source for prescribing physicians and help manufacturers increase market penetration. The Company believes that biotechnology drug manufacturers will increasingly recognize the benefits of outsourcing product development, launch and specialized pharmacy services as the biotechnology market matures and competition increases.

    ESTABLISH ADDITIONAL RELATIONSHIPS WITH MEDICAL CENTERS. The Company intends to pursue additional strategic relationships with medical centers through joint ventures and management contracts. Many of the Company's patient populations have diseases that are discovered before or during adolescence and require on-going care from physician specialists, who are often based at pediatric, academic or other acute care medical centers. By establishing strategic relationships with these centers, the Company believes it can obtain access to a large number of patients and introduce them to the Company's specialized services during the initial stages of their treatment program.

    INCREASE NUMBER OF PAYOR CONTRACTS. The Company intends to pursue contracts with additional payors, including managed care companies and employers, in order to access and provide services to a greater number of patients. Because most third party payor beneficiaries are restricted to using pharmacy providers included in their plan's panel of providers, the Company is eligible to receive reimbursement only for services provided to patients who are enrolled in plans with which the Company maintains provider contracts. The Company maintains a dedicated team of sales and marketing personnel that work exclusively on pursuing additional payor relationships and has a variety of payor education programs aimed at increasing awareness of the Company's specialized services among private payors.

    PURSUE ACQUISITIONS OF SIMILAR OR COMPLEMENTARY BUSINESSES. The Company intends to pursue acquisitions that offer attractive growth opportunities and that involve businesses that are similar to or that complement the Company's present operations. For example, in June 1997 the Company significantly expanded the scope of its hemophilia operations with the acquisition of HHS in Nashville, Tennessee.

SERVICES

    The Company believes that its specialized services make it the partner of choice for manufacturers of biotechnology drugs used in treating certain costly, chronic diseases and the provider of choice for patients with these diseases. These services include specialized contract pharmacy, clinical, reimbursement and delivery services.

    CONTRACT PHARMACY SERVICES. The Company offers customized services to biotechnology drug manufacturers designed to meet specific needs that arise at various stages in the life cycles of their products. During the pre-launch stage of product development, the Company provides consulting services related to strategic pricing decisions and the impact those decisions may have on private insurance and Medicaid and Medicare reimbursement policies. The Company also offers analyses and information to assist manufacturers in evaluating payor mix and pricing strategies for their new drugs. The Company will test a manufacturer's packaging to assess maintenance of product temperatures and to determine whether the packaging system will maintain product integrity during normal shipping conditions. In addition, the Company offers advice on ancillary injection and infusion supplies and assists in procuring supplies and customized packaging for infusion supply kits. The Company provides clinical protocols that assist nurses and caregivers in learning how to safely and effectively administer a drug, including aseptic techniques, supplies needed and infusion time required. The Company also has extensive experience with patient assistance programs for uninsured or underinsured patients and offers consulting services that assist manufacturers in determining appropriate admission criteria for such programs.

    Following product launch, the Company offers: (i) clinical hotlines that allow the physician or patient caregiver to inquire about product usage, adverse drug reactions and other clinical questions; (ii) reimbursement hotlines for patients and health care professionals; (iii) support for manufacturers' patient assistance programs for patients without the financial ability to otherwise acquire needed drugs and services; (iv) replacement drug and supply programs that replenish patients' inventory of products or supplies that become damaged;
(v) home care coordination programs that provide patient assistance in training, the identification of home care providers and the transfer of clinical information to all caregivers; and (vi) triage services that refer patients to the appropriate provider based on the patients' insurance provider network. Results of the Company's interaction with patients are coded and tracked to compile valuable information, including side effects, drug interactions, administration problems, supply issues, changes to new products, and reasons for therapy discontinuation and non-compliance. The Company will also report on adverse drug reactions, log the occurrence, and complete an initial preliminary report of the occurrence to assist manufacturers in completing adverse event reports in a timely manner. The Company can also create a wide variety of additional reports that can be custom tailored to meet specific manufacturers' needs. Examples of reports include sales by physician, sales by zip code, sales trending, first time patient orders, Medicaid and Medicare sales, inventory status and reasons for patient discontinuations. Due to the nature of the data it collects, the Company has established procedures designed to ensure compliance with laws regarding confidentiality of patient information.

    CLINICAL SERVICES. At the initiation of service, the Company works with the patient and the patient's physician to implement the prescribed plan of care. Each patient is assigned to a team consisting of a pharmacist, a customer service representative and a reimbursement specialist. Generally, each patient's team members specialize only in that patient's disease and work only with payors and providers in that patient's geographic region. In order to assist patients with their complicated treatment program, the Company provides clinical consultation and education regarding the patient's disease and treatment program, helps patients set realistic expectations for their drug therapy, helps coordinate backup care in the event of an acute episode, provides current information on advances in technology and treatment regimens, coordinates medication during travel and helps patients establish an inventory management and record keeping system. Due to their limited stability, the drugs currently handled by the Company are not mixed or reconstituted prior to shipment. Accordingly, the Company does not mix or reconstitute any pharmaceuticals. This makes the Company's patient education services particularly important for patients just beginning drug therapy because they generally must learn to reconstitute and administer products themselves. The Company maintains frequent communication with patients to monitor and encourage compliance with the prescribed plan of care and persistence in staying on therapy for the entire course of treatment. The Company also helps patients understand their medication and manage the potential side effects and adverse reactions that can occur so that patients are less likely to discontinue therapy. In addition, the Company assists patients and their families in coping with a variety of difficult social and emotional challenges presented by their disease, participates in national, state and local patient advocacy organizations, assists in the formation of patient support groups, advocates legislation to advance specific patient interests and publishes newsletters containing information relevant to its patients.

    REIMBURSEMENT SERVICES. By focusing on specific chronic diseases, the Company has developed significant expertise in managing reimbursement issues related to the patient's condition and treatment program. Due to the long duration and high cost of therapy generally required to treat chronic disorders, the availability of adequate health insurance is a continual concern for chronically ill patients and their families. Generally, the Company contacts the payor prior to each shipment to determine the patient's health plan coverage and the portion of costs that the payor will reimburse. The Company's reimbursement specialists review such issues as pre-certification or other prior approval requirements, lifetime limits, pre-existing condition clauses and the availability of special state programs. By identifying coverage limitations as part of its initial consultation, the Company can assist the patient in planning for alternate coverage, if necessary. From time to time, the Company negotiates with payors to facilitate or expand coverage for the chronic diseases served by the Company. In addition, the Company accepts assignment of benefits from numerous payors, which substantially eliminates the claims submission process for many patients.

    DELIVERY SERVICES. The Company provides timely delivery of drugs and ancillary supplies directly to the patient in packaging specially designed to maintain appropriate temperatures and which typically contains all of the supplies required for reconstitution and administration in the patient's home or in other alternate sites. Substantially all products are shipped from the Company's two primary pharmacy locations in Memphis and Nashville, Tennessee. The Company also maintains satellite pharmacy locations in Dallas-Ft. Worth, Texas and Birmingham, Alabama. The Company ships its products via FedEx and believes that its proximity to FedEx's principal "hub" location in Memphis provides the Company with a competitive advantage in meeting the time-sensitive needs of its patients.

DISEASE MARKETS AND MANUFACTURER RELATIONSHIPS

    Generally, as part of the Company's preferred relationships, the biotechnology drug manufacturers: (i) undertake promotional and marketing efforts to generate prescriptions for their products, including direct marketing to physicians and clinics, and then recommend the Company's services; (ii) provide customized pricing that reflects the scope of services provided by the Company; and (iii) review and adjust pricing periodically based on fluctuating market conditions and changes in desired services. Currently, the Company provides its specialty services with respect to the following diseases:

    GAUCHER DISEASE. Type I Gaucher Disease is the most common form of Gaucher Disease, affecting about 90% of all Gaucher patients. Type I Gaucher Disease is a seriously debilitating, sometimes fatal, genetic disorder caused by a deficiency of an important enzyme in the body called glucocerebrosidase ("GCR"). This deficiency results in the accumulation of the glucocerebroside lipid in the cells of organs in the body. The disease is characterized by an enlarged liver or spleen, anemia, bleeding problems, fatigue, bone and joint pain and other orthopedic complications such as repeated fractures and bone erosion. Genzyme's Ceredase-Registered Trademark- and Cerezyme-Registered Trademark- products are the only FDA approved products used for treating Gaucher Disease.

    The Company (including former affiliates) has had a preferred relationship with Genzyme relating to Ceredase-Registered Trademark- since its commercial launch in 1994 and relating to Cerezyme-Registered Trademark- since its commercial launch in 1994. Ceredase-Registered Trademark- is a modified form of human GCR in which glycoprotein remodeling technology has been used to target GCR to the cells where the lipid accumulation occurs.
Cerezyme-Registered Trademark- is a recombinant form of GCR which has been remodeled in a similar manner. Ceredase-Registered Trademark- and Cerezyme-Registered Trademark- are generally administered by intravenous infusion. Dosing frequencies vary, but a typical dosing regimen involves administration once every two weeks. The annual revenue to the Company during its 1998 fiscal year from patients receiving this therapy was predominantly within the range of $150,000 to $200,000 per patient depending on a patient's weight, stage in the therapy cycle and severity of condition. As part of its preferred relationship with Genzyme, the Company and Genzyme have entered into two agreements (the "Genzyme Agreements"), pursuant to which the Company dispenses Ceredase-Registered Trademark- and Cerezyme-Registered Trademark- in the United States and pursuant to which the Company provides various information and other services to Genzyme. The pricing of Ceredase-Registered Trademark- and Cerezyme-Registered Trademark- under the Genzyme Agreements, as well as the scope and pricing of services provided by the Company under such agreements, are subject to periodic adjustment. The Genzyme Agreements automatically renew on an annual basis unless either party provides 90 days prior notice of non-renewal, and are terminable by either party for any reason with 60 days prior notice. In addition, the Genzyme Agreements provide that during the term of the agreements and for a period of five years after termination, the Company may not sell any prescription drug for the treatment of Gaucher Disease other than Ceredase-Registered Trademark- and Cerezyme-Registered Trademark-. The Company does not have exclusive rights to sell Ceredase-Registered Trademark- or Cerezyme-Registered Trademark-, and Genzyme has reserved the right under the Genzyme Agreements to sell these products directly or to appoint other distributors of these products.

    HEMOPHILIA. Hemophilia is an inherited, genetic, lifelong bleeding disorder caused by the absence or inactivity of an essential blood clotting protein or "factor." Two major disease categories exist, hemophilia A, or Factor VIII deficiency, and hemophilia B, or Factor IX deficiency. Hemophilia occurs almost exclusively in males and severe cases are often diagnosed at birth or early childhood. It is estimated that there are approximately 17,000 people with hemophilia in the United States, and presently there is no known cure. Individuals with hemophilia are susceptible to bleeding episodes which can occur spontaneously or as a result of physical activity or trauma. While small surface cuts can usually be treated with a pressure bandage, the most frequent complication of hemophilia is internal bleeding into muscles and joints which can cause arthritis and debilitating orthopedic problems. More serious complications include internal bleeding in the head, neck, spinal cord or internal organs which can cause death.

    Hemophilia is generally treated by infusing anti-hemophilic factor concentrates intravenously when the symptoms of a bleed are detected. Products are dispensed as freeze-dried factor concentrates which are reconstituted with sterile water prior to use and dosage is determined by the patient's weight. This therapy is generally administered by the patient or his or her family members, without the assistance of a nurse, in response to bleeding episodes. Approximately 60% of the persons with hemophilia in the United States have a severe form of the disorder as measured by the level of factor naturally present in the body. In general, the more severe the factor deficiency, the more frequently the bleeding episodes may occur. On average, someone with severe hemophilia will need to infuse factor weekly. In many individuals with severe hemophilia, factor therapy is administered prophylactically to maintain high enough circulating factor levels to minimize the risk of bleeding. The annual revenue to the Company during its 1998 fiscal year from patients receiving this therapy generally ranged from $50,000 to $100,000 per patient depending on a patient's weight, severity of condition and the presence of complications such as inhibitors.

    Today, with proper treatment, people with hemophilia can live relatively long and healthy lives. However, in the recent past, many patients contracted hepatitis or human immunodeficiency virus ("HIV") as a result of contaminated plasma derivative therapies they received prior to the mid-1980's. Since then, manufacturers of plasma-derived products have used advanced screening procedures and viral inactivation methods. While such procedures and methods have significantly reduced, if not eliminated, the risk of transmission of hepatitis and HIV in current plasma-derived factor products, it is estimated that approximately one-half of the hemophilia population who received anti-hemophilic factor prior to the mid-1980's was exposed to HIV and is at risk of developing acquired immune deficiency syndrome ("AIDS"). The Company offers medications used in treating AIDS as a convenience to its hemophilia patients that have contracted the HIV virus. In the early 1990's, recombinant clotting factor, a biotechnological alternative to plasma-derived factor, was introduced and to date has proved to be as effective as the plasma-derived products with virtually no risk of viral transmission. Current utilization reflects increased use of recombinant and monoclonal products by physicians because of the advantages of increased purity. Issues related to the development of inhibitors, or antibodies to the infused factor products, may influence future utilization of these products.

    As one of the largest purchasers of clotting factor in the United States, the Company has supply contracts with all major suppliers of factor in order to maintain availability of adequate quantities of factor products and competitive pricing. There are currently six major suppliers of FDA approved products used for treating hemophilia. The Company purchases Kogenate-Registered Trademark-from Bayer Corporation and Recombinate-Registered Trademark- from Baxter Healthcare Corporation in the largest quantities, but no supplier is responsible for a majority of the Company's hemophilia product purchases. In addition, the Company purchases factor products from Alpha Therapeutic Corporation, Centeon LLC, Genetics Institute, Inc. and the American Red Cross.

    MULTIPLE SCLEROSIS. Multiple Sclerosis is a debilitating neurological disease of the central nervous system that is characterized by episodic symptoms followed by fixed neurologic deficits, increasing disability and physical decline over a period of 30 to 40 years. The disease is believed to be caused by the destruction of myelin sheaths by the body's own immune system. Myelin is the fatty tissue that surrounds and protects the nerve fibers of the central nervous system and facilitates the flow of nerve impulses to and from the brain. The loss of myelin disrupts the conduction of nerve impulses, producing the symptoms of Multiple Sclerosis including vision loss, incontinence, short-term memory loss, fatigue, slurred speech, poor coordination, loss of balance, depression and partial or complete paralysis. It is estimated that Multiple Sclerosis affects between 250,000 and 350,000 people in the United States, approximately two-thirds of whom are women. Ninety-five percent of the patients are caucasian and the disease is more prevalent in the northern latitudes with the highest rates in the Midwest and Northeast areas of the United States. The geography risk for Multiple Sclerosis appears to be associated with where an individual lived their first fifteen years of life. Disease onset typically occurs in young adults between the ages of 20 and 40. Of the patients diagnosed with Multiple Sclerosis in the United States, about 90% of patients initially have relapsing Multiple Sclerosis and about half of those patients go on to develop a progressive form of the disease. About 10% of patients exhibit a progressive form of the disease at onset. There are currently three FDA approved products used for treating relapsing Multiple Sclerosis: Avonex-Registered Trademark-, which is manufactured by Biogen; Betaseron-Registered Trademark-, which is manufactured by Chiron Corporation; and Copaxone-Registered Trademark-, which is manufactured by Teva Pharmaceutical Industries Limited. Biogen's Avonex-Registered Trademark- product is the only FDA approved product shown to slow the accumulation of disability in patients with relapsing forms of Multiple Sclerosis and, as a result, Avonex-Registered Trademark- is used by a majority of such patients in the United States currently on drug therapy. The annual revenue to the Company during its 1998 fiscal year from patients receiving this therapy generally ranged from $10,000 to $11,000 per patient.

    The Company has had a preferred relationship with Biogen relating to Avonex-Registered Trademark- since its commercial launch in 1996. Avonex-Registered Trademark-, is a recombinant form of a protein produced by fibroblast cells in response to viral infection. Avonex-Registered Trademark- is generally administered via a single intramuscular injection once per week. As part of its preferred relationship with Biogen, the Company and Biogen have entered into an agreement (the "Biogen Agreement"), pursuant to which the Company dispenses Avonex-Registered Trademark- and pursuant to which the Company provides various services and information to Biogen. The scope of services provided by the Company to Biogen has increased over the course of the Company's relationship with the manufacturer as the Company has worked with Biogen to further develop customized service offerings. The pricing of Avonex-Registered Trademark- under the Biogen Agreement, as well as the scope and pricing of services provided by the Company under such agreement, are subject to periodic adjustment. The Biogen Agreement has an initial term of three years ending May 1999 and is terminable by either party for any reason with 90 days prior notice. In addition, the Biogen Agreement provides that as long as the Company is the only preferred home delivery service provider approved by Biogen (other than providers to Medicaid patients in certain states), the Company may not without Biogen's approval sell any products that compete with Avonex-Registered Trademark- for the treatment of Multiple Sclerosis. The Company does not have any exclusive rights to sell Avonex-Registered Trademark-, and Biogen has reserved the right under the Biogen Agreement to sell Avonex-Registered Trademark- directly or to appoint other providers of home delivery pharmacy services for Avonex-Registered Trademark-, but such action would eliminate the Company's exclusivity obligations.

    GROWTH HORMONE-RELATED DISORDERS. While growth delay in children may be caused by a number of factors, including malnutrition, systemic illness, psychosocial stress or endocrine deficiency, a major treatable cause of growth delay is growth hormone deficiency. Growth hormone deficiency may result from damage to or malfunction of the hypothalamus or pituitary gland. Growth hormone has been used in a variety of conditions associated with short stature, including growth retardation due to renal insufficiency and Turner's syndrome, but the major indication for growth hormone therapy is growth hormone deficiency. It is estimated that there are approximately 20,000 patients in the United States who are candidates for growth hormone therapy. The use of growth hormone to treat disorders caused by growth hormone deficiency has been commercially available since 1985 and, therefore, the market for growth hormone products is relatively mature. The annual revenue to the Company during its 1998 fiscal year from patients receiving this therapy generally ranged from $15,000 to $25,000 per patient depending on a patient's weight and severity of condition. Currently, five manufacturers sell nine FDA-approved growth hormone products for a variety of indications. However, a majority of patients currently being treated with growth hormone products use one of Genentech's growth hormone products, Protropin-Registered Trademark-, Nutropin-Registered Trademark- or Nutropin AQ-Registered Trademark-.

    The Company has purchasing relationships with all five manufacturers of growth hormone products used in the United States, including a preferred relationship with Genentech that dates back (through former affiliates of the Company) to the launch of Genentech's original growth hormone product, Protropin-Registered Trademark-, in 1985. Growth hormone products are administered by injection several times per week, and in some cases daily. Typically, patients or family members are trained to administer the medication at home without the presence of a nurse. As part of its preferred relationship with Genentech, the Company and Genentech have entered into a distribution agreement (the "Genentech Agreement"), pursuant to which the Company dispenses Genentech's human growth hormone products, Protropin-Registered Trademark-, Nutropin-Registered Trademark- and Nutropin AQ-Registered Trademark-, in the United States and pursuant to which the Company provides various information and other services to Genentech. The pricing of Protropin-Registered Trademark-, Nutropin-Registered Trademark- and Nutropin AQ-Registered Trademark- under the Genentech Agreement, as well as the scope and pricing of the services provided by the Company under such agreement, are subject to periodic adjustment. The Genentech Agreement has an initial term expiring on December 31, 1999, unless extended by mutual agreement, and may only be terminated by either party for cause following a 60-day right to cure or in the event of bankruptcy, insolvency or similar events affecting the other party. In addition, the Genentech Agreement provides that during the term of the agreement, the Company can (subject to certain conditions) sell human growth hormone products other than Protropin-Registered Trademark-, Nutropin-Registered Trademark- and Nutropin AQ-Registered Trademark-. The Company does not have any exclusive rights to distribute Protropin-Registered Trademark-, Nutropin-Registered Trademark- and Nutropin AQ-Registered Trademark-.

    CROHN'S DISEASE. Crohn's Disease is a chronic and debilitating disorder involving inflammation of the gastrointestinal tract. Symptoms include abdominal pain, diarrhea, fever, general fatigue and weight loss. Some patients develop draining fistulae. Remicade-TM-, a drug developed by Centocor, has recently been approved by the FDA for commercialization for the treatment of moderately to severely active Crohn's Disease for the reduction of its signs and symptoms in patients who have an inadequate response to conventional therapy. It has also been approved as a treatment for patients with fistulizing Crohn's Disease for reduction in the number of draining fistulae. It is believed that Remicade-TM-reduces intestinal inflammation in patients with Crohn's Disease by binding to and neutralizing TNF-A on the cell membrane and in the blood and by destroying TNF-A producing cells. TNF-A is a key biologic response mediator implicated in the inflammation process.

    Crohn's Disease is estimated to affect approximately 400,000 patients in the United States, of which as many as 140,000 patients have moderate to severe Crohn's Disease. Of those with moderate to severe Crohn's Disease, more than 40,000 suffer from fistulizing disease.

    The Company has recently established a preferred relationship with Centocor relating to Remicade.-TM- Under an agreement between the Company and Centocor (the "Centocor Agreement"), the Company will dispense Remicade-TM- and will provide various information and other services to Centocor. The pricing of Remicade-TM- under the Centocor Agreement, as well as the scope and pricing of the services provided by the Company under such agreement, are subject to periodic adjustment. The Centocor Agreement also contemplates extending the Company's relationship with Centocor to an additional indication for Remicade-TM- if the additional indication receives all required approvals. This additional indication is currently in Phase III clinical trials. The Centocor Agreement has an initial term of three years ending August 2001, with a renewal provision, and it is terminable by either party for any reason with 90 days prior notice. In addition, the Centocor Agreement provides that during the term of the agreement and for a period of 90 days after termination of the agreement, the Company may not sell any other company's treatment for inflammatory bowel disease or any other indication for which the FDA has approved the use of Remicade-TM-. The Company does not have any exclusive rights to sell Remicade-TM-, and Centocor has reserved the right under the Centocor Agreement to sell Remicade-TM- directly or to appoint distributors or other providers of pharmacy services for Remicade-TM-. Centocor's decision to appoint other providers of pharmacy services would eliminate the Company's exclusivity obligations.

BUSINESS DEVELOPMENT

    The Company has 23 full time sales and marketing personnel who sell the Company's therapies and services to physicians, patients and private payors. The Company also creates special direct marketing programs to potential referral sources who specialize in care and support of patients with chronic disorders. The Company's sales and support personnel also work closely with each of the referral sources with the goal of addressing the clinical and reimbursement needs of their patients. The Company assists in clinical studies, professional training seminars, distribution of patient support material, development of patient support groups, and other programs designed to assist patients, payors, manufacturers and physicians in enhancing the quality of care and quality of life for patients and their families.

    The Company continually seeks to obtain contracts with additional payors, including managed care companies and employers, in order to access and provide services for a greater number of patients. Because most third party payor beneficiaries are restricted to using pharmacy providers included in their payor's provider panel, the Company is eligible to receive reimbursement only for services provided to patients covered by payors with whom the Company maintains provider contracts. The Company maintains a dedicated team of sales and marketing personnel that work exclusively on pursuing additional payor relationships and has a variety of payor education programs aimed at increasing awareness of the Company's specialized services among private payors.

    In addition, the Company has a full time director of business development whose responsibilities include tracking biotechnology drugs in development, determining whether these drugs meet the Company's service criteria and are a strategic fit for the Company, introducing the Company's services to the manufacturers of these drugs and assisting in the development of customized services for these manufacturers. There were an estimated 240 biotechnology drugs in late stage development as of mid-1998. The Company targets biotechnology drug manufacturers that have a need to outsource specialized contract pharmacy and related services to an experienced provider of such services rather than develop the capabilities internally.

SUPPLIERS

    Substantially all of the biotechnology drugs sold by the Company, other than clotting factor products, are available only from single sources: Genzyme, with respect to Ceredase-Registered Trademark- and Cerezyme-Registered Trademark-; Biogen, with respect to Avonex-Registered Trademark-; Genentech, with respect to Protropin-Registered Trademark-, Nutropin-Registered Trademark- and Nutropin AQ-Registered Trademark-; and Centocor, with respect to Remicade-TM-. Although there are four other manufacturers of FDA approved growth hormone products, Genentech's products collectively enjoy a market share that exceeds the aggregate of all other individual manufacturers of growth hormone products. Accordingly, in the event that one or more of its current suppliers of products (other than hemophilia products) were to cease selling products to the Company, the Company's business, financial condition and results of operations would be materially and adversely affected. Approximately 14% and 23% of the Company's total revenues in the fiscal years ended June 30, 1997 and 1998, respectively, were derived from sales of Avonex-Registered Trademark- and related services. In addition, approximately 64% and 46% of the Company's total revenues in the fiscal years ended June 30, 1997 and 1998, respectively, were derived from sales of Ceredase-Registered Trademark- and Cerezyme-Registered Trademark- and related services. The Company has supply contracts with all five major suppliers of clotting factor in the United States, and no supplier is responsible for a majority of the Company's hemophilia product purchases.

    The Company's agreements with its key suppliers (including Genzyme, Biogen, Genentech and Centocor) generally may be canceled by either party, without cause, upon between 60 and 90 days prior notice. Furthermore, the Company and its suppliers periodically adjust the acquisition cost and other terms for the drugs and related supplies covered by such contracts. In addition, the Company's agreements with its suppliers generally provide that during the term of the agreements (and in certain instances for as much as five years after termination of the agreements), the Company may not distribute any competing products. The Company does not have any exclusive rights to distribute its products, and its suppliers have generally reserved the right under their agreements with the Company to distribute their products directly or to appoint other distributors of their products. See "Risk Factors--Dependence on Relationships with Limited Number of Biotechnology Drug Manufacturers" and "Business--Disease Markets and Manufacturer Relationships."

STRATEGIC RELATIONSHIPS WITH MEDICAL CENTERS

    Many of the patients served by the Company have diseases that are discovered before or during adolescence and require on-going care from specialist physicians, who are often based at pediatric, academic or other acute care medical centers. In order for the Company to obtain access to additional patients and introduce them to the Company's specialized services during the initial stages of their treatment program, the Company seeks to establish strategic relationships, including joint ventures and management contracts, with such medical centers.

    The Company currently has joint ventures with four medical centers (or their affiliates): Zale Lipshy
University Hospital located in Dallas, Texas; Alternative Care Systems, Inc. located in Dallas, Texas; Cook Childrens Medical Center located in Ft. Worth, Texas; and Children's Memorial Hospital located in Chicago, Illinois. In the typical joint venture arrangement, the Company and a medical center (or its affiliate) form a joint venture entity that then enters into a management agreement with the Company to obtain specialized contract pharmacy services. Under the terms of the joint venture agreement, the Company manages the sales, marketing and provision of specialty pharmacy services in exchange for a monthly management fee and the reimbursement of certain expenses. Generally, the Company and the medical center share in the profits and losses of the joint venture entity in proportion to their respective capital contributions. The agreements generally have initial terms of between one and five years and contain certain restrictive covenants and rights of first refusal.

    In addition to joint venture relationships, the Company has entered into management agreements with medical centers (or their affiliates) to provide specialized contract pharmacy services. The Company currently has contract management relationships with four medical centers (or their affiliates):
Egleston Children's Hospital at Emory University located in Atlanta, Georgia; duPont Hospital for Children located in Wilmington, Delaware; Children's National Medical Center located in Washington D.C.; and Childrens Hospital of Los Angeles located in Los Angeles, California. Pursuant to these management agreements, the Company provides goods and services used in the medical center's specialized pharmacy business, including drugs and related supplies, patient education, clinical consultation and certain reimbursement services. While the payment terms under such management agreements vary, the Company is generally reimbursed for its costs and is paid a monthly management fee from the sale of those products and services. These agreements usually have terms of between one and five years and are terminable by either party, with or without cause, with between one and twelve months prior notice. See "Risk Factors--Dependence on Medical Center Relationships."

PAYORS

    The following are the approximate percentages of the Company's gross patient service revenue attributable to various payor categories for the fiscal year ended June 30, 1998:

Private payors (including self pay)(1)................................         80%
Medicaid and other state programs.....................................         17%
Medicare and other federal programs...................................          3%
                                                                               --
    Total.............................................................        100%
                                                                               --
                                                                               --

------------------------------

(1) Includes sales to private physician practices, whose ultimate payor is typically Medicare, which accounted for approximately 7% of gross patient service revenue for fiscal 1998.

    The Company typically agrees to furnish drugs and services to substantially all patients recommended to the Company by its referral sources. The Company believes this approach is important to maintain the confidence, support, and loyalty of referral sources. The Company acts on behalf of the patients it serves to assist them in obtaining reimbursement from third-party payors, including managed care companies. Generally, the Company contacts third-party payors before the commencement of services or delivery of product in order to determine the patient's coverage and the percentage of costs that the payor will cover. The Company's reimbursement staff reviews issues such as lifetime limits, pre-existing condition clauses, the availability of special state programs, and other reimbursement-related matters. The Company often will negotiate with third-party payors on the patient's behalf to obtain or extend coverage. The Company typically obtains assignment of benefits from patients that enable it to file claims for its services and be paid directly for the covered amounts of its charges. Due to the high cost of the products distributed by the Company and the complexity of payor systems, claims often cannot be submitted electronically, which increases labor costs associated with obtaining reimbursement. As with most health care providers, the Company can experience lengthly collection periods as a result of third party payment systems and, consequently, management of accounts receivable through patient registration, billing, collection and reinbursement procedures is critical to the Company.

    The primary trend in the United States health care industry is toward cost containment. The increasing prevalence of managed care, centralized purchasing decisions, consolidation among and integration of health care providers and competition for patients has and continues to affect pricing, purchasing and usage patterns in health care. Decisions regarding the use of a particular drug treatment are increasingly influenced by large private payors, including managed care organizations, pharmacy benefit managers, group purchasing organizations, regional integrated delivery systems and similar organizations and are becoming more economically focused, with decisions taking into account product cost and whether a product reduces the cost of treatment. Efforts by payors to eliminate, contain or reduce costs through coverage exclusions, lower reimbursement rates, greater claims scrutiny, closed provider panels, restrictions on required formularies, claim delays or denials and other similar measures could adversely affect the Company's revenues, profitability and cash flow. Certain payors set lifetime limits on the amount reimbursable to patients for medical costs. Certain of the Company's patients may reach these limits because of the high cost of their medical treatment and associated pharmaceutical regimens. To date, the Company has not had significant experience with patients reaching lifetime limits. Certain payors may attempt to further control costs by selecting certain firms to be their exclusive providers of pharmaceutical or other medical product benefits. If any such arrangements were with the Company's competitors, the Company would be unable to be reimbursed for purchases made by such patients.

    The Company derives a significant portion of its revenue from governmental programs such as Medicare and Medicaid. Such programs are highly regulated and subject to frequent and substantial changes and cost containment measures. In recent years, changes in these programs have limited and reduced reimbursement to providers and Congress recently enacted the Balanced Budget Act of 1997 (which establishes a plan to balance the federal budget by fiscal year 2002) that includes significant additional reductions in spending levels for these programs. This legislation also replaced and relaxed the federal Medicaid payment standard thereby increasing state discretion over administration of Medicaid programs. Furthermore, federal and state proposals are pending that would impose further limitations on governmental payments and that would increase patient co-payments and deductibles. Additionally, a number of states are considering legislation designed to reduce their Medicaid expenditures and provide universal coverage and additional care for certain populations, including proposals to impose additional taxes on providers to help finance or expand such programs. Any of these changes could result in significant reductions in payment levels for drugs handled and services provided by the Company, which would have a material adverse affect on the Company's business, financial condition and results of operations. In addition, the Company may be required to maintain a licensed pharmacy in certain states in order to qualify for reimbursement under state administered reimbursement plans. See "Risk Factors--Dependence on Payors and Reimbursement Risks."

    Certain of the medical centers with which the Company has a joint venture or management relationship have hemophilia treatment centers ("HTC") that are eligible to purchase factor from manufacturers at a discount pursuant to a provision of the Public Health Service Act as enacted by the Veteran's Health Care Act of 1992 ("PHS Pricing"). Manufacturers that sell outpatient drugs to eligible entities sign an agreement with DHHS under which they agree to not charge a price for covered outpatient drugs in excess of a statutorily set amount. The Company does not directly own or operate an HTC that is eligible for PHS Pricing, which may place it at a competitive disadvantage as a provider of factor, except in the limited circumstances where its affiliated medical centers are eligible for PHS Pricing. Under DHHS contract pharmacy guidelines, an eligible HTC may obtain factor at PHS Pricing, and dispense it to patients of the HTC through a contract pharmacy. However, eligible centers which fail to comply with the contract pharmacy guidelines, or divert PHS Pricing factor to non-patients of the HTC in violation of DHHS guidelines, may incur civil penalties, or liability to drug manufacturers for the amount of discount provided.

COMPETITION

    The specialty pharmacy services industry is highly competitive and is experiencing both horizontal and vertical consolidation. The industry is fragmented, with many public and private companies focusing on different product or customer niches. Some of the Company's current and potential competitors include specialty pharmacy divisions of national wholesale drug distributors; specialty pharmacy distributors, such as Caremark Therapeutic Services (a subsidiary of MedPartners, Inc.) and Olsten Corporation; pharmacy benefit management companies; hospital-based pharmacies; retail pharmacies; home infusion therapy companies; certain manufacturers that sell their products both to distributors and directly to users, including clinics and physician offices; and hospital-based comprehensive hemophilia care centers and other alternate site health care providers. Some of the Company's competitors have greater financial, technical, marketing and managerial resources than the Company.

    While competition is often based primarily on price and quality of care and service, it can also be affected by the ability to develop and maintain relationships with patients and referral sources, depth of product line, technical support systems, specific patient requirements and reputation. There can be no assurance that competitive pressures will not have a material adverse effect on the Company's business, financial condition and results of operations.

    Through federal legislation such as the Social Security Act, as amended, the Veterans Health Care Act of 1992, and the Public Health Services Act, and the rules and regulations thereunder, manufacturers of certain types of outpatient drugs, including clotting factor, are required to provide price discounts for such drugs to various types of federally funded hemophilia treatment centers, which is a competitive advantage to such providers not available to the Company.

COMPLIANCE PROGRAM

    The Company adopted a new corporate compliance program, entitled "Code of Ethics and Business Conduct," in February 1998 (the "Compliance Program"). Upon accepting a job with the Company, employees receive a written copy of the Compliance Program and are asked to read the document prior to their first day of employment. A training session is conducted during new employee orientation and all employees are required to sign a written acknowledgment that he or she has read and understands the Compliance Program and will adhere to the standards set forth therein. The Company has a corporate compliance officer and a compliance committee with representation from each operating subsidiary. The compliance officer is responsible for administering the program, which includes training, internal audits and reviews, and responding to reported issues with the assistance of the compliance committee. Employees are encouraged to ask questions or reveal potential compliance issues to either their supervisor or their compliance committee member or via a toll free hotline number. These calls can be made anonymously, if so desired. Employees also receive corporate compliance training twice a year with respect to potential compliance issues. Issues that are reported to the committee will normally be handled at the committee level unless the compliance officer believes that the Company's Board of Directors should be involved. At least once a year, the corporate compliance officer will meet with or submit a written report to the Company's Board of Directors. While there is not a standing compliance committee of the Board of Directors, an outside director, Kenneth R. Masterson, has been designated as a liaison from whom the compliance officer may seek advice.

GOVERNMENT REGULATION

    The conduct of marketing, selling and purchasing drugs and medical supplies by and among manufacturers, distributors, health care providers and patients is extensively regulated and periodically scrutinized by state and federal governments for compliance with laws and regulations regarding, among other things, inducements for referrals, prohibited financial relationships with physicians, joint venture and management arrangements, product discounts, incentives to patients and professional licensure. This regulatory framework is complex and the laws are very broad in scope, subject to differing interpretations and lack substantive court decisions addressing many arrangements under which the Company has and expects to conduct its business. Because civil and criminal sanctions may be imposed for violations of these laws, compliance is a significant operational requirement for the Company. Because of the nature of this regulatory framework, there can be no assurance that all of the Company's business practices would be construed to comply with these laws in all respects, and any violation or alleged violation of these laws could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company is unable to predict the future course of federal, state and local regulation, legislation or enforcement, and changes in this complex regulatory framework or in the interpretation of these laws, rules and regulations could have a material adverse effect on the Company's business, financial condition and results of operations.

    LICENSURE AND REGISTRATION. In general, the Company's pharmacy operations are regulated by the statutes and regulations of Tennessee, where it is licensed as a retail pharmacy and wholesale distributor of pharmaceuticals, as well as the states of of Alabama, and Texas, where it operates satellite retail pharmacies. In addition, the Company currently delivers prescription products from its licensed pharmacies to patients in other states in which the Company does not operate a pharmacy. Many of these states have laws or regulations requiring out-of-state pharmacies to be licensed as a condition to the delivery of prescription products to patients in such states. The Company believes that it is in substantial compliance with such laws as are applicable.

    Various federal and state pharmacy associations and some boards of pharmacy have attempted to promote laws or regulations directed at restricting the activities of out-of-state pharmacies, thereby benefiting local pharmacies with which the Company competes from time to time. In addition, a number of states have laws or regulations which, if successfully enforced, would effectively limit some of the financial incentives available to third-party payors that offer managed care prescription drug programs. To the extent such laws or regulations are found to be applicable to the Company, there is no assurance the Company could comply, and noncompliance could adversely affect the Company's pharmacy service operations.

    The federal and state controlled substances laws and regulations govern manufacturers, distributors and dispensers of controlled substances. Any person who manufactures, distributes, or dispenses controlled substances must obtain a registration from the United States Attorney General and, where required, from the appropriate state agency. A separate registration is required at each principal place of business where the applicant manufactures, distributes, or dispenses controlled substances. The laws and regulations also specify label and packaging requirements for manufacturers and distributors and record-keeping and reporting requirements for all registrants. Although the Company maintains federal and applicable state regulations under these laws, it handles small amount of inventory that are subject to controlled substances laws.

    PROFESSIONAL PRACTICE. State laws prohibit the practice of pharmacy without a license. Accordingly, the Company's pharmacists are all licensed in Tennessee, and other states where required. The Company monitors the professional aspects of their practice. However, to the extent that the Company's employees assist patients and providers in helping patients comply with prescribed treatment programs, such activities could be deemed by a state to be the practice of medicine, nursing, or outside the scope of permitted pharmacy practice.

    PHARMACY COUNSELING LAW. Federal support of state Medicaid programs for covered outpatient drugs is conditioned on the state having a drug use review ("DUR") program. The DUR program must consist of prospective drug review, retrospective drug use review, the application of predetermined standards, and an educational program. The purpose of the DUR program is to improve the quality of pharmaceutical care by ensuring that prescriptions are appropriate and medically necessary, and that they are not likely to result in adverse medical effects. As part of the program, the state must develop standards containing the minimum specified requirements for the counseling by pharmacists of patients or their caregivers. The standards must address special situations where the patient or the patient's representative is not readily available to receive an offer to counsel, such as prescriptions delivered through the mail. The Company believes that its pharmacists monitor these requirements and provide the requisite counseling in the ordinary course of their activities.

    FEDERAL MAIL ORDER. In addition to state regulations of pharmacies and pharmacists, federal statutes and regulations establish standards for the labeling, packaging, repackaging, advertising and adulteration of prescription drugs and the dispensing of "controlled" substances and prescription drugs. To the extent that the Company were to use the federal postal service, Federal Trade Commission and United States Postal Service regulations require mail order sellers to engage in truthful advertising, to stock a reasonable supply of drugs, to fill mail orders within thirty days and, if that is impossible, to inform the consumer of his or her right to a refund. The Company believes that it is in substantial compliance with the above requirements.

    THE PRESCRIPTION DRUG MARKETING ACT. The federal Prescription Drug Marketing Act ("PDMA") provides that certain drugs and devices, generally those requiring a prescription by a physician, are exempted from the federal labeling and packing requirements, upon the condition that such drugs are not adulterated or misbranded. The PMDA also generally prohibits the selling, purchasing, or trading of any drug sample, which is not intended to be sold or intended to promote the sale of the drug. The PMDA imposes certain documentation and record keeping requirements, as well as proper drug storage and maintenance requirements, in connection with the distribution of drug samples. In those instances where the PMDA applies to drugs or services provided by the Company, the Company believes that it complies with the PMDA through its ordinary course of documentation, record keeping and storage procedures.

    ANTI-KICKBACK AND SELF-REFERRAL. As a health care company, the Company is subject to various federal laws that regulate the relationship between providers of health care services and referral sources such as physicians and hospitals. Under the Medicare, Medicaid and other programs of government payment and reimbursement of health-related costs, the federal and state governments enforce a federal statute that prohibits the offer, payment, solicitation or receipt of any remuneration, directly or indirectly, overtly or covertly, in cash or in kind to induce or in exchange for (i) the referral of patients covered by the programs, or (ii) the leasing, purchasing, ordering or arranging for or recommending the lease, purchase or order of any item, good, facility or service covered by the programs (the "Anti-Kickback Law"). Penalties include criminal fines, civil monetary penalties, and imprisonment, and the exclusion of anyone, including an individual or an entity who has committed any of the prohibited acts, from participation in the Medicare and Medicaid programs whether such individual or entity participates in such governmental programs directly or indirectly. If applied to the Company, any of its personnel, or any significant customer or business partner of the Company, such sanctions could have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, the sanctioning or exclusion of a manufacturer or a recipient of the Company's services from those programs, for activities unrelated to those of the Company, could also have a material adverse effect on the Company's business, financial condition and results of operations.

    In addition, numerous states have existing or proposed laws that prohibit financial arrangements among health care providers. These state laws are not necessarily limited to items or services for which payment is made by Medicare or Medicaid. Violations of these laws include civil and criminal penalties, as well as the suspension or termination of a provider's ability to continue to provide services in the state. Federal and state court decisions interpreting these federal and state statutes are limited, but some courts have construed the statutes to apply if "one purpose" of remuneration is to induce referrals or other conduct within the proscriptions of the statute.

    In an effort to curb health care fraud, Congress included several anti-fraud measures in the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"). HIPAA, among other things, amends existing crimes and criminal penalties for Medicare fraud and enacts new federal health care fraud crimes. HIPAA also expands the federal Anti-Kickback Law to apply to all federal health care programs, which is any plan or program that provides health benefits through insurance funded by the federal government. Under HIPAA, the Secretary of the Department of Health and Human Services ("the Secretary") may exclude from the Medicare program any individual who has a direct or indirect ownership or control interest in a health care entity that has been convicted of a health care fraud crime or that has been excluded from the Medicare program, if the individual knew or should have known of the action constituting the basis for the conviction or exclusion of the entity. HIPAA directs the Secretary to establish a program to collect information on health care fraud and abuse to encourage individuals to report information concerning fraud and abuse against the Medicare program and provides for payment of a portion of amounts collected to such individuals. HIPAA mandates the establishment of a Fraud and Abuse Program, among other programs, to control fraud and abuse with respect to health plans and to conduct investigations, audits, evaluations, and inspections relating to the delivery of and payment for health care in the United States.

    HIPAA prohibits any person or entity from knowingly and willfully committing a federal health care offense relating to a health care benefit program. Under HIPAA, a "health care benefit program" broadly includes "any public or private plan or contract, affecting commerce, under which any medical benefit, item, or service is provided to any individual." Among the "federal health care offenses" prohibited by HIPAA are health care fraud and making false statements relative to health care matters. Any person or entity that knowingly and willfully defrauds or attempts to defraud a health care benefit program or obtains by means of false or fraudulent pretenses, representations, or promises, any of the money or property of any health care benefit program in connection with the delivery of health care services is subject to a fine and/or imprisonment. In addition, HIPAA provides that any person or entity that knowingly and willfully falsifies or conceals or covers up a material fact or makes any materially false or fraudulent statements in connection with the delivery of or payment of health care services by a health care benefit plan is subject to a fine and/or imprisonment. These provisions of HIPAA represent the criminalization of situations which previously would have been handled civilly through the administrative processes of repayments of overpayments, offsets, and fines.

    The Anti-Kickback Law and similar state statutes are broad in scope, subject to frequent modification and differing interpretations. In an attempt to clarify which arrangements are not subject to prosecution under the Anti-Kickback Law, the Department of Health and Human Services ("DHHS") adopted a set of "safe harbor" regulations and continues to publish clarifications to such safe harbors. Arrangements that comply with all the requirements of all applicable safe harbors are deemed not to violate the Anti-Kickback Law. The Company has several business arrangements such as, without limitation, joint venture and management arrangements with medical centers, service arrangements with physicians and product pricing arrangements with suppliers, do not satisfy all of the requirements necessary to fall within the safe harbors, and there is not safe harbor protection for each and every Company arrangement. Due to the breadth and complexity of these laws and regulations, and the absence in many instances of court decisions addressing arrangements by which the Company has conducted and expects to conduct its business, it is possible that some of the Company's practices could be challenged. Although failure of a transaction or arrangement to fit within a specific safe harbor provision does not necessarily mean that the structure of the transaction is illegal or that prosecution under the Anti-Kickback Law will be pursued, there can be no assurance that the Company's practices will not be challenged, or that the Company will not be subject to sanctions or be required to alter or discontinue certain of its practices, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

    OIG FRAUD ALERTS. The Office of Inspector General ("OIG") has issued "Fraud Alerts" identifying certain arrangements and practices which it believes may implicate the federal fraud and abuse laws. The OIG has issued a Fraud Alert providing its views on certain joint venture and contractual arrangements between health care providers. The OIG has issued a Fraud Alert concerning prescription drug marketing practices that could potentially violate federal fraud and abuse laws. Pharmaceutical marketing activities may implicate the federal fraud and abuse laws because drugs are often paid for by Medicare and the Medicaid program. According to the

Fraud Alert, examples of practices that may implicate the fraud and abuse laws include arrangements under which remuneration is made to pharmacists to recommend the use of a particular pharmaceutical product. In addition, a number of states have recently undertaken enforcement actions against pharmaceutical manufacturers involving pharmaceutical marketing programs, including programs containing incentives for pharmacists to dispense one particular product rather than another. These enforcement actions arise under state consumer protection laws which generally prohibit false advertising, deceptive trade practices and the like. Further, a number of the states involved in these enforcement actions have requested that the FDA exercise greater regulatory oversight in the area of pharmaceutical promotional activities by pharmacists. It is not possible to determine whether the FDA will act in this regard or what effect, if any, FDA involvement would have on the Company's operations.

    THE STARK LAW. The Company and any physician (or the physician's immediate family members) with whom the Company may have business dealings are also subject to the Ethics in Patient Referrals Act of 1989, commonly called the "Stark Law." Unless excepted, the Stark Law prohibits physicians from making a referral for the rendering of certain health-related items or services if such practitioner or his or her family member has a financial relationship with the entity receiving the referral. Correspondingly, such entity cannot bill for a service or item provided pursuant to a prohibited referral. The prohibitions of the Stark Law apply to the products and services provided by the Company. Among other sanctions, a civil monetary penalty may be levied for each product or service provided pursuant to a prohibited referral upon both the person making the referral and the provider rendering the service. Such persons or entities are also subject to exclusion from Medicare and Medicaid. The prohibitions of the Stark Law apply to the Company's products and services. Due to the breadth and complexity of the Stark Law and the absence of court decisions construing such law, it is possible that some of the Company's practices could be challenged and there can be no assurance that the Company will not be subject to sanctions or be required to alter or discontinue certain of its practices, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

    BENEFICIARY INDUCEMENT. HIPAA created new civil monetary penalties for individuals and entities that offer remuneration or other inducements to the beneficiaries of federal health care programs, such as Medicare, Medicaid and CHAMPUS, which the provider knows or should know will influence the beneficiaries' decision to seek specific governmentally reimbursable items or services or to choose a particular provider to provide those items or medical services. HIPAA provides an exception to this prohibition by excluding items provided to promote the delivery of preventive care. Under the statutory exemption, it would not be considered impermissible remuneration for a provider to give certain types of incentives to a beneficiary to encourage the beneficiary to receive preventive care. The statutory exception would apply where "such care is provided or directly supervised by the medical provider that has provided the incentive."

    The OIG has issued proposed regulations concerning the HIPAA prohibition against inducements to beneficiaries (the "Proposed Regulations"). In contrast to the statute, the OIG has taken the position that the statutory exception for incentives to promote preventive care does not include the "direct rendering of preventive medical care." The Preamble of the Proposed Regulations provides examples of the type of preventive care incentives the OIG would consider permissible under this statutory exemption: (i) transportation to and from preventive care services; (ii) car seats, formula and other items for those participating in prenatal or postnatal classes; (iii) tee shirts, videos and water bottles for those participating in post-cardiac care fitness programs. The OIG has indicated that items and services related to general health promotion such as health club memberships, vitamins, nutritional supplements and the like would not be permissible incentives under the statutory exception. The OIG has also stated that permissible incentives would not include cash or cash equivalents. As the OIG noted in the Preamble, the committee report on these provisions had stated that the provision of items and services of nominal value was permissible, offering as examples, "refreshments, medical literature, complimentary local transportation services, or participation in free health fairs." The OIG has interpreted this statement restrictively to mean that the aggregate value of such services is nominal and that the provision of even nominally priced incentives on a frequent basis would be impermissible. The Company from time to time provides certain items at no charge to its patients in connection with their drug therapies. Although the

Company believes these items fall within the scope of the statutory preventive care exception, or are otherwise of nominal value, there can be no assurance regarding the scope of any final regulations, or that the Company will not be challenged on its practices and suffer applicable sanctions or be required to alter or discontinue its "no charge" practices, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

    THE FALSE CLAIMS ACT. The Company is also subject to federal and state laws, including the federal False Claim Act, prohibiting an individual or entity from knowingly and willfully presenting claims for payment (by Medicare, Medicaid, or other third party payors) that contain false or fraudulent information. These laws also provide for both criminal and civil penalties. Furthermore, providers found to have submitted claims which they knew or should have known were false, fraudulent, or for items or services that were not provided as claimed, may be excluded from Medicare and Medicaid participation, required to repay previously collected amounts, and subject to substantial civil monetary penalties.

    GOVERNMENT INVESTIGATIONS. There is increasing scrutiny by law enforcement authorities, the OIG, the courts, and Congress of arrangements between health care providers and potential referral sources to ensure that the arrangements are not designed as a mechanism to exchange remuneration for patient care referrals and opportunities. Investigators have demonstrated a willingness to look behind the formalities of a business transaction to determine the underlying purpose of payments between health care providers and potential referral sources. Enforcement actions have increased, as evidenced by recent highly publicized enforcement investigations. Although, to its knowledge, the Company is not currently the subject of any investigation, there can be no assurance that the Company will not be the subject of investigations or inquiries in the future nor that any such investigation would not have a material adverse effect on the Company's business, financial condition and results of operations.

    In addition to investigations and enforcement actions initiated by governmental agencies, health care companies may also be the subject of qui tam actions brought under the False Claims Act by private individuals on behalf of the government. Furthermore, actions under the False Claims Act, commonly known as "whistleblower" lawsuits are generally filed under seal to allow the government adequate time to investigate and determine whether it will intervene in the action, and defendant health care providers are often without knowledge of such actions until the government has completed its investigation and the seal is lifted.

    CONFIDENTIALITY. Various federal and state laws establish minimum standards for the maintenance of medical records and protect the confidentiality of patient medical information. In the course of its business, the Company maintains medical records for each patient to whom it dispenses drugs. As a result, it is subject to one or more of these medical record and patient confidentiality laws. In addition, the Company may become subject to new rules recently mandated by the HIPAA, and proposed by the Health Care Financing Administration ("HCFA") to ensure the integrity and confidentiality of patient data by creating mandatory security standards for entities which maintain or transmit health information electronically. Unauthorized disclosure of confidential patient information, or other failure to comply with any applicable laws and regulations regarding the maintenance of patient records and the confidentiality of medical information, could have a material adverse effect on the Company's business, financial condition and results of operation.

    BALANCED BUDGET ACT. Each state has its own Medicaid program that is funded jointly by the state and Federal government. Federal law governs how each state manages its Medicaid program, but there is wide latitude for states to customize Medicaid programs to fit the needs and resources to their citizens. As a result, each state Medicaid plan has its own payment formula and recipient eligibility criteria. In recent years, changes in Medicare and Medicaid programs have resulted in limitations on, and reduced levels of, payment and reimbursement for a substantial portion of health care goods and services. Congress recently enacted the Balanced Budget Act of 1997, which establishes a plan to balance the federal budget by fiscal year 2002, and includes significant additional reductions in spending levels for the Medicare and Medicaid programs.

    The Medicare, Medicaid, CHAMPUS and other governmental programs are subject to statutory and regulatory changes, administrative rulings, interpretations and determinations, requirements for utilization review and new governmental funding restrictions, all of which may materially increase or decrease program payments as well a affect the cost of providing services and the timing of payments. The final determination of amounts earned under the programs often requires many years, because of audits by the program representatives, providers' rights of appeal and the application of numerous technical provisions. The Company believes adequate provision has been made for such adjustments. Until final adjustment, however, significant issues remain unresolved and payments received could be recouped.

    REFORM. Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. A variety of new approaches have been proposed, including mandated basic health care benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, and the creation of large purchasing groups. In addition, some of the states in which the Company operates have adopted or are considering various health care reform proposals. The Company anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery systems and payment methods and that public debate of these issues will likely continue in the future. Because of uncertainty regarding the ultimate features of reform initiatives and their enactment and implementation, the Company cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted, or what impact they may have on the Company.

FACILITIES

    The Company's corporate headquarters is located in Memphis, Tennessee and its primary pharmacy locations are in Memphis and Nashville, Tennessee. In addition, the Company has a satellite pharmacy location in the Birmingham, Alabama area and two satellite pharmacy locations in the Dallas/Ft. Worth, Texas area.

    MEMPHIS, TENNESSEE. The Company currently leases an aggregate of approximately 42,000 square feet of space in an office/warehouse business park in Memphis, Tennessee pursuant to two lease agreements that expire in 2003, each with an option to extend the lease term for one additional five year period.

    NASHVILLE, TENNESSEE. The Company currently leases approximately 24,000 square feet of space in Nashville, Tennessee pursuant to a lease agreement that expires in October 1999, with an option to extend the lease term for one additional five year period.

    BIRMINGHAM, ALABAMA. The Company currently leases approximately 2,400 square feet of space in the Birmingham, Alabama area pursuant to a lease agreement that expires in February 2000.

    DALLAS/FORT WORTH, TEXAS. The Company currently leases an aggregate of approximately 1,800 square feet of space in two locations in the Dallas/Ft. Worth, Texas area pursuant to two lease agreements that expire in May 1999, each with an option to extend the lease term for one additional three year period.

EMPLOYEES

    The Company had 242 full-time and 29 part-time employees at June 30, 1998. None of the Company's employees are represented by a labor union, and management considers its relations with its employees to be good.

LIABILITY INSURANCE

    Providing health care services and products entails an inherent risk of liability. In recent years, participants in the health care industry have become subject to an increasing number of lawsuits, many of which involve large claims and significant defense costs. The Company may from time to time be subject to such suits as a result of the nature of its business. The Company maintains general liability insurance, including professional and product liability, in an amount deemed adequate by management. There can be no assurance, however, that claims in excess of, or beyond the scope of, the Company's insurance coverage will not arise. In addition, the Company's insurance policies must be renewed annually. Although the Company has not experienced difficulty in obtaining insurance coverage in the past, there can be no assurance that it will be able to do so in the future on acceptable terms or at all.

LEGAL PROCEEDINGS

    The Company is involved in various lawsuits and claims arising in the normal course of business. In the opinion of Company management, although outcomes of these lawsuits and claims are uncertain, in the aggregate they should not have a material adverse effect on the Company's business, financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information with respect to the executive officers and directors of the Company.

NAME                                            AGE      POSITION
------------------------------------------      ---      ------------------------------------------

David D. Stevens..........................          45   Chairman of the Board of Directors and
                                                         Chief Executive Officer

John R. ("Randy") Grow....................          50   President and Director

Joel R. Kimbrough.........................          40   Senior Vice President, Chief Financial
                                                         Officer, Secretary and Treasurer

Kyle J. Callahan..........................          32   Senior Vice President and Director

Thomas W. Bell, Jr........................          47   Senior Vice President and General Counsel

Kenneth R. Masterson(1)...................          54   Director

Kenneth J. Melkus(1)......................          52   Director

Andrew M. Paul(2).........................          52   Director

Patrick J. Welsh(2).......................          54   Director

------------------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

    DAVID D. STEVENS has served as Chief Executive Officer and Director of Accredo since it was acquired from Le Bonheur in 1996. Previously, Mr. Stevens served as Chief Operating Officer of SHS since its inception in 1983. Mr. Stevens has served as President of SHS since 1993 and Director since 1996. He has served as Chief Executive Officer of Nova Factor since 1996 and as a Director since 1990.

    JOHN R. ("RANDY") GROW has served as President and Director of Accredo since it was acquired from Le Bonheur in 1996. Mr. Grow has also served as President of Nova Factor since 1996, and Chief Operating Officer and Director since 1990. Previously, Mr. Grow was employed in the home infusion industry as President of Curaflex Health Services, Inc. from 1988 to 1989 and as Area Vice President of Caremark, Inc. from 1985 to 1988.

    JOEL R. KIMBROUGH has served as Senior Vice President and Chief Financial Officer, Secretary and Treasurer of Accredo since it was acquired from Le Bonheur in 1996. He has also served as Chief Financial Officer and Director of Nova Factor since its inception in 1990, as Chief Financial Officer of SHS since 1989, and as a Director of SHS since 1996. Previously, Mr. Kimbrough, a certified public accountant, was employed by the accounting firm of Ernst & Young LLP from 1980 to 1989.

    KYLE J. CALLAHAN has served as Senior Vice President and a Director of Accredo since HHS was acquired by the Company in June 1997. Mr. Callahan has served as President of HHS since June 1997. From HHS's inception in 1990 until June 1997, Mr. Callahan served in several management and executive positions with HHS, including Vice President of Operations.

    THOMAS W. BELL, JR. joined Accredo as Senior Vice President and General Counsel in July 1998. Prior to joining the Company, Mr. Bell practiced law from 1976 to 1998 as a member of the firm of Armstrong Allen Prewitt Gentry Johnston & Holmes, PLLC in Memphis, Tennessee, where Mr. Bell represented Nova Factor and SHS since their inception in 1990 and 1983, respectively.

    KENNETH R. MASTERSON has been a Director of Accredo since April 1998. Mr. Masterson joined FedEx in 1980 and in 1996 he became Executive Vice President, General Counsel and Secretary of FedEx. In 1998, Mr. Masterson assumed the same duties for FDX Corporation, a transportation holding company and the parent company of FedEx. Mr. Masterson is also a director of Thomas & Betts Corporation.

    KENNETH O. MELKUS has been a Director of Accredo since October 1997. Mr. Melkus currently serves as a consultant to WCA Management Corporation, an affiliate of WCAS VII. From its founding in 1993 to its sale in 1996, Mr. Melkus served as Chairman of the Board and Chief Executive Officer of HealthWise of America, Inc., an operator of health maintenance organizations. From 1986 until 1993, Mr. Melkus served as Vice Chairman and President of Surgical Care Affiliates, Inc., an operator of outpatient surgery centers. Mr. Melkus is also a director of Quorum Health Group, Inc.

    ANDREW M. PAUL has been a Director of the Accredo since 1996. Mr. Paul joined Welsh Carson in 1984 and is a general partner of the sole general partner of WCAS VII and an affiliated entity that are stockholders of the Company. Mr. Paul also is a director of Lincare, Inc. and several privately held companies.

    PATRICK J. WELSH has been a Director of Accredo since 1996. Mr. Welsh was a founder of Welsh Carson in 1979 and is a general partner of the sole general partner of WCAS VII and an affiliated entity that are stockholders of the Company. Prior to 1979, Mr. Welsh was president and a Director of Citicorp Venture Capital, Ltd., an affiliate of Citicorp engaged in venture capital investing. Mr. Welsh also serves as a director of several private companies.

    The Board of Directors is divided into three classes, each consisting of approximately one-third of the total number of directors. There are currently seven directors. Class I directors, consisting of Messrs. Stevens and Melkus, will hold office until the 1999 annual meeting of stockholders; Class II directors, consisting of Messrs. Paul and Callahan, will hold office until the 2000 annual meeting of stockholders; and Class III directors, consisting of Messrs. Welsh, Grow and Masterson, will hold office until the 2001 annual meeting of stockholders. See "Description of Capital Stock--Special Provisions of the Certificate of Incorporation, Bylaws and Delaware Law."

    Mr. Callahan was elected to the Board of Directors in connection with the Company's acquisition of HHS in 1997. Mr. Callahan's employment agreement provides that he may terminate his employment for "good reason" (as defined in the employment agreement) if he is willing to serve but is not elected to the Board of Directors of the Company while WCAS VII owns a majority of the outstanding Common Stock of the Company and the Company has not consummated an initial public offering. Pursuant to a letter dated June 3, 1997, WCAS VII agreed to vote its shares of Common Stock to elect Mr. Callahan to the Board of Directors of the Company, and Mr. Callahan was elected to the Board on June 30, 1997.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors currently includes a Compensation Committee and an Audit Committee. The Compensation Committee, which is composed of Messrs. Welsh and Paul, is responsible for the approval of compensation arrangements for executive officers of the Company and administers the Company's stock option and employee stock purchase plans. The Audit Committee, which is composed of Messrs. Masterson and Melkus, reviews the scope and results of audits and other services performed by the independent public accountants of the Company and reviews the adequacy of the Company's internal controls.

COMPENSATION OF DIRECTORS

    Employees of the Company who are members of the Board of Directors do not receive any compensation for serving on the Board of Directors. Each non-employee member of the Board of Directors receives a fee of $1,500 for each meeting attended. All directors of the Company, including members who are employees, receive reimbursement of out-of-pocket expenses incurred in connection with attending meetings. In addition, all directors of the Company are eligible to receive grants of stock options or other awards pursuant to the Company's stock option plans. During the fiscal year ended June 30, 1998, Messrs. Welsh, Paul, Melkus and Masterson each
received a grant of a ten-year non-qualified stock option for   shares of Common
Stock at an exercise price of $ per share. All of such options vest at an annual rate of 25%, with the first 25% vesting on the first anniversary of the date of grant.

EXECUTIVE COMPENSATION

    The following table summarizes the compensation paid by the Company for services rendered for the fiscal year ended June 30, 1998 with respect to the Company's Chief Executive Officer and the Company's other executive officers whose total salary and bonus for the fiscal year ended June 30, 1998 exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                             COMPENSATION
                                                                                                AWARDS
                                                    ANNUAL COMPENSATION              ----------------------------
                                         ------------------------------------------   RESTRICTED     SECURITIES
NAME AND PRINCIPAL            FISCAL                               OTHER ANNUAL          STOCK       UNDERLYING
POSITION                       YEAR      SALARY($)   BONUS($)   COMPENSATION($)(1)    AWARD(S)($)    OPTIONS(#)
--------------------------  -----------  ----------  ---------  -------------------  -------------  -------------

David D. Stevens..........        1998   $  250,938  $  41,580              --                --             --
  Chairman of the Board
  and
  Chief Executive Officer

John R. Grow..............        1998      167,269     28,050              --                --             --
  President

Joel R. Kimbrough.........        1998      159,306     26,978              --                --             --
  Senior Vice President,
  Chief Financial Officer,
  Secretary and Treasurer

Kyle J. Callahan..........        1998      160,621     26,978              --                --             --
  Senior Vice President

NAME AND PRINCIPAL               ALL OTHER
POSITION                    COMPENSATION($)(2)
--------------------------  -------------------
David D. Stevens..........       $   4,657
  Chairman of the Board
  and
  Chief Executive Officer
John R. Grow..............           4,525
  President
Joel R. Kimbrough.........           3,587
  Senior Vice President,
  Chief Financial Officer,
  Secretary and Treasurer
Kyle J. Callahan..........           3,740
  Senior Vice President

------------------------

(1) Excludes perquisites and other personal benefits which for each Named Executive Officer during any such year did not exceed the lesser of $50,000 or 10% of such individual's salary plus annual bonus.

(2) Includes contributions by the Company under its 401(k) Plan on behalf of Messrs. Stevens, Grow, Kimbrough and Callahan in the amount of $3,749; $3,192; $2,909; and $3,592, respectively. Also includes insurance premiums paid by the Company with respect to term life insurance for the benefit of Messrs. Stevens, Grow, Kimbrough and Callahan in the amount of $908; $1,333; $678; and $148, respectively.

OPTION GRANTS

    The following table sets forth certain information regarding options granted by the Company to the Named Executive Officers during the fiscal year ended June 30, 1998.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                         INDIVIDUAL GRANTS
                               ----------------------------------------------------------------------
                                    NUMBER OF         PERCENT OF TOTAL
                                     SHARES          OPTIONS GRANTED TO      EXERCISE                      GRANT DATE
                                   UNDERLYING           EMPLOYEES IN           PRICE      EXPIRATION        PRESENT
NAME                           OPTIONS GRANTED(#)        FISCAL YEAR         ($/SHARE)       DATE         VALUE($)(1)
-----------------------------  -------------------  ---------------------  -------------  -----------  ------------------
David D. Stevens.............              --                    --                 --        --               --
John R. Grow.................              --                    --                 --        --               --
Joel R. Kimbrough............              --                    --                 --        --               --
Kyle J. Callahan(2)..........                                  28.2%                          9/1/07       $   97,950
                                                                9.4%                          2/9/08           32,300

------------------------

(1) These values were determined using the Black-Scholes methodology and the assumptions described in Note 10 to the Company's Consolidated Financial Statements included in this Prospectus.

(2) Mr. Callahan was granted an incentive stock option to purchase      shares
    of Common Stock (divided into      Tranche A option shares and      Tranche
    B option shares) and an incentive stock option to purchase      shares of
    Common Stock (divided into     Tranche A option shares and     Tranche B
    option shares) on September 3, 1997 and February 9, 1998, respectively. The exercise price per share of each option was equal to the fair market value of the Common Stock on the respective dates of grant, as determined by the Board of Directors. Pursuant to each option, the option shares subject to Tranche A will vest at an annual rate of 25%, and the option shares subject to Tranche B will vest in 2002 (or at an annual rate of 25% in the event the Company meets certain performance goals based upon target earning levels). The options will vest immediately upon certain changes in control of the Company. The term of each option expires ten years from the date of grant (or earlier, in the event the optionee ceases to be employed by the Company or any subsidiary or parent thereof).

OPTION EXERCISES AND YEAR END OPTION VALUES

    The following table provides information with respect to options exercised by the Named Executive Officers during the fiscal year ended June 30, 1998 and the value of unexercised options held by the Named Executive Officers as of June 30, 1998.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                                     VALUE OF UNEXERCISED
                                                                                                     IN-THE-MONEY OPTIONS
                                                                      NUMBER OF SHARES UNDERLYING             AT
                             NUMBER OF SHARES                             UNEXERCISED OPTIONS           FISCAL YEAR END
                                ACQUIRED ON             VALUE          AT FISCAL YEAR END 1998(#)         1998($)(1)
NAME                            EXERCISE(#)          REALIZED($)       EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
-------------------------  ---------------------  -----------------  ------------------------------  ---------------------
David D. Stevens.........           --                   --
John R. Grow.............           --                   --
Joel R. Kimbrough........           --                   --
Kyle J. Callahan.........           --                   --

NAME
-------------------------
David D. Stevens.........
John R. Grow.............
Joel R. Kimbrough........
Kyle J. Callahan.........

------------------------

(1) For purposes of this calculation, value is based upon the difference between the exercise price and the assumed initial public offering price of $ per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Welsh and Paul, who presently serve as members of the Compensation Committee of the Board of Directors, served on the Compensation Committee during the fiscal year ended June 30, 1998. Neither Messrs. Welsh or Paul, nor any executive officer of the Company, serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with Messrs. Stevens, Grow and Kimbrough as of May 31, 1996, and with Mr. Bell as of July 10, 1998. HHS, a wholly owned subsidiary of the Company, entered into an employment agreement with Mr. Callahan as of June 5, 1997. The terms of such employment agreements expire on May 31, 1999 (with respect to Messrs. Stevens, Grow and Kimbrough), June 1, 2000 (with respect to Mr. Callahan), and June 30, 2001 (with respect to Mr. Bell), although each employment agreement is subject to automatic one-year renewals. The Company may terminate the employment agreements at any time. Each employment agreement provides that in the event the Company terminates the executive's employment without "cause" (as defined therein) and other than by reason of his death or disability, or in the event the executive terminates his or her employment for "good reason" (as defined therein), the executive shall continue to receive his or her salary as a severance payment for a certain period of time (one year, with respect to Messrs. Stevens, Grow, Kimbrough and Bell, and 18 months, with respect to Mr. Callahan). In addition, upon such termination, Messrs. Stevens, Grow, Kimbrough and Bell would be entitled to continue to participate in the Company's benefit plans for a period of one year (or until the commencement of other full-time employment, whichever is earlier).

    The employment agreements entitle Messrs. Stevens, Grow, Kimbrough, Bell and Callahan to annual base salaries presently set at $252,000, $170,000, $163,500, $168,000 and $163,500, respectively. Each employment agreement also provides for the payment of an annual bonus of up to 50% of salary with respect to Messrs. Stevens, Grow, Kimbrough and Callahan and up to 40% of salary with respect to Mr. Bell, based upon the extent to which the Company achieves certain performance goals based upon target earning levels established by the Board. Each of the employment agreements entitles the executive to all benefits provided by the Company for its senior executives. In addition, the Company has agreed to maintain $500,000 in term life insurance for each of Messrs. Stevens, Grow, Kimbrough and Bell, payable to their respective named beneficiaries.

    Each of the employment agreements prohibits the executive's disclosure and use of confidential information and restricts, for certain periods of time following termination of employment (12 months, with respect to Messrs. Stevens, Grow, Kimbrough and Bell, and 36 months, with respect to Mr. Callahan), his solicitation of certain employees of the Company, conduct of certain business with the Company's five largest suppliers, or competition with the Company.

LONG-TERM INCENTIVE PLAN

    The Accredo Health, Incorporated 1998 Long-Term Incentive Plan (the "Incentive Plan"), was adopted by the Board of Directors of the Company on
     , and was approved by the Company's stockholders on      . A summary of the
Incentive Plan is set forth below. The summary is qualified in its entirety by reference to the full text of the Incentive Plan, a copy of which is included as an exhibit to the Registration Statement of which this Prospectus is a part.

    The purpose of the Incentive Plan is to promote the success, and enhance the value, of the Company by linking the personal interests of employees, officers, consultants and directors to those of the stockholders, and by providing such
persons with an incentive for outstanding performance. As of      , there were
approximately      persons eligible to participate in the Incentive Plan.

    The Incentive Plan authorizes the granting of awards ("Awards") to employees, officers, consultants and directors of the Company or its subsidiaries in the following forms: (i) options to purchase shares of Common Stock ("Options"), which may be incentive stock options that meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") ("ISOs") or non-qualified stock options ("NQSOs"), (ii) stock appreciation rights ("SARs"); (iii) performance units ("Performance Units");
(iv) restricted stock ("Restricted Stock"); (v) dividend equivalent rights; and
(vi) other stock-based awards. Subject to adjustment as provided in the Incentive Plan, the aggregate number of shares of Common Stock reserved and available for Awards or which may be used to provide a basis of measurement for or to determine the value of an Award (such as with a SAR or Performance Share)
is      . The maximum number of shares of Common Stock with respect to one or more Options and/or SARs that may be granted during any one calendar year under
the Incentive Plan to any one participant is      . The maximum fair market
value of any Awards (other than Options and SARs) that may be received by a participant (less any consideration paid by the participant for such Award)
during any one calendar year under the Incentive Plan is $        .

    The Incentive Plan is administered by the Compensation Committee, which has the power, authority and discretion to designate participants; determine the type or types of Awards to be granted to each participant and the terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Incentive Plan; and make all other decisions and determinations that may be required under, or as it deems necessary or advisable to administer, the Incentive Plan. The Board or the Compensation Committee may, at any time and from time to time, terminate, amend or modify the Incentive Plan without stockholder approval. No termination, amendment, or modification of the Incentive Plan may adversely affect any Award previously granted under the Incentive Plan, without the consent of the participant.

    Upon the participant's death or disability during his or her employment or his or her service as a director, all outstanding Options, SARs, and other Awards in the nature of rights that may be exercised will become fully vested and exercisable and all restrictions on outstanding Awards will lapse. In addition, in the event of a Change in Control of the Company (as defined in the Incentive Plan), all outstanding Options, SARs, and other Awards in the nature of rights that may be exercised will become fully vested and exercisable and all restrictions on all outstanding Awards will lapse. Unexercised or restricted Awards generally will not be assignable or transferable by a participant other than by will or the laws of descent and distribution or, except in the case of an ISO, pursuant to a qualifying domestic relations order.

    Pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company may not deduct compensation in excess of $1.0 million paid to the Chief Executive Officer and the four next most highly compensated executive officers of the Company. The Incentive Plan is designed to comply with Code Section 162(m) so that the grant of Options and SARs under the Incentive Plan, and other Awards, such as Performance Shares, that are conditioned on the performance goals described in the Incentive Plan, will be excluded from the calculation of annual compensation for purposes of Code Section 162(m) and will be fully deductible by the Company.

STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN

    The Nova Holdings, Inc. and its Subsidiaries Stock Option and Restricted Stock Purchase Plan, as amended and restated (the "Option Plan"), became effective as of May 31, 1996, the date of its original adoption by the Board of Directors of the Company. The amendment and restatement of the Option Plan was approved by the Company's stockholders on June 30, 1997. A summary of the Plan is set forth below. The summary is qualified in its entirety by reference to the full text of the Plan, a copy of which is included as an exhibit to the Registration Statement of which this Prospectus is a part.

    The Option Plan authorizes the granting of options to purchase shares of Common Stock, which may be ISOs or NQSOs, and other related awards, to employees, officers, and directors of the Company or its subsidiaries. Subject to adjustment as provided in the Option Plan, the aggregate number of shares of Common

Stock for which Options or awards may be granted under the Option Plan is      .
As of July 31, 1998, there were approximately 30 persons eligible to participate in the Plan.

    The Option Plan is administered by the Compensation Committee, which has the power, authority and discretion to designate participants, determine the type or types of awards to be granted to each participant and the terms and conditions thereof, and establish any other terms, restrictions and conditions applicable to any option or award not inconsistent with the provisions of the Option Plan. The Board or the Compensation Committee may, at any time and from time to time, terminate, amend or modify the Option Plan without stockholder approval; provided that stockholder approval shall be required in the case of an amendment to increase the aggregate number of shares issuable subject to the Option Plan, to decrease the minimum exercise price in respect of ISOs, or to change the class of employees eligible to receive ISOs under the Option Plan. No termination, amendment, or modification of the Option Plan may adversely affect any option or award previously granted under the Option Plan, without the consent of the participant.

EMPLOYEE STOCK PURCHASE PLAN

    The Accredo Health, Incorporated 1998 Employee Stock Purchase Plan (the
"ESPP") was adopted by the Board of Directors of the Company on      , and was
approved by the Company's stockholders on      . The purpose of the ESPP, which
is intended to qualify as an employee stock purchase plan under Section 423 of the Code, is to enhance the proprietary interest among the employees of the Company and its participating subsidiaries through ownership of Common Stock of the Company. A summary of the ESPP is set forth below. The summary is qualified in its entirety by reference to the full text of the ESPP, a copy of which is included as an exhibit to the Registration Statement of which this Prospectus is a part.

    Pursuant to the ESPP, eligible employees make contributions, through payroll deductions, to a plan account during a six-month "offering period." The offering periods commence and end on or about January 1 to June 30 and July 1 to December 31 of each year. On the first business day of each offering period, the Company will grant to each participant in the ESPP an option to purchase, on the last
day of such offering period, a maximum of      shares of Common Stock. No option
will be granted to a participant if such option, when combined with all other options granted under all of the Code Section 423 employee stock purchase plans of the Company, its parents and its subsidiary corporations, would permit such participant to purchase shares of Common Stock of the Company having a fair market value in excess of $25,000 per year.

    The participant will be entitled to exercise such option to the extent of the participant's accumulated payroll deductions on the last day of such offering period; provided, however, that if the participant's accumulated payroll deductions on the last day of the offering period would enable the
participant to purchase more than      shares, the excess of the amount of the
accumulated payroll deductions over the aggregate purchase price of the shares will be refunded to the participant, without interest. The option price for each offering period will be the lesser of (i) 85% of the fair market value of the Common Stock on the first business day of the offering period, or (ii) 85% of the fair market value of the Common Stock on the last business day of the offering period. Employees may authorize payroll deductions in amounts not less than one percent (1%) but not more than ten percent (10%) of their respective total compensation, including base pay or salary and any bonuses or commissions.

    Each employee of the Company and each employee of any participating subsidiary is eligible to participate in the ESPP, provided such employee: (i) is regularly scheduled to work at least 20 hours each week and at least five months in the calendar year, and (ii) immediately after the grant of an option to him or her under the ESPP would own less than five percent of the total combined voting power or value of all classes of stock of the Company or any of
its subsidiaries. As of              , there were approximately   employees
eligible to participate in the ESPP.

    Shares subject to the ESPP may be authorized but unissued shares or shares that were once issued and subsequently reacquired by the Company. The total number of shares of Common Stock for which options may be granted under the ESPP
is      shares, subject to adjustment in accordance with the ESPP.

    The ESPP will be administered by the Compensation Committee or the Board of Directors, which will have authority to interpret and administer the ESPP. The ESPP may be terminated at any time by the Board, but such termination will not affect options then outstanding. The ESPP will terminate in any case when all or substantially all of the unissued shares of stock reserved for the purposes of the ESPP have been purchased. If at any time shares of stock reserved for the ESPP remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares will be apportioned among participants in proportion to their options and the ESPP will terminate. Upon termination, all payroll deductions not used to purchase stock will be refunded. The Committee or the Board may from time to time amend the ESPP provided that, without the approval of the stockholders, no amendment may (i) materially affect the eligibility requirements or the definition of "Employer,"
(ii) increase the number of shares of Common Stock subject to any options issued to participants, or (iii) materially increase the benefits to participants under the Plan.

    An employee's rights under the ESPP will terminate when he or she ceases to be an employee for any reason, and the cash balance in his or her contribution account will be distributed to such employee (or his or her designated beneficiary). An employee's rights under the ESPP may not be transferred other than by will or the laws of descent and distribution. Any option granted under the ESPP to an employee may be exercised, during the employee's lifetime, only by the employee.

401(K) PLAN

    The Company sponsors a defined contribution plan (the "401(k) Plan") for eligible employees of the Company under Section 401(k) of the Code. Participants may contribute up to 18% of their annual compensation to the 401(k) Plan, subject to certain limitations. All contributions made by participants are fully vested and are not subject to forfeiture. The Company makes matching contributions to the 401(k) Plan on behalf of each eligible participant based upon the participant's total years of service with the Company. The Company matches 25% of "eligible contributions" (as defined in the 401(k) Plan) made by participants with less than five years of service, and 50% of eligible contributions made by participants with five or more years of service.

                              CERTAIN TRANSACTIONS

INITIAL FORMATION, CAPITALIZATION AND ACQUISITION OF SHS.

    In May 1996, the Company (formerly known as Nova Holdings, Inc.) was formed for the purpose of acquiring all of the outstanding equity securities of SHS, then a subsidiary of Le Bonheur. In connection with the initial capitalization
of the Company, Welsh Carson purchased an aggregate of      shares of the
Company's Common Stock for $14,917,602 and an aggregate of 248,624 shares of Series A Preferred Stock for $24,862,400. Additional investors purchased a total
of      shares of the Company's Common Stock for $82,398 and 1,376 shares of
Series A Preferred Stock for $137,600. In connection with the Recapitalization,
Welsh Carson will exchange      shares of Common Stock for      shares of
Non-Voting Common Stock. All outstanding shares of Series A Preferred Stock will be redeemed by the Company with a portion of the net proceeds from the Offering.

    On May 31, 1996, the Company acquired all of the outstanding Class A Common Stock and Class B Common Stock of SHS (the "SHS Common Stock"). Prior to the Company's purchase of the SHS Common Stock, SHS spun-off its three subsidiaries other than Nova Factor and repurchased certain shares of SHS Common Stock held by persons other than Le Bonheur. In addition, Messrs. Grow, Kimbrough and Stevens (in addition to certain other holders of SHS Common Stock) exchanged
their shares of SHS Common Stock for      ,      and      shares of the
Company's Common Stock, respectively, and 978 shares, 611 shares and 3,056 shares of Series A Preferred Stock, respectively.

REGISTRATION RIGHTS AGREEMENT

    In connection with the formation of the Company in May 1996, Welsh Carson entered into a Registration Rights Agreement with the Company (the "Registration Rights Agreement"). The Registration Rights Agreement provides for demand registration rights that may be exercised on up to two occasions by the holders of Restricted Stock (as defined therein, which definition includes substantially all shares of Common Stock outstanding prior to the Offering) constituting at least a majority of the total Restricted Stock outstanding at the time of exercise. The Registration Rights Agreement also provides unlimited demand registration rights to holders of Restricted Stock for registrations on Form S-3, so long as the reasonably anticipated aggregate price to the public of such offering is at least $1.0 million; provided, however, that such demand registrations may not be exercised more than once every 180 days. No registration effected pursuant to these unlimited demand registration rights on Form S-3 will be counted toward the limit of two demand registration rights referred to above.

    The Registration Rights Agreement also provides that, subject to certain limitations including the discretion of the managing underwriter in an underwritten offering, holders of Restricted Stock may request inclusion of their shares in a registration of securities initiated by the Company. The Company is required to pay all costs of any registration pursuant to the Registration Rights Agreement, subject to certain limitations provided in the agreement. All of the parties to the Registration Rights Agreement have waived any right to participate in this Offering.

    All shares of Common Stock owned by the executive offices and directors of the Company are shares of Restricted Stock as such term is defined in the Registration Rights Agreement and are, therefore, subject to the above described registration rights.

ACQUISITION OF HHS

    In June 1997, the Company purchased all of the outstanding shares of common stock of HHS for an aggregate purchase price of approximately $29,996,000. Dianne R. Griffith, one of the two stockholders of HHS and the mother of Mr. Callahan, has received approximately $20,302,000 in connection with the sale of her HHS stock to the Company. In addition, approximately $3,395,000 of additional consideration to Ms. Griffith is currently being held in escrow pending settlement of certain liabilities. Upon such settlement, any remaining amounts in escrow will be paid to Ms. Griffith. Ms. Griffith also entered into a three month consulting agreement with the Company pursuant to which she provided certain consulting services to the Company in exchange for a total of $21,875 plus a percentage of the base salary of Sara Meyers, a former employee of HHS, for each of those three months.

    Ms. Griffith leases approximately 24,000 square feet of office space located in Nashville, Tennessee to HHS pursuant to a lease that expires on October 31, 1999. The Company is obligated under the lease to make annual rent payments to Ms. Griffith in the amount of $302,277.

    Also in connection with the acquisition of HHS, the Company entered into an employment agreement and a stock option agreement with Mr. Callahan. See "Management--Executive Compensation" and "--Employment Agreements." Mr. Callahan's employment agreement permits him to terminate his employment for "good reason", including if he is willing to serve and he is not elected to the Board of Directors of the Company while WCAS VII owns a majority of the outstanding Common Stock and the Company has not consummated an initial public offering. Pursuant to a letter dated June 3, 1997, WCAS VII agreed to vote its shares of Common Stock to elect Mr. Callahan to the Board of Directors of the Company, and Mr. Callahan was elected to the Board on June 30, 1997. Also, on
October 1, 1997, Mr. Callahan purchased      shares of Common Stock for a total
purchase price of $250,002 and was granted registration rights covering those shares with the same terms and conditions as those granted to Welsh Carson in the Registration Rights Agreement.

10% SENIOR SUBORDINATED NOTES DUE JANUARY 1, 2004

    On June 4, 1997, Welsh Carson purchased $10.0 million of the Company's Senior Subordinated Notes. The Senior Subordinated Notes bear interest at 10% and are due and payable in full on June 1, 2004, with interest payable thereon quarterly in arrears on the first day of March, June, September and December of each year commencing on September 1, 1997. At the option of the Company, the amount of interest due and payable through June 1, 1999 may be added to the unpaid principal balance of the Senior Subordinated Notes.

    Upon the Company's prior written notice to the holders of the Senior Subordinated Notes, the Company may prepay all or any portion of the Senior Subordinated Notes. The Company is required to make certain mandatory prepayments of the Senior Subordinated Notes in full if at any time while the Senior Subordinated Notes are outstanding: (i) the Company merges or consolidates with or into another entity (subject to certain exceptions); (ii) the Company sells or otherwise disposes of substantially all of its assets to a third-party; or (iii) the Company consummates a public offering of equity securities pursuant to an effective registration statement under the Securities Act of 1933. The Company intends to prepay in full the entire principal balance of the Senior Subordinated Notes and all accrued interest thereon with a portion of the net proceeds of this Offering. See "Use of Proceeds."

    In connection with the issuance of the Senior Subordinated Notes, the
Company also issued to purchasers of the Senior Subordinated Notes      shares
of Common Stock for each $25 principal amount of Senior Subordinated Notes
purchased, for a total of      shares of Common Stock.

COMMON STOCK PURCHASES BY AFFILIATES

    In connection with the appointment of Mr. Melkus to the Company's Board of
Directors, his daughter, Lauren Melkus, acquired      shares of Common Stock for
$250,002 on October 27, 1997. In addition, Mr. Masterson, upon his appointment
to the Company's Board of Directors, acquired      shares of Common Stock for
$204,000 on July 24, 1998 pursuant to a subscription agreement entered into by Mr. Masterson in April 1998. Both Ms. Melkus and Mr. Masterson were granted registration rights covering those shares with the same terms and conditions as those granted to Welsh Carson in the Registration Rights Agreement. See "-- Registration Rights Agreement."

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of August 31, 1998, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by (i) each person known to the Company to beneficially own more than 5% percent of the outstanding Common Stock, (ii) each of the Company's directors, (iii) each of the Company's Named Executive Officers, and (iv) all directors and executive officers of the Company as a group.

                                                                             PERCENTAGE OF SHARES
                                                                            BENEFICIALLY OWNED(1)
                                                         SHARES      ------------------------------------
                                                      BENEFICIALLY       BEFORE              AFTER
NAME                                                    OWNED(1)        OFFERING           OFFERING
----------------------------------------------------  -------------  ---------------  -------------------
Welsh, Carson, Anderson & Stowe VII, L.P. (2)(3)....
David D. Stevens....................................
Joel R. Kimbrough...................................
Kyle J. Callahan....................................
John R. ("Randy") Grow..............................
Thomas W. Bell, Jr..................................
Kenneth R. Masterson................................
Kenneth O. Melkus(4)................................
Andrew W. Paul(2)(5)................................
Patrick J. Welsh(2)(6)..............................
All directors and executive officers as a group (9
  persons)..........................................

------------------------------

*   Less than one percent.

(1) The percentages shown are based on      shares of Common Stock outstanding
    prior to the Offering and      shares of Common Stock (including Non-Voting
    Common Stock) outstanding after the Offering. Pursuant to the rules of the Commission, shares of Common Stock which a person has the right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing percentage ownership of any other person. Accordingly, the totals for the following persons include the following shares represented by options
    exercisable within 60 days of August 31, 1998: Mr. Stevens,      shares; Mr.
    Kimbrough,      shares; Mr. Callahan,      shares; Mr. Grow,      shares;
    Mr. Bell,      shares; Mr. Masterson,      shares; Mr. Melkus,      shares;
    Mr. Paul,      shares; Mr. Welsh,      shares; and all directors and
    executive officers as a group,      shares.

(2) The business address of the named person is One World Financial Center, Suite 3601, New York, New York 10281.

(3) Includes      shares of Common Stock owned by WCAS Healthcare Partners, L.P.
    ,     shares of Non-Voting Common Stock held by WCAS VII and      shares of
    Common Stock held by individual general partners of WCAS VII. WCAS Healthcare Partners, L.P. is a limited partnership with two general partners: Russell L. Carson and Patrick J. Welsh. WCAS VII is a limited partnership with twelve general partners, including Messrs. Carson, Welsh and Paul.

(4) Includes   shares of Common Stock held by Mr. Melkus' daughter, Lauren
    Melkus.

(5) Includes those shares held directly and indirectly by WCAS VII except for shares owned by the individual general partners of WCAS VII other then Mr. Paul. See footnote (3) above. Mr. Paul is a director of the Company and a general partner of WCAS VII. Mr. Paul disclaims beneficial ownership of the shares owned by WCAS VII.

(6) Includes those shares held directly and indirectly by WCAS VII except for shares owned by the individual general partners of WCAS VII other than Mr. Welsh. See footnote (3) above. Mr. Welsh is a director of the Company and a general partner of WCAS VII. Mr. Welsh disclaims beneficial ownership of the shares owned by WCAS VII.

                          DESCRIPTION OF CAPITAL STOCK

    The following summary is a description of certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certification of Incorporation"). Such summary does not purport to be complete and is subject to, and is qualified in its entirety by, all of the provisions of the Certificate of Incorporation, a copy of which is included as an exhibit to the Registration Statement of which this Prospectus is a part.

    Upon completion of the Offering, the Company's authorized capital stock will
consist of   ,000,000 shares of Common Stock, $0.01 par value per share, shares of Non-Voting Common Stock, $0.01 par value per share ("Non-Voting Common
Stock"), and   ,000,000 shares of preferred stock, $1.00 par value per share
("Preferred Stock"), Currently, there are outstanding      shares of Common
Stock and 255,361 shares of Series A Preferred Stock. All outstanding shares of Series A Preferred Stock will be redeemed by the Company using a portion of the net proceeds from the Offering. Upon completion of the Offering and, the Company
will have outstanding      shares of Common Stock (including      shares of
Non-Voting Common Stock) and no shares of Preferred Stock.

COMMON STOCK

    The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are not entitled to cumulative voting in the election of directors. The holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor. The Company currently anticipates that all of its earnings will be retained to finance the growth and development of its business and, therefore, does not anticipate that any cash dividends will be declared on the Common Stock in the foreseeable future. See "Dividend Policy". The holders of Common Stock are entitled to share ratably in any assets remaining after satisfaction of all prior claims upon liquidation of the Company. The Certificate of Incorporation gives holders of Common Stock no preemptive or other subscription or conversion rights, and there are no redemption provisions with respect to such shares. All outstanding shares of Common Stock are, and the shares offered hereby will be, when issued and paid for, fully paid and nonassessable. The rights, preferences, and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

NON-VOTING COMMON STOCK

    The shares of Non-Voting Common Stock to be issued to WCAS VII pursuant to the Recapitilization will be fully paid and nonassessable. Subject to the prior rights of the holders of any Preferred Stock, and on a pro rata basis with the holders of Common Stock, the holders of outstanding shares of Non-Voting Common Stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time determine. The shares of Non-Voting Common Stock are convertible into Common Stock at any time provided that WCAS VII will not own 50% or more of the Common Stock after such conversion. In the event WCAS VII sells any Non-Voting Common Stock to third parties, such shares shall automatically convert to Common Stock. The holders of Non-Voting Common Stock have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, and on a pro rata basis with the holders of Common Stock, the holders of Non-Voting Common Stock are entitled to receive pro rata the assets of the Company that are legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding. Holders of outstanding shares of Non-Voting Common Stock will not be entitled to vote such shares on any matter submitted to a vote of stockholders.

PREFERRED STOCK

    Subject to conditions specified in the Certificate of Incorporation, the Delaware General Corporation Law ("DGCL") and other applicable law, the Board of Directors has the authority to issue undesignated Preferred

Stock in one or more class or series and to determine the dividend rights, dividend rate, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, number of shares constituting any class or series, and designations of such class or series without any further vote or action by the stockholders of the Company. The Company has no present intention to issue any shares of Preferred Stock.

    One of the effects of undesignated Preferred Stock is to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. For example, the Company could issue a series of Preferred Stock having characteristics that would make a takeover prohibitively expensive. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank senior to the Common Stock as to dividend rights, liquidation preference or both, may have full or unlimited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

SPECIAL PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

    Certain provisions of the Certificate of Incorporation and the Company's Amended and Restated Bylaws (the "Bylaws") may be deemed to have an anti-takeover effect or may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by such stockholder.

    DELAWARE ANTI-TAKEOVER LAW. Section 203 of the DGCL ("Section 203") applies to the Company and generally provides that a person who, together with affiliates and associates owns, or within three years did own, 15% or more of the outstanding voting stock of a corporation subject to the statute (an "Interested Stockholder"), but less than 85% of such stock, may not engage in certain business combinations with the corporation for a period of three years after the date on which the person became an Interested Stockholder unless (i) prior to such date, the corporation's board of directors approved either the business combination or the transaction in which the stockholder became an Interested Stockholder, (ii) the Interested Stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an Interested Stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans), or (iii) subsequent to such date, the business combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder.
Section 203 defines the term "business combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder, including mergers, asset sales, and other transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders.

    The Company's stockholders, by adopting an amendment to the Certificate of Incorporation, may elect not to be governed by Section 203, which election would be effective 12 months after such adoption. Neither the Certificate of Incorporation nor the Bylaws presently exclude the Company from the restrictions imposed by Section 203, and the restrictions imposed by Section 203 apply to the Company. The provisions of Section 203 could delay or frustrate a change in control of the Company, deny stockholders the receipt of a premium on their Common Stock and have a depressing effect on the market price of the Common Stock. The provisions also could discourage, impede or prevent a merger, tender offer or proxy contest, even if such event would be favorable to the interests of stockholders.

    CLASSIFIED BOARD OF DIRECTORS. The Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. A director may be removed from office prior to the expiration of his or her term only "for cause," so any person acquiring control of the Company would need three annual meetings to replace all of the members of the Board of Directors. The classified board provision of the Certificate of Incorporation could have the effect of making the removal of incumbent directors more time-consuming and difficult, and, therefore discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The Company believes that a classified Board of Directors will help to assure the continuity and stability of the Board of Directors and of the business strategies and policies of the Company as determined by the Board of Directors. See "Management."

    NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES. The Certificate of Incorporation and Bylaws provide that the number of directors will be fixed from time to time with the consent of two-thirds of the Board of Directors. Moreover, the Certificate of Incorporation provides that directors may only be removed with cause by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Company then entitled to vote at an election of directors. This provision prevents stockholders from removing any incumbent director without cause and allows two-thirds of the incumbent directors to add additional directors without approval of stockholders until the next annual meeting of stockholders at which directors of that class are elected.

    ADVANCE NOTICE OF NOMINATIONS AND STOCKHOLDER PROPOSALS. The Bylaws contain a provision requiring at least 60 but no more than 90 days' advance notice by a stockholder of a proposal or director nomination that such stockholder desires to present at any annual or special meeting of stockholders, which would prevent a stockholder from making a proposal or a director nomination at a stockholder meeting without the Company having advance notice of the proposal or director nomination. This provision could make a change in control more difficult by providing the directors of the Company with more time to prepare an opposition to a proposed change in control.

    VOTE REQUIREMENT FOR CALLING SPECIAL MEETING. The Bylaws also contain a provision requiring the vote of the holders of two-thirds of the outstanding Common Stock in order to call a special meeting of stockholders. This provision would prevent a stockholder with less than a two-thirds interest from calling a special meeting to consider a merger unless such stockholder had first garnered adequate support from a sufficient number of other stockholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    LIMITATIONS OF DIRECTOR LIABILITY. Section 102 (b) (7) of the DGCL authorizes corporations to limit or to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although Section 102(b) of the DGCL does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Certificate of Incorporation limits the liability of directors to the Company or its stockholders to the full extent permitted by such Section 102(b). Specifically, directors of the Company are not to be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability:
(i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

    INDEMNIFICATION. To the maximum extent permitted by law, the Certificate of Incorporation provides for mandatory indemnification of directors and officers of the Company against any expense, liability or loss to which they may become subject, or which they may incur as a result of being or having been a director or officer of the Company. In addition, the Company must advance or reimburse directors and officers for expenses incurred by them in connection with indemnifiable claims.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is              .

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, the Company will have outstanding
shares of Common Stock (     shares, if the Underwriters' over-allotment option
is exercised in full, excluding      shares reserved for issuance upon the
exercise of outstanding stock options). Of these shares, all of the      shares
sold in the Offering (     shares, if the Underwriters' over-allotment option is
exercised in full) will be freely tradable without restriction or further registration under the Securities Act, unless held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The
remaining      shares outstanding are "restricted securities" as that term is defined under Rule 144 and were issued by the Company in one or more private transactions in reliance upon one or more exemptions under the Securities Act. Such restricted securities may not be resold in the public market in the absence of registration under the Securities Act or the availability of an exemption from such registration, including the exemption provided by Rule 144.

    In general, under Rule 144 a person (or persons whose shares are aggregated), including an affiliate of the Company, who has beneficially owned restricted securities for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of the average weekly trading volume during the four calendar weeks preceding such sale or 1% of the then outstanding shares of Common Stock, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about the Company are satisfied. In addition, affiliates of the Company must comply with the restrictions and requirements of Rule 144, other than the one-year holding period, to sell unrestricted shares of Common Stock. A person who is deemed not to have been an "affiliate" of the Company at any time during the 90 days preceding a sale by such person, and who has beneficially owned such shares for at least two years, would be entitled to sell such shares without regard to the limitations described above. Taking into consideration the effect of the 180-day lock-up agreements described below,
approximately      restricted shares of Common Stock will be eligible for sale
in the public market immediately after the Offering and all      remaining
restricted shares will be eligible for sale upon the expiration of the 180-day lock-up agreements, in each case subject to the volume and other limitations of Rule 144.

    In addition to the outstanding shares of Common Stock, the Company has
reserved for issuance      shares of Common Stock pursuant to the Company's
stock option and employee stock purchase plans, under which options to purchase shares will be outstanding upon completion of the Offering. The Company intends to register on Form S-8 under the Securities Act as soon as practicable
on and after the effective date of the Offering all of the      shares reserved
for issuance pursuant to these plans. This registration statement will be effective upon filing. Shares registered and issued pursuant to this registration statement will be freely tradable except to the extent that the holders thereof are deemed to be affiliates of the Company, in which case the transferability of such shares will be subject to the volume limitations of Rule 144, and except to the extent that the holders thereof are subject to the lock-up agreements described below.

    Subject to certain exceptions, the Company, its directors and executive officers and certain holders of outstanding shares of Common Stock and optionees
holding options to purchase a total of      shares of Common Stock have agreed,
subject to certain exceptions, with the Underwriters not to sell or otherwise dispose of any shares of Common Stock, any options to purchase Common Stock or any securities convertible into or exchangeable for shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Hambrecht & Quist LLC.

    Following the consummation of the Offering and subject to the lock-up agreements, certain stockholders will be entitled to require the Company to
register under the Securities Act a total of      shares of outstanding Common
Stock (the "Registrable Shares"). In addition, in the event the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of a security holder, such stockholders may be entitled to include the Registrable Shares in such registration, subject to certain limitations on the number of shares to be included in the registration by the underwriter of such Offering. See "Certain Transactions--Registration Rights Agreement."

    Sales of substantial amounts of shares of Common Stock in the public market, or the perception that such sale might occur, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk Factors-Shares Eligible for Future Sale."

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below through their Representatives, Hambrecht & Quist LLC, NationsBanc Montgomery Securities LLC and SunTrust Equitable Securities have severally agreed to purchase from the Company the following respective number of shares of Common Stock:

                                                                     NUMBER
NAME                                                                OF SHARES
-----------------------------------------------------------------  -----------
Hambrecht & Quist LLC............................................
NationsBanc Montgomery Securities LLC............................
SunTrust Equitable Securities....................................

                                                                   -----------
      Total......................................................
                                                                   -----------
                                                                   -----------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

    The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess
of $        per share. The Underwriters may allow, and such dealers may reallow,
a concession not in excess of $        per share to certain other dealers. After
the initial public offering of the shares, the offering price and other selling terms may be changed by the Representatives. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

    The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to additional shares of Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the table above bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby.

    The Offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the Offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

    The executive officers and directors of the Company and certain stockholders, have executed lock-up agreements in which they have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, directly or indirectly, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any shares of Common Stock (including, without limitation, shares of Common Stock which may be deemed to be beneficially owned by the parties to the lock-up agreements in accordance with the rules and regulations of the Securities and Exchange Commission and shares of Common Stock which may be issued upon exercise of a stock option or warrant or conversion of any convertible securities) or enter into any short sale (whether or not against the box) or any purchase, sale or grant of any right (including without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Stock (each of the foregoing referred to as a "Disposition") for a period from the date hereof and continuing until 180 days after the effective date of the registration statements relating to the initial Public Offering (the "Lock-Up Period"). The lock-up agreements are intended to preclude the Company's officers, directors and certain of its stockholders from engaging in any transaction which is designed to or reasonably expected to lead to or result in a Disposition during the Lock-Up Period even if the securities would be disposed of by someone other than the parties to the lock-up agreements. Sales of such shares in the future could adversely affect the market price of the Common Stock. Hambrecht & Quist LLC may, in its sole discretion, release any of the shares subject to the lock-up agreements at any time without notice.

    Prior to the offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation between the Company and the Representatives. Among the factors considered in determining the initial public Offering price will be prevailing market conditions, revenues and earnings of the Company, market valuations of other companies engaged in activities similar to those of the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant.

    Certain persons participating in this Offering may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the Offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with the Offering when shares of Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq Stock Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Alston & Bird LLP, Atlanta, Georgia. Certain other matters in connection with this Offering will be passed upon for the Underwriters by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

                                    EXPERTS

    The consolidated financial statements and schedule of Accredo Health, Incorporated as of and for the years ended June 30, 1997 and 1998, and for the period May 24, 1996 through June 30, 1996; the statement of operations and schedule of the Predecessor for the period July 1, 1995 through May 31, 1996; the financial statements of Horizon Health Systems, Inc. as of and for the years ended December 31, 1995 and 1996; the financial statements and schedule of Texas Health Pharmaceutical Resources as and for the year ended June 30, 1997 included in this Prospectus and in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                         INDEX OF FINANCIAL STATEMENTS

                                                                                          PAGE
                                                                                           NO.
                                                                                          -----
ACCREDO HEALTH, INCORPORATED
  Report of Independent Auditors.....................................................         F-2
  Consolidated Balance Sheets--June 30, 1997 and 1998................................         F-3
  Consolidated Statements of Operations--for the period from inception (May 24, 1996)
    through June 30, 1996, for years ended June 30, 1997 and 1998....................         F-4
  Consolidated Statements of Stockholder's Equity and Mandatorily Redeemable
    Cumulative Preferred Stock--for the period from inception (May 24, 1996) through
    June 30, 1996, for the years ended June 30, 1997 and 1998........................         F-5
  Consolidated Statements of Cash Flows--for the period from inception (May 24, 1996)
    through June 30, 1996, for the years ended June 30, 1997 and 1998................         F-6
  Notes to Consolidated Financial Statements.........................................         F-7
NOVA FACTOR, INC.
  Report of Independent Auditors.....................................................        F-18
  Statement of Operations--for the period July 1, 1995 through May 31, 1996..........        F-19
  Statement of Stockholder's Equity--for the period July 1, 1995 through May 31,
    1996.............................................................................        F-20
  Statement of Cash Flows--for the period July 1, 1995 through May 31, 1996..........        F-21
  Notes to Financial Statements--for the period July 1, 1995 through May 31, 1996....        F-22
HORIZON HEALTH SYSTEMS, INC.
  Report of Independent Auditors.....................................................        F-25
  Statements of Income--for the years ended December 31, 1995 and 1996 and for the
    three months ended March 31, 1996 (unaudited) and 1997 (unaudited)...............        F-26
  Statements of Stockholders' Equity--for the years ended December 31, 1995 and 1996
    and for the three months ended March 31, 1997 (unaudited)........................        F-27
  Statements of Cash Flows--for the years ended December 31, 1995 and 1996 and for
    the three months ended March 31, 1996 (unaudited) and 1997 (unaudited)...........        F-28
  Notes to Financial Statements......................................................        F-29
TEXAS HEALTH PHARMACEUTICAL RESOURCES
  Report of Independent Auditors.....................................................        F-31
  Balance Sheets as of June 30, 1997 and 1998 (unaudited)............................        F-32
  Statements of Operations for the years ended June 30, 1996 (unaudited), 1997 and
    1998 (unaudited).................................................................        F-33
  Statements of Partners' Equity for the years ended June 30, 1996 (unaudited), 1997
    and 1998 (unaudited).............................................................        F-34
  Statements of Cash Flows for the years ended June 30, 1996 (unaudited), 1997 and
    1998 (unaudited).................................................................        F-35
  Notes to Financial Statements......................................................        F-36

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Accredo Health, Incorporated

    We have audited the accompanying consolidated balance sheets of Accredo Health, Incorporated (formerly Nova Holdings, Inc.) (the "Company") as of June 30, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and mandatorily redeemable cumulative preferred stock, and cash flows for the period from inception (May 24, 1996) through June 30, 1996, and for the years ended June 30, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Accredo Health, Incorporated at June 30, 1997 and 1998, and the results of its operations and its cash flows for the period from inception (May 24, 1996) through June 30, 1996, and for the years ended June 30, 1997 and 1998, in conformity with generally accepted accounting principles.

                                                               Ernst & Young LLP

Memphis, Tennessee
August 12, 1998, except for note 12,
 as to which the date is            , 1998

    The foregoing report is in the form that will be signed upon completion of the restatement of capital accounts described in Note 12 to the financial statements. The share and per share information included in the accompanying financial statements reflect the historical capitalization of the Company and will be restated upon completion of the restatement of capital accounts.

                                                           /s/ Ernst & Young LLP

Memphis, Tennessee
September 1, 1998

                          ACCREDO HEALTH, INCORPORATED

                          CONSOLIDATED BALANCE SHEETS

                                                                           JUNE 30,
                                                                   ------------------------
                                                                      1997         1998
                                                                   -----------  -----------
ASSETS
Current assets:
  Cash and cash equivalents......................................  $ 3,675,819  $ 5,087,135
  Receivables:
    Patient accounts.............................................   33,922,326   40,062,375
    Allowance for doubtful accounts..............................   (3,802,326)  (3,429,863)
                                                                   -----------  -----------
                                                                    30,120,000   36,632,512
    Due from affiliates..........................................      414,272      321,487
    Other........................................................    2,077,950    2,921,672
                                                                   -----------  -----------
                                                                    32,612,222   39,875,671
  Recoverable income taxes.......................................           --      150,893
  Inventories....................................................   16,016,166   12,131,032
  Prepaids and other current assets..............................      452,093      309,587
  Deferred income taxes..........................................    1,488,227      323,986
                                                                   -----------  -----------
Total current assets.............................................   54,244,527   57,878,304
Property and equipment, net......................................    1,565,682    2,127,749
Other assets:
  Joint venture investments......................................      652,374      627,728
  Goodwill, net..................................................   58,158,549   56,679,141
  Other intangible assets, net...................................    2,296,181    1,677,005
                                                                   -----------  -----------
Total assets.....................................................  $116,917,313 $118,989,927
                                                                   -----------  -----------
                                                                   -----------  -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................................  $33,420,517  $31,304,771
  Accrued expenses...............................................    2,127,784    3,196,977
  Income taxes payable...........................................    1,802,161           --
                                                                   -----------  -----------
Total current liabilities........................................   37,350,462   34,501,748
Long-term notes payable..........................................   27,497,725   27,497,725
Senior subordinated notes payable................................    7,696,984    8,920,180
Deferred income taxes............................................      230,131      607,161
Mandatorily redeemable cumulative preferred stock, at redemption amount, 300,000 shares authorized, and 255,361 shares issued
  and outstanding in 1997 and 1998...............................   27,749,221   29,792,109
Stockholders' equity:
    Common Stock, $.01 par value; 7,000,000 shares authorized,
      5,507,253 in 1997 and 5,590,587 in 1998 issued and
      outstanding................................................       55,073       55,906
    Common stock subscribed--83,334 shares in 1997 and 34,000
      shares in 1998.............................................      500,004      204,000
    Additional paid-in capital...................................   16,337,717   16,836,888
    Retained earnings............................................           --      778,210
                                                                   -----------  -----------
                                                                    16,892,794   17,875,004
Subscription receivable..........................................     (500,004)    (204,000)
                                                                   -----------  -----------
Total stockholders' equity.......................................   16,392,790   17,671,004
                                                                   -----------  -----------
Total liabilities and stockholders' equity.......................  $116,917,313 $118,989,927
                                                                   -----------  -----------
                                                                   -----------  -----------

                            See accompanying notes.

                          ACCREDO HEALTH, INCORPORATED

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     PERIOD FROM
                                                      INCEPTION
                                                      (MAY 24,
                                                        1996)        YEARS ENDED JUNE 30,
                                                       THROUGH     ------------------------
                                                    JUNE 30, 1996     1997         1998
                                                    -------------  -----------  -----------
Revenues:
  Net patient service revenue.....................    $6,647,165   $106,143,403 $170,001,733
  Other revenue...................................      597,283      8,048,870    9,806,296
  Equity in net income of joint ventures..........       49,255      1,016,518    1,150,122
                                                    -------------  -----------  -----------
Total revenues....................................    7,293,703    115,208,791  180,958,151

Operating expenses:
  Cost of services................................    6,450,279    101,080,589  154,045,458
  General and administrative......................      626,688      5,938,874   12,350,717
  Bad debts.......................................      251,538      2,976,718    3,165,292
  Depreciation....................................       17,300        230,887      429,702
  Amortization....................................      108,604      1,368,299    2,098,584
                                                    -------------  -----------  -----------
Total operating expenses..........................    7,454,409    111,595,367  172,089,753
                                                    -------------  -----------  -----------
Operating income (loss)...........................     (160,706)     3,613,424    8,868,398
Other expense (income):
  Interest expense................................      106,014      1,083,431    3,721,528
  Interest income.................................           --        (99,890)    (169,398)
                                                    -------------  -----------  -----------
                                                        106,014        983,541    3,552,130
                                                    -------------  -----------  -----------
Income (loss) before income taxes.................     (266,720)     2,629,883    5,316,268
Income tax expense (benefit)......................      (28,420)     1,507,430    2,495,170
                                                    -------------  -----------  -----------
Net income (loss).................................     (238,300)     1,122,453    2,821,098
Mandatorily redeemable cumulative preferred stock
  dividends.......................................     (170,233)    (2,042,888)  (2,042,888)
                                                    -------------  -----------  -----------
Net income (loss) attributable to common
  stockholders....................................    $(408,533)   $  (920,435) $   778,210
                                                    -------------  -----------  -----------
                                                    -------------  -----------  -----------

Net income (loss) per share attributable to common
  stockholders:
  Basic...........................................    $   (0.08)   $     (0.18) $      0.14
  Diluted.........................................    $   (0.08)   $     (0.18) $      0.13

Weighted average number of shares and dilutive
  share equivalents outstanding
  Basic...........................................    5,107,253      5,140,586    5,566,281
  Diluted.........................................    5,107,253      5,417,721    5,875,275

                            See accompanying notes.

                          ACCREDO HEALTH, INCORPORATED

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND
               MANDATORILY REDEEMABLE CUMULATIVE PREFERRED STOCK

                               COMMON                 COMMON                  ADDITIONAL      RETAINED        TOTAL
                               STOCK      COMMON      STOCK     SUBSCRIPTION    PAID-IN       EARNINGS    STOCKHOLDERS'
                               SHARES      STOCK    SUBSCRIBED  RECEIVABLE      CAPITAL      (DEFICIT)       EQUITY
                             ----------  ---------  ----------  -----------  -------------  ------------  -------------
Initial capitalization.....   5,000,000  $  50,000  $       --   $      --   $  14,950,000  $         --  $  15,000,000
Issuance of common stock
  and mandatorily
  redeemable preferred
  stock for acquired
  Company..................     107,253      1,073          --          --         320,685            --        321,758
Accrued dividends on
  mandatorily redeemable
  cumulative preferred
  stock....................          --         --          --          --        (170,233)           --       (170,233)
Net loss...................          --         --          --          --              --      (238,300)      (238,300)
                             ----------  ---------  ----------  -----------  -------------  ------------  -------------
Balance at June 30, 1996...   5,107,253     51,073          --          --      15,100,452      (238,300)    14,913,225
Issuance of common stock...     400,000      4,000          --          --       2,396,000            --      2,400,000
Common stock subscribed
  (83,334 shares)..........          --         --     500,004          --              --            --        500,004
Subscription receivable....          --         --          --    (500,004)             --            --       (500,004)
Accrued dividends on
  mandatorily redeemable
  cumulative preferred
  stock....................          --         --          --          --      (1,158,735)     (884,153)    (2,042,888)
Net income.................          --         --          --          --              --     1,122,453      1,122,453
                             ----------  ---------  ----------  -----------  -------------  ------------  -------------
Balance at June 30, 1997...   5,507,253     55,073     500,004    (500,004)     16,337,717            --     16,392,790
Issuance of common stock...      83,334        833    (500,004)    500,004         499,171            --        500,004
Common stock subscribed
  (34,000 shares)..........          --         --     204,000          --              --            --        204,000
Subscription receivable....          --         --          --    (204,000)             --            --       (204,000)
Accrued dividends on
  mandatorily redeemable
  cumulative preferred
  stock....................          --         --          --          --              --    (2,042,888)    (2,042,888)
Net income.................          --         --          --          --              --     2,821,098      2,821,098
                             ----------  ---------  ----------  -----------  -------------  ------------  -------------
Balance at June 30, 1998...   5,590,587  $  55,906  $  204,000   $(204,000)  $  16,836,888  $    778,210  $  17,671,004
                             ----------  ---------  ----------  -----------  -------------  ------------  -------------
                             ----------  ---------  ----------  -----------  -------------  ------------  -------------

                              MANDATORILY
                              REDEEMABLE
                              CUMULATIVE
                               PREFERRED
                                 STOCK
                             -------------
Initial capitalization.....  $  25,000,000
Issuance of common stock
  and mandatorily
  redeemable preferred
  stock for acquired
  Company..................        536,100
Accrued dividends on
  mandatorily redeemable
  cumulative preferred
  stock....................        170,233
Net loss...................             --
                             -------------
Balance at June 30, 1996...     25,706,333
Issuance of common stock...             --
Common stock subscribed
  (83,334 shares)..........             --
Subscription receivable....             --
Accrued dividends on
  mandatorily redeemable
  cumulative preferred
  stock....................      2,042,888
Net income.................             --
                             -------------
Balance at June 30, 1997...     27,749,221
Issuance of common stock...
Common stock subscribed
  (34,000 shares)..........             --
Subscription receivable....             --
Accrued dividends on
  mandatorily redeemable
  cumulative preferred
  stock....................      2,042,888
Net income.................             --
                             -------------
Balance at June 30, 1998...  $  29,792,109
                             -------------
                             -------------

                            See accompanying notes.

                          ACCREDO HEALTH, INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        PERIOD FROM
                                                         INCEPTION
                                                         (MAY 24,
                                                           1996)       YEARS ENDED JUNE 30,
                                                          THROUGH     ----------------------
                                                       JUNE 30, 1996     1997        1998
                                                       -------------  ----------  ----------
OPERATING ACTIVITIES
Net income (loss)....................................   $  (238,300)  $1,122,453  $2,821,098
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
    Depreciation and amortization....................       125,904    1,599,186   2,528,286
    Original issue discount amortization.............            --       11,975     177,370
    Interest added to long-term obligations..........            --       85,009   1,045,826
    Provision for losses on accounts receivable......       251,538    2,976,718   3,165,292
    Deferred income tax expense (benefit)............      (150,260)     116,865   1,541,271
  Changes in operating assets and liabilities, net of
    effect from purchase of companies:
      Patient receivables and other..................      (900,707)  (11,059,965) (10,521,526)
      Due from affiliates............................       (39,392)     478,512      92,785
      Inventories....................................    (5,349,168)  (5,260,633)  3,885,134
      Prepaids and other current assets..............       (26,480)    (216,048)    142,506
      Recoverable income taxes.......................        23,264           --    (150,893)
      Accounts payable and accrued expenses..........     7,230,569    9,378,288  (1,046,553)
      Income taxes payable...........................       305,289      261,340  (1,802,161)
                                                       -------------  ----------  ----------
Net cash provided by (used in) operating
  activities.........................................     1,232,257     (506,300)  1,878,435

INVESTING ACTIVITIES
Purchases of property and equipment..................       (23,326)    (349,049)   (991,769)
Purchase of Horizon Health Systems, Inc. in 1997 and
  Southern Health Systems, Inc. in 1996, net of cash
  acquired...........................................   (37,733,715)  (29,721,000)         --
Change in joint venture investments, net.............       100,745      378,482      24,646
                                                       -------------  ----------  ----------
Net cash used in investing activities................   (37,656,296)  (29,691,567)   (967,123)

FINANCING ACTIVITIES
Proceeds from long-term obligations..................            --   27,897,725          --
Issuance of preferred stock..........................    25,000,000           --          --
Issuance of common stock.............................    15,000,000    2,400,000     500,004
                                                       -------------  ----------  ----------
Net cash provided by financing activities............    40,000,000   30,297,725     500,004
                                                       -------------  ----------  ----------
Increase in cash and cash equivalents................     3,575,961       99,858   1,411,316
Cash and cash equivalents at beginning of period.....            --    3,575,961   3,675,819
                                                       -------------  ----------  ----------
Cash and cash equivalents at end of period...........   $ 3,575,961   $3,675,819  $5,087,135
                                                       -------------  ----------  ----------
                                                       -------------  ----------  ----------

SUPPLEMENTARY CASH FLOW DISCLOSURES:
Income taxes paid....................................   $   204,687   $  858,840  $1,531,692
                                                       -------------  ----------  ----------
                                                       -------------  ----------  ----------
Cash paid for interest...............................   $   105,854   $  567,999  $2,675,701
                                                       -------------  ----------  ----------
                                                       -------------  ----------  ----------

                            See accompanying notes.

                          ACCREDO HEALTH, INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF OPERATIONS

ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

    Accredo Health, Incorporated (formerly Nova Holdings, Inc.) (the Company) was incorporated on May 24, 1996. As more fully described in Note 3, on May 31, 1996, the Company acquired Southern Health Systems, Inc. (a holding company) and its wholly-owned subsidiary, Nova Factor, Inc. Since the Company was newly formed at May 24, 1996, and because Nova Factor, Inc. had been in existence for several years, the Company is considered the successor to Nova Factor Inc.'s operations.

    The consolidated financial statements include the accounts and transactions of the Company and its subsidiaries for the period from inception (May 24, 1996) through June 30, 1998, and its subsidiary Horizon Health Systems, Inc. (HHS) for the period from its acquisition, June 1, 1997, through June 30, 1998. Significant intercompany accounts have been eliminated in consolidation.

DESCRIPTION OF BUSINESS

    The Company provides specialized contract pharmacy and related services beneficial to patients with certain costly chronic diseases. Because of the unique needs of patients suffering from chronic diseases, biotechnology drug manufacturers have recognized the benefits of customized programs to facilitate alternate site drug administration, ensure compliance with treatment regimens, provide reimbursement assistance and capture valuable clinical and patient demographic information. The Company addresses the needs of the manufacturers by providing specialized services that facilitate product launch and patient acceptance including timely drug utilization and patient compliance information, patient education and monitoring, reimbursement expertise and overnight drug delivery.

    The Company has designed its specialty services to focus primarily on biotechnology drugs that: (i) are used on a recurring basis to treat chronic, and potentially life threatening diseases; (ii) are expensive; (iii) are administered through injection; and (iv) require temperature control or other specialized handling as part of their distribution process. Currently, the Company provides specialized contract pharmacy and related services that address the needs of patients with the following diseases: Gaucher Disease, a hereditary liver enzyme deficiency; hemophilia, a hereditary bleeding disorder; Multiple Sclerosis, a debilitating disease of the central nervous system; and growth hormone related disorders. These diseases generally require life-long therapy, except for the treatment of growth hormone-related disorders which typically require treatment for six to ten years.

    Other revenues primarily consist of management fees from biotech manufacturers and various management agreements with hospitals and joint ventures.

2. SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

    The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

PATIENT ACCOUNTS RECEIVABLE

    The Company's primary concentration of credit risk is patient accounts receivable, which consists of amounts owed by various governmental agencies, insurance companies and private patients. The Company manages the receivables by regularly reviewing its accounts and contracts and by providing appropriate

                          ACCREDO HEALTH, INCORPORATED

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) allowances for uncollectible amounts. Significant concentrations of gross patient accounts receivable consist of the following at June 30:

                                                                    1997         1998
                                                                     ---          ---
Medicare.......................................................           5%           3%
Medicaid.......................................................          17%          23%

    Concentration of credit risk relating to accounts receivable is limited to some extent by the diversity and number of patients and payors and the geographic dispersion of the Company's operations The Company grants credit without collateral to its patients.

INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out method) or market.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of receivables, accounts payable and notes payable approximates fair value of these financial instruments at June 30, 1997 and 1998.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Provisions for depreciation are computed primarily by the straight-line method based on the estimated useful lives of the related assets of 2 to 7 years.

GOODWILL AND OTHER INTANGIBLE ASSETS

    Goodwill represents the excess of the cost of businesses acquired over fair value of net tangible and identifiable intangible assets at the date of acquisition. The Company recorded $23,396,095 in goodwill and $1,000,000 in non-compete agreements on June 1, 1997, and $35,780,242 in goodwill, $1,117,783 in non-compete agreements and $361,416 in other intangible assets on May 31, 1996, in connection with business acquisitions. These assets are being amortized using the straight-line method over their estimated useful lives of 40 years for goodwill, 3 and 10 years for the non-compete agreements, and 10 years for the other intangible assets. Goodwill is net of accumulated amortization of $1,017,788 and $2,497,196 at June 30, 1997 and 1998, respectively. Non-compete agreements and other intangible assets are net of accumulated amortization of $459,115 and $1,078,291 at June 30, 1997 and 1998, respectively.

VALUATION OF LONG-LIVED ASSETS

    Management periodically evaluates carrying values of long-lived assets, including property and equipment, strategic investments, goodwill and other intangible assets, to determine whether events and circumstances indicate that these assets have been impaired. An asset is considered impaired when undiscounted cash flows to be realized from such asset are less than its carrying value. In that event, a loss is determined based on the amount the carrying value exceeds the fair market value of such asset.

                          ACCREDO HEALTH, INCORPORATED

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
MANDATORILY REDEEMABLE CUMULATIVE PREFERRED STOCK

    The Company is authorized to issue up to 300,000 shares of nonvoting mandatorily redeemable cumulative preferred stock (Series A). In connection with its formation, the Company issued, at the $100 redemption amount, 250,000 shares of the preferred stock on May 31, 1996, and 5,361 shares on the same date in connection with the acquisition (see note 3), for a total of $25,536,100. The nonvoting mandatorily redeemable cumulative preferred stock is entitled to an $8 per share annual dividend. Accumulated unpaid dividends of $2,213,121 and $4,256,009 at June 30, 1997 and 1998, respectively, are included in the mandatorily redeemable cumulative preferred stock in the accompanying consolidated balance sheets. Accumulated unpaid dividends are $16.67 per share at June 30, 1998.

    The Company may, at its option, redeem at any time a portion or all of the preferred stock at the redemption price of $100 per share, plus any accrued but unpaid dividends, with the consent of the bank holding the senior debt. On May 31, 2004, the Company must purchase and redeem, at the redemption price of $100 plus any accrued and unpaid dividends, all the then outstanding shares of the redeemable preferred stock. If at any time the Company consummates a public offering of its common stock, the Company shall apply any net cash proceeds of such offering to redeem, at the redemption price, shares of the preferred stock.

STOCK-BASED COMPENSATION

    The Company recognizes stock-based compensation using the intrinsic value method as permitted by Financial Accounting Standards Board Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (Statement 123). Accordingly, no compensation expense is recorded for stock-based awards issued at market value at the date such awards are granted. The Company makes pro forma disclosures of net income as if the market-value method was followed.

REVENUE RECOGNITION

    Net patient service revenues are reported at the net amounts billed to patients, third-party payors and others in the period the services are rendered. The Company has agreements with certain third-party payors that provide for payments to the Company at amounts discounted from its established rates.

    Approximately 18%, 17% and 20% of gross patient service revenues for the periods ended June 30, 1996, 1997 and 1998, respectively, is from participation in the Medicare and state-sponsored Medicaid programs.

INTEREST RATE SWAP AGREEMENTS

    The Company enters into interest rate swap agreements as a means of managing its interest rate exposure. The differential to be paid or received is recognized over the life of the agreement as an adjustment to interest expense.

NET EARNINGS (LOSS) PER SHARE

    In 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 128. Earnings per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously

                          ACCREDO HEALTH, INCORPORATED

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
NET EARNINGS (LOSS) PER SHARE (CONTINUED)

reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented to conform to Statement 128 requirements.

USE OF ESTIMATES

    The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Estimates are used primarily in recording the allowance for doubtful accounts.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued Statement No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. The Statement changes the way public companies report segment information in financial statements and also requires those companies to report selected segment information in interim financial reports to shareholders. The Statement is effective for the Company beginning with its June 30, 1999, financial statements. The Statement affects only disclosures presented in the financial statements and will have no effect on consolidated financial position or results of operations.

    In June 1998, the Financial Accounting Standards Board issued Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which is required to be adopted in years beginning after June 15, 1999. Management of the Company does not anticipate that the adoption of the new Statement will have a significant effect on results of operations or the financial position of the Company.

3. BUSINESS ACQUISITIONS

    On May 31, 1996, the Company acquired all of the outstanding shares of Southern Health Systems, Inc. (SHS) common stock. SHS was a holding company whose wholly-owned operating subsidiary was Nova Factor, Inc. In connection with the acquisition of SHS common stock, the Company paid cash of $39,169,291 and issued 107,253 shares of the Company's common stock and 5,361 shares of the Company's mandatorily redeemable preferred stock with a value of $857,858. Total assets acquired and liabilities assumed were $27,537,936 and $24,210,786, respectively. This transaction was recorded by the Company using the purchase method of accounting. The excess of the total purchase price of $40,586,591, including acquisition costs of $559,442, over the fair market value of the net assets acquired of $3,327,150 was allocated to goodwill and other identifiable intangible assets. The Company recorded $35,780,242 in goodwill, $1,117,783 in non-compete agreements and $361,416 in other intangible assets which are included in the accompanying consolidated balance sheet.

    On June 1, 1997, the Company acquired substantially all the assets of HHS, a Company engaged in the sale and distribution of blood clotting factors and ancillary supplies to hemophilia patients, through an acquisition accounted for using the purchase method of accounting. The consideration paid by the Company related to this acquisition was $29,996,127. Total assets acquired and liabilities assumed were $9,018,540 and $3,152,031, respectively. This transaction was recorded by the Company using the purchase method of accounting. The excess of the purchase price of $24,396,095, including acquisition costs of $266,477, over the fair market value of the net assets acquired, was allocated to goodwill and other identifiable intangible assets. The operating results of HHS are included in the Company's consolidated statement of operations beginning June 1, 1997.

                          ACCREDO HEALTH, INCORPORATED

3. BUSINESS ACQUISITIONS (CONTINUED)
    Pro forma amounts for the periods ended June 30, 1996 and 1997, as if the acquisition had occurred on May 24, 1996 (inception), are as follows:

                                                       1996        1997
                                                     ---------  -----------
Pro forma total revenues...........................  $8,971,000 $142,777,000
Pro forma net (loss) attributable to common
  shareholders.....................................  $(510,000) $(1,197,000)
Pro forma (loss) per share attributable to common
  shareholders.....................................  $   (0.10) $     (0.23)

4. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following at June 30:

                                                         1997       1998
                                                       ---------  ---------
Equipment............................................  $ 817,142  $1,304,935
Furniture and fixtures...............................    996,727  1,487,585
                                                       ---------  ---------
                                                       1,813,869  2,792,520
Accumulated depreciation.............................   (248,187)  (664,771)
                                                       ---------  ---------
                                                       $1,565,682 $2,127,749
                                                       ---------  ---------
                                                       ---------  ---------

5. NOTES PAYABLE

    At June 30, 1998, the Company has a revolving line of credit agreement for up to $40 million with banks, which expires October 31, 1999. The Company's borrowing base, as defined in the agreement, was approximately $33,155,000 and $39,843,000 at June 30, 1997 and 1998, respectively. Amounts outstanding under the line of credit bear interest at varying rates based upon a LIBOR or prime rate of interest at the periodic election of the Company plus a variable margin rate based on the Company's debt to cash flow ratio as defined by the banks (the combination of a 2% margin and LIBOR base rate resulted in effective rates of 7.69% at June 30, 1997 and 7.625% at June 30, 1998). The Company entered into an interest rate swap agreement with a bank in October 1997 in order to fix a portion of its interest rate exposure on this line of credit. The terms of the agreement require the Company to pay a fixed interest rate of 6.15% on a $15 million notional amount and receive the 30 day LIBOR rate in exchange. The interest rate swap agreement terminates October 29, 1999. The line of credit is secured by substantially all assets of the Company. The bank's security interest in a portion of the Company's inventory is subordinate to the liens on that inventory under the terms of a security agreement between the Company and one of its vendors. The same vendor has a security interest in certain accounts receivable of the Company which is subordinate to the rights of the banks. At June 30, 1998, the balance outstanding under this line of credit was $27,497,725.

    As defined in the credit agreements, the line of credit contains financial covenants which require the Company to maintain certain levels of net worth, tangible net worth, working capital, debt to net worth and liquidity ratios. The credit agreement also restricts certain changes in management and ownership of the Company.

    During June 1997, the Company issued $10 million in senior subordinated notes (the Notes) to certain stockholders of the Company in connection with the purchase of HHS. The Notes, which are due June 1, 2004,

                          ACCREDO HEALTH, INCORPORATED

5. NOTES PAYABLE (CONTINUED)
have a stated interest rate of 10% and an effective rate of 16%. The Notes are unsecured. Concurrently with the issuance of the Notes, the Company issued 400,000 shares of its common stock to the Note holders. The excess of the fair market value of the 400,000 shares of common stock issued over the purchase price of $4,000 was recorded as an original issue discount. This original issue discount, which accretes over the life of the related obligation using the effective interest method, is reflected as a reduction of the Notes in the accompanying consolidated balance sheets.

    At the option of the Company, the amount of interest due and payable September 1, 1998; December 1, 1998; March 1, 1999 and June 1, 1999, may be added to the unpaid principal balance of the Notes. During 1997 and 1998, the Company added $85,009 and $1,045,826, respectively, of accrued interest due during 1997 and 1998 to the unpaid principal balance of the Notes.

    If at any time while the Notes are outstanding, the Company shall consummate a public offering, as defined in the note purchase agreement, or merge or consolidate, as defined in the note purchase agreement, the Company shall use the net proceeds of such offering to repay the principal amount of the Notes, plus accrued interest (see Note 12). On any interest payment date on or after June 1, 2002, the Company shall pay an amount of accrued original issue discount on the Notes as shall be necessary to ensure that such Notes shall not be considered applicable high yield discount obligations as defined in the note purchase agreement.

6. INCOME TAXES

    The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company is indemnified for income tax liabilities arising prior to May 31, 1996, by its former parent.

    Income tax expense (benefit) consist of the following for the periods ended June 30:

                                               1996       1997       1998
                                             ---------  ---------  ---------
Current:
  Federal..................................  $ 121,840  $1,159,425 $ 850,062
  State....................................         --    231,140    103,837
                                             ---------  ---------  ---------
                                               121,840  1,390,565    953,899
Deferred:
  Federal..................................   (142,852)   100,172  1,303,935
  State....................................     (7,408)    16,693    237,336
                                             ---------  ---------  ---------
                                              (150,260)   116,865  1,541,271
                                             ---------  ---------  ---------
                                             $ (28,420) $1,507,430 $2,495,170
                                             ---------  ---------  ---------
                                             ---------  ---------  ---------

                          ACCREDO HEALTH, INCORPORATED

6. INCOME TAXES (CONTINUED)
    The provision (benefit) for income taxes differed from the amount computed by applying the statutory federal income tax rate of 34% for the periods ended June 30 due to the following:

                                                            1996        1997        1998
                                                          ---------  ----------  ----------
Income tax expense (benefit) at statutory rate..........  $ (90,685) $  894,107  $1,807,496
State income tax expense (benefit), net of federal
  income tax expense (benefit)..........................     (4,889)    164,903     225,174
Goodwill amortization...................................     36,925     443,104     443,104
Other...................................................     30,229       5,316      19,396
                                                          ---------  ----------  ----------
Income tax expense (benefit)............................  $ (28,420) $1,507,430  $2,495,170
                                                          ---------  ----------  ----------
                                                          ---------  ----------  ----------

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at June 30 are as follows:

                                                         1997       1998
                                                       ---------  ---------
Deferred tax assets:
  Accounts receivable reserves.......................  $1,350,846 $1,197,657
  Accrued expenses...................................     84,505     96,904
  Joint venture investments..........................     20,322     17,129
  Other..............................................     32,554     34,316
                                                       ---------  ---------
                                                       1,488,227  1,346,006
Deferred tax liabilities:
  Property and equipment.............................    (99,863)  (150,458)
  Intangible assets..................................    (43,391)  (372,606)
  Joint venture investments..........................    (86,877)   (84,097)
  Accounts receivable................................         --  (1,022,020)
                                                       ---------  ---------
                                                        (230,131) (1,629,181)
                                                       ---------  ---------
Net deferred tax assets (liabilities)................  $1,258,096 $(283,175)
                                                       ---------  ---------
                                                       ---------  ---------

7. OPERATING LEASES

    The Company leases office space and equipment under various operating leases. Rent expense for all operating leases was approximately $24,000, $429,000 and $758,000 for the periods ended June 30, 1996, 1997 and 1998, respectively.

                          ACCREDO HEALTH, INCORPORATED

7. OPERATING LEASES (CONTINUED)
    Future minimum payments, by year and in the aggregate, under noncancelable operating leases with initial terms of one year or more consist of the following at June 30, 1998 (including executed lease extensions through August 12, 1998):

1999............................................................  $ 780,000
2000............................................................    522,000
2001............................................................    360,000
2002............................................................    388,000
2003............................................................    361,000
                                                                  ---------
                                                                  $2,411,000
                                                                  ---------
                                                                  ---------

8. INVESTMENT IN JOINT VENTURES

    Texas Health Pharmaceutical Resources, Teddy Bear Home Care/Drug Therapies and Children's Memorial Home Hemophilia Services are partnerships in which the Company has a 50% ownership interest. Campus Home Health Care-Home Hemophilia is a limited liability company in which the Company has a 25% ownership interest. These joint ventures are accounted for by the Company under the equity method of accounting. Amounts due from these joint ventures to the Company are classified as due from affiliates in the accompanying consolidated balance sheets. The portion of the Company's retained earnings at June 30, 1998, attributable to undistributed earnings of these joint ventures is $628,000.

    The Company provided management services to these joint ventures of $21,000, $362,000 and $413,000 for the periods ended June 30, 1996, 1997 and 1998, respectively, which are recorded as other revenues in the accompanying consolidated statements of operations.

    Summary financial information for affiliated joint ventures (20 percent to 50 percent owned) accounted for by the equity method is as follows as of and for the periods ended June 30:

                                            1996        1997        1998
                                          ---------  ----------  ----------
Current assets..........................  $3,222,000 $2,629,000  $2,160,000
Property and equipment and other
  assets................................     96,000      84,000      78,000
Current liabilities.....................  1,260,000   1,392,000     971,000
Total revenues..........................    729,000  12,736,000  10,215,000
Net income..............................     99,000   2,050,000   2,315,000

9. DEFINED CONTRIBUTION PLAN

    The Company has a qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. Substantially all full time employees qualify for participation in the plan. The Company matches employee contributions, as defined in the plan. The Company made annual matching contributions of approximately $2,000, $41,000 and $43,000 for the periods ended June 30, 1996, 1997 and 1998, respectively.

10. STOCK OPTION PLAN

    The Company's Amended and Restated Stock Option and Restricted Stock Purchase Plan has authorized the grant of options to selected employees, officers, and directors for up to 965,000 shares of the Company's

                          ACCREDO HEALTH, INCORPORATED

10. STOCK OPTION PLAN (CONTINUED)
common stock. All options granted have 10-year terms and vest and become fully exercisable over a period of 1 to 6 years of continued employment. Certain options granted with up to 6-year vesting terms also have provisions for accelerated vesting over the first 4 years if certain Company income targets are achieved during that period. Otherwise, these options become fully exercisable at the end of up to 6 years of continued employment.

    Pro forma information regarding net income is required by Statement 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of Statement 123. Significant assumptions used by the Company in the Black-Scholes option pricing model computations are as follows for the periods ended June 30:

                                    1996            1997            1998
                               --------------  --------------  --------------
Risk-free interest rates.....  6.25% to 6.40%  6.08% to 6.93%  5.48% to 6.22%
Dividend yield...............        0%              0%              0%
Volatility factor............       .60             .60             .60
Weighted-average expected        4.6 years       4.5 years       4.45 years
  life.......................

    The Black-Scholes option model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information for the periods ended June 30 is as follows:

                                               1996       1997       1998
                                             ---------  ---------  ---------
Net income (loss) "as reported"............  $(238,300) $1,122,453 $2,821,098
Pro forma net income (loss)................  $(253,387) $ 914,795  $2,515,336

    These pro forma disclosures are not necessarily representative of the effects of stock options on reported pro forma net income for future years.

                          ACCREDO HEALTH, INCORPORATED

10. STOCK OPTION PLAN (CONTINUED)
    A summary of the Company's stock option activity and related information for the periods ended June 30 follows:

                                                   1996                        1997                        1998
                                        --------------------------  --------------------------  --------------------------
                                                       WEIGHTED-                   WEIGHTED-                   WEIGHTED-
                                                        AVERAGE                     AVERAGE                     AVERAGE
                                                       EXERCISE                    EXERCISE                    EXERCISE
                                          OPTIONS        PRICE        OPTIONS        PRICE        OPTIONS        PRICE
                                        -----------  -------------  -----------  -------------  -----------  -------------
Outstanding at beginning of period....          --     $      --       542,857     $       3       670,858     $       3
Granted...............................     542,857             3       130,001             3       186,428             6
Exercised.............................          --            --            --            --            --            --
Forfeited.............................          --            --        (2,000)            3          (857)            3
                                        -----------        -----    -----------        -----    -----------        -----
Outstanding at end of period..........     542,857     $       3       670,858     $       3       856,429     $    4.84
                                        -----------        -----    -----------        -----    -----------        -----
                                        -----------        -----    -----------        -----    -----------        -----
Exercisable at end of period..........          --     $      --       116,000     $       3       247,001     $    3.17
                                        -----------        -----    -----------        -----    -----------        -----
                                        -----------        -----    -----------        -----    -----------        -----
Weighted-average fair value of options
  granted during the year.............   $    1.64                   $    1.63                   $    2.61
                                        -----------                 -----------                 -----------
                                        -----------                 -----------                 -----------

    The range of exercise prices for the Company's stock options outstanding at June 30, 1998, is $3.00 to $6.00. The weighted-average remaining contractual life of those outstanding options is 8.3 years at June 30, 1998.

11. EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data) for the periods ended June 30:

                                                     1996        1997        1998
                                                   ---------  ----------  ----------
Numerator for basic and diluted income (loss) per
  share attributable to common stockholders:
  Net income (loss)..............................  $(238,300) $1,122,453  $2,821,098
  Less preferred stock dividends.................   (170,233) (2,042,888) (2,042,888)
                                                   ---------  ----------  ----------
  Net income (loss) attributable to common
    stockholders.................................  $(408,533) $ (920,435) $  778,210
                                                   ---------  ----------  ----------
                                                   ---------  ----------  ----------
Denominator:
  Denominator for basic income (loss) per share
    attributable to common
    stockholders--weighted-average shares........  5,107,253   5,140,586   5,566,281
  Effect of dilutive stock options...............         --     277,135     308,994
                                                   ---------  ----------  ----------
  Denominator for diluted income (loss) per share
    attributable to common stockholders--adjusted
    weighted-average shares......................  5,107,253   5,417,721   5,875,275
                                                   ---------  ----------  ----------
                                                   ---------  ----------  ----------
Net income (loss) per share attributable to
  common stockholders--basic.....................  $   (0.08) $    (0.18) $     0.14
                                                   ---------  ----------  ----------
                                                   ---------  ----------  ----------
Net income (loss) per share attributable to
  common stockholders--diluted (1)...............  $   (0.08) $    (0.18) $     0.13
                                                   ---------  ----------  ----------
                                                   ---------  ----------  ----------

                          ACCREDO HEALTH, INCORPORATED

11. EARNINGS PER SHARE (CONTINUED)
(1) Historical diluted loss per share amounts for 1996 and 1997 have been calculated using the same denomination as used in the basic loss per share calculation as the inclusion of dilutive securities in the denominator would have an anti-dilutive effect.

12. SUBSEQUENT EVENTS

PUBLIC OFFERING

    The Company is currently in the process of an initial public offering of its common stock (the "Offering"). The net proceeds from the Offering are planned to be used primarily to reduce outstanding indebtedness and redeem Series A mandatorily redeemable cumulative preferred stock.

CHANGES IN COMMON STOCK

    Immediately prior to the consummation of the anticipated Offering, the
Company intends to complete a recapitalization pursuant to which a      for
     stock split will be effected and pursuant to which      shares of Common
Stock held by the Company's principal stockholder will be exchanged for shares of Non-voting Common Stock of the Company. All share and per share amounts have been retroactively restated to reflect the stock split.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Nova Factor, Inc.

    We have audited the accompanying statements of operations, stockholder's equity and cash flows for Nova Factor, Inc. (the "Company") for the period July 1, 1995 through May 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations, changes in stockholder's equity and cash flows of Nova Factor, Inc. for the period July 1, 1995 through May 31, 1996, in conformity with generally accepted accounting principles.

                                                           /s/ Ernst & Young LLP

Memphis, Tennessee

August 30, 1996

                               NOVA FACTOR, INC.

                            STATEMENT OF OPERATIONS

                     ELEVEN-MONTH PERIOD ENDED MAY 31, 1996

Revenues:
  Net patient service revenue..................................................  $68,584,991
  Other revenue................................................................   6,346,546
  Equity in net loss of joint ventures.........................................    (138,970)
                                                                                 ----------
Total revenues.................................................................  74,792,567

Operating expenses:
  Cost of services.............................................................  65,867,240
  General and administrative...................................................   2,753,353
  Bad debts....................................................................   1,860,253
  Depreciation.................................................................     103,352
  Corporate overhead allocation................................................   4,206,274
                                                                                 ----------
Total operating expenses.......................................................  74,790,472
                                                                                 ----------
Operating income...............................................................       2,095

Other (expense) income:
  Interest expense.............................................................  (1,281,683)
  Interest income..............................................................   1,015,664
                                                                                 ----------
                                                                                   (266,019)
                                                                                 ----------

Loss before income tax benefit.................................................    (263,924)

Income tax benefit:                                                                  72,090
                                                                                 ----------
Net loss.......................................................................  $ (191,834)
                                                                                 ----------
                                                                                 ----------

                            See accompanying notes.

                               NOVA FACTOR, INC.

                       STATEMENT OF STOCKHOLDER'S EQUITY

                                                               ADDITIONAL
                                       COMMON       COMMON      PAID-IN     RETAINED
                                        STOCK        STOCK      CAPITAL     EARNINGS     TOTAL
                                     -----------  -----------  ----------  ----------  ----------
Balance at June 30, 1995...........         100    $   1,000   $7,585,731  $3,728,265  $11,314,996
  Dividend to SHS..................          --           --   (4,259,581) (3,536,431) (7,796,012)
  Net loss for the period ended May
    31, 1996.......................          --           --           --    (191,834)   (191,834)
                                     -----------  -----------  ----------  ----------  ----------
Balance at May 31, 1996............         100    $   1,000   $3,326,150  $       --  $3,327,150
                                     -----------  -----------  ----------  ----------  ----------
                                     -----------  -----------  ----------  ----------  ----------

                            See accompanying notes.

                               NOVA FACTOR, INC.

                            STATEMENT OF CASH FLOWS

                     ELEVEN-MONTH PERIOD ENDED MAY 31, 1996

OPERATING ACTIVITIES
Net loss........................................................................  $ (191,834)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation..................................................................     103,352
  Provision for losses on patient receivables...................................   1,860,253
  Provision for deferred income taxes...........................................      78,778
  Changes in operating assets and liabilities:
    Patient receivables and other...............................................    (720,568)
    Recoverable income taxes....................................................      23,264
    Due to affiliates...........................................................   1,048,753
    Inventories.................................................................   5,027,002
    Prepaids and other current assets...........................................     (59,462)
    Accounts payable and accrued expenses.......................................  (5,089,028)
    Income taxes payable........................................................    (161,972)
                                                                                  ----------
Net cash provided by operating activities.......................................   1,872,010
INVESTING ACTIVITIES
Purchases of property and equipment.............................................    (880,057)
Increase in other assets........................................................     (12,346)
Change in joint venture investments, net........................................     401,570
                                                                                  ----------
Net cash used in investing activities...........................................    (490,833)
FINANCING ACTIVITIES
Payments on notes payable.......................................................     (30,883)
                                                                                  ----------
Increase in cash................................................................   1,350,294
Cash at beginning of period.....................................................     644,723
                                                                                  ----------
Cash at end of period...........................................................  $1,995,017
                                                                                  ----------
                                                                                  ----------
SUPPLEMENTAL CASH FLOW DISCLOSURE:
Cash paid for interest..........................................................  $  366,000
                                                                                  ----------
                                                                                  ----------
Cash paid for income taxes......................................................  $  193,000
                                                                                  ----------
                                                                                  ----------

                            See accompanying notes.

                               NOVA FACTOR, INC.

                         NOTES TO FINANCIAL STATEMENTS

                     ELEVEN-MONTH PERIOD ENDED MAY 31, 1996

1. ORGANIZATION AND NATURE OF OPERATIONS

ORGANIZATION

    Nova Factor, Inc. (the Company) is a wholly-owned subsidiary of Southern Health Systems, Inc. (SHS), a holding company. Prior to May 31, 1996, Le Bonheur Health Systems, Inc. was the majority shareholder of SHS. On May 31, 1996, Accredo Health, Incorporated (Accredo) (formerly Nova Holdings, Inc.) purchased from Le Bonheur Health Systems, Inc. all of the outstanding shares of SHS common stock. The financial statements reflect the historical cost-basis financial statements of the Company, the predecessor to Accredo, prior to the acquisition.

DESCRIPTION OF BUSINESS

    The Company provides specialized contract pharmacy and related services beneficial to patients with certain costly chronic diseases. Because of the unique needs of patients suffering from chronic diseases, biotechnology drug manufacturers have recognized the benefits of customized programs to facilitate alternate site drug administration, ensure compliance with treatment regimens, provide reimbursement assistance and capture valuable clinical and patient demographic information. The Company addresses the needs of the manufacturers by providing specialized services that facilitate product launch and patient acceptance including timely drug utilization and patient compliance information, patient education and monitoring, reimbursement expertise and overnight drug delivery.

    The Company has designed its specialty services to focus primarily on biotechnology drugs that: (i) are used on a recurring basis to treat chronic, and potentially life threatening diseases; (ii) are expensive; (iii) are administered through injection; and (iv) require temperature control or other specialized handling as part of their distribution process.

    Other revenues primarily consist of management fees from biotech manufacturers and various management agreements with hospitals and joint ventures.

2. SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

    Net patient service revenues are reported at the net amounts billed to patients, third-party payors and others in the period the services are rendered. The Company has agreements with certain third party-payors that provide for payments to the Company at amounts discounted from its established rates.

    Approximately 18% of gross patient service revenue for the eleven-month period ended May 31, 1996, is from participation in the Medicare and state-sponsored Medicaid programs. The Company grants credit without collateral to its patients.

INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out method) or market.

                               NOVA FACTOR, INC.

                     ELEVEN-MONTH PERIOD ENDED MAY 31, 1996

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
DEPRECIATION

    Provisions for depreciation are computed by the straight-line method based on the estimated useful lives of the related assets of 2 to 7 years.

USE OF ESTIMATES

    The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Estimates are used primarily in recording the allowance for doubtful accounts.

3. INCOME TAXES

    The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company is indemnified for income tax liabilities arising prior to May 31, 1996, by Le Bonheur Health Systems, Inc., SHS's former parent.

    SHS files a consolidated federal income tax return. Financial Accounting Standards Board Statement 109, ACCOUNTING FOR INCOME TAXES, requires the allocation of federal income tax expense to the members of a control group that file a consolidated income tax return for federal income tax purposes. Therefore, SHS allocated federal income tax benefits of $72,090 to the Company for the eleven-month period ended May 31, 1996, as if a separate federal income tax return were filed for the Company.

    Income tax (expense) benefit consists of the following for the period ended May 31, 1996:

Current federal benefit..........................................  $ 150,868
Deferred federal expense.........................................    (78,778)
                                                                   ---------
                                                                   $  72,090
                                                                   ---------
                                                                   ---------

    The benefit for income taxes differed from the amount computed by applying the statutory federal income tax rate of 34% for the eleven-month period ended May 31, 1996, due to the following:

Income tax benefit at statutory rate..............................  $  89,734
Nondeductible expenses............................................    (17,644)
                                                                    ---------
Income tax benefit                                                  $  72,090
                                                                    ---------
                                                                    ---------

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

4. OPERATING LEASES

    The Company leases office space and equipment under various operating leases. Rent expense for all operating leases was approximately $162,000 for the eleven-month period ended May 31, 1996.

                               NOVA FACTOR, INC.

                     ELEVEN-MONTH PERIOD ENDED MAY 31, 1996

4. OPERATING LEASES (CONTINUED)
    Future minimum payments, by year and in the aggregate, under noncancelable operating leases with terms of one year or more consist of the following for the years ended June 30:

1997............................................................  $ 287,000
1998............................................................    287,000
1999............................................................    287,000
2000............................................................    287,000
2001............................................................    263,000
                                                                  ---------
                                                                  $1,411,000
                                                                  ---------
                                                                  ---------

5. DEFINED CONTRIBUTION PLAN

    The Company participates in a qualified defined contribution plan of SHS, under Section 401(k) of the Internal Revenue Code (IRC). Substantially all full time employees qualify for participation in the plan. The Company makes matching contributions to the employees' accounts, as defined in the plan. The Company made matching contributions of approximately $7,500 in the eleven-month period ended May 31, 1996.

6. RELATED PARTIES

    In connection with the sale of SHS by Le Bonheur Health Systems, Inc. on May 31, 1996, the Company declared a non-cash dividend consisting of the amount owed to the Company by SHS at May 31, 1996 of $7,796,012 by forgiving such amounts due from SHS. This dividend was recorded as a reduction of stockholder's equity. Dividends on a per share basis do not provide meaningful information and are not disclosed herein.

    The Company received certain services provided by SHS that include cash management, tax reporting, risk management and executive management. Allocated expenses for such services, amounting to $2,753,268 for the eleven-month period ended May 31, 1996, have been included in the accompanying statement of operations. Charges for these corporate services were based upon a general allocation methodology determined by SHS (used to allocate all corporate overhead expenses to SHS subsidiaries), and were not necessarily allocated based on specific identification of expenses. Management believes the allocation methodology is reasonable, and results in amounts that approximate the amounts that would have been incurred on a stand-alone basis. Additionally, SHS allocated expenses of $1,453,006 incurred in connection with the sale of the Company to Accredo.

    Texas Health Pharmaceutical Resources, Teddy Bear Home Care/Drug Therapies and Children's Memorial Home Hemophilia Services are joint ventures in which the Company has a 50% ownership interest. These joint ventures are accounted for by the Company under the equity method of accounting.

    The Company provided management services to these joint ventures of approximately $342,000 for the eleven-month period ended May 31, 1996. The management fees are recorded as other revenues in the accompanying statement of operations.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Horizon Health Systems, Inc.

    We have audited the accompanying statements of income, stockholders' equity and cash flows for Horizon Health Systems, Inc. (the "Company") for the years ended December 31, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations, changes in stockholders' equity and cash flows of Horizon Health Systems, Inc. for the years ended December 31, 1995 and 1996, in conformity with generally accepted accounting principles.

Memphis, Tennessee                                         /s/ Ernst & Young LLP
July 30, 1998

                          HORIZON HEALTH SYSTEMS, INC.

                              STATEMENTS OF INCOME

                                                                        THREE MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,   ------------------------
                                          -------------------------   MARCH 31,    MARCH 31,
                                             1995          1996         1996         1997
                                          -----------  ------------  -----------  -----------
                                                                     (UNAUDITED)  (UNAUDITED)
Net patient service revenues............  2$3,834,480   $27,427,988   $6,311,473   $7,196,407
Operating expenses:
  Cost of services......................  16,820,301    19,757,939    4,514,174    5,141,500
  General and administrative............   4,138,634     4,595,068      911,187    1,062,323
  Depreciation and amortization.........     101,866        82,086       22,759       21,079
                                          -----------  ------------  -----------  -----------
Total operating expenses................  21,060,801    24,435,093    5,448,120    6,224,902
                                          -----------  ------------  -----------  -----------
Operating income........................   2,773,679     2,992,895      863,353      971,505
Other expense (income):
  Interest income.......................     (19,532)      (80,653)     (17,281)     (17,149)
  Interest expense......................     100,831        17,384       14,515       --
                                          -----------  ------------  -----------  -----------
                                              81,299       (63,269)      (2,766)     (17,149)
                                          -----------  ------------  -----------  -----------
Income before income taxes..............   2,692,380     3,056,164      866,119      988,654
State income taxes......................     112,574       143,562       51,967       40,853
                                          -----------  ------------  -----------  -----------
Net income..............................   $2,579,806   $2,912,602    $ 814,152    $ 947,801
                                          -----------  ------------  -----------  -----------
                                          -----------  ------------  -----------  -----------

                            See accompanying notes.

                          HORIZON HEALTH SYSTEMS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                           TOTAL
                                                   COMMON        COMMON      RETAINED   STOCKHOLDERS'
                                                   SHARES         STOCK      EARNINGS      EQUITY
                                                -------------  -----------  ----------  ------------
Balance at January 1, 1995....................          100     $ 150,100   $1,479,488   $1,629,588
  Net income..................................           --            --    2,579,806    2,579,806
  Dividends paid..............................           --            --   (1,148,650)  (1,148,650)
                                                         --
                                                               -----------  ----------  ------------
Balance at December 31, 1995..................          100       150,100    2,910,644    3,060,744
  Net income..................................           --            --    2,912,602    2,912,602
  Dividends paid..............................           --            --   (1,800,000)  (1,800,000)
                                                         --
                                                               -----------  ----------  ------------
Balance at December 31, 1996..................          100       150,100    4,023,246    4,173,346
  Net income..................................           --            --      947,801      947,801
  Dividends paid..............................           --            --     (400,000)    (400,000)
                                                         --
                                                               -----------  ----------  ------------
Balance at March 31, 1997 (unaudited).........          100     $ 150,100   $4,571,047   $4,721,147
                                                         --
                                                         --
                                                               -----------  ----------  ------------
                                                               -----------  ----------  ------------

                            See accompanying notes.

                          HORIZON HEALTH SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                        THREE MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,   ------------------------
                                          -------------------------   MARCH 31,    MARCH 31,
                                             1995          1996         1996         1997
                                          -----------  ------------  -----------  -----------
                                                                     (UNAUDITED)  (UNAUDITED)
OPERATING ACTIVITIES
Net income..............................   $2,579,806   $2,912,602    $ 814,152    $ 947,801
Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Depreciation and amortization.........     101,866        82,086       22,759       21,079
  Loss on abandoned property............          --        32,516           --           --
  Changes in operating assets and
    liabilities:
    Patient receivables and other.......     596,058    (1,291,267)     734,136      577,996
    Inventories.........................    (625,878)     (210,472)      36,206      133,674
    Prepaids and other assets...........     (55,039)       (6,456)      44,482       28,388
    Accounts payable and accrued
      expenses..........................     230,304       715,371     (580,217)    (710,628)
    Refunds payable.....................     (33,523)      620,400           --           --
    Income taxes payable................      10,625       (61,655)     (40,120)     (64,997)
                                          -----------  ------------  -----------  -----------
Net cash provided by operating
  activities............................   2,804,219     2,793,125    1,031,398      913,313
INVESTING ACTIVITIES
Purchases of property and equipment.....     (65,630)      (70,981)     (42,758)    (112,317)
FINANCING ACTIVITIES
Proceeds from long term obligations.....     750,000            --           --           --
Net payments on line of credit..........  (1,768,000)           --           --           --
Principal payments on long-term debt....    (125,000)     (625,000)     (37,500)          --
Payment of dividends....................  (1,148,650)   (1,800,000)    (600,000)    (400,000)
                                          -----------  ------------  -----------  -----------
Net cash used in financing activities...  (2,291,650)   (2,425,000)    (637,500)    (400,000)
                                          -----------  ------------  -----------  -----------
Increase in cash and cash equivalents...     446,939       297,144      351,140      400,996
Cash and cash equivalents at beginning
  of period.............................     729,722     1,176,661    1,176,661    1,473,805
                                          -----------  ------------  -----------  -----------
Cash and cash equivalents at end of
  period................................   $1,176,661   $1,473,805    $1,527,801   $1,874,801
                                          -----------  ------------  -----------  -----------
                                          -----------  ------------  -----------  -----------
SUPPLEMENTARY CASH FLOW DISCLOSURES:
Cash paid for interest..................   $ 100,831    $   17,384    $  14,515    $      --
                                          -----------  ------------  -----------  -----------
                                          -----------  ------------  -----------  -----------
Income taxes paid.......................   $ 101,949    $  113,130    $  40,484    $ 105,851
                                          -----------  ------------  -----------  -----------
                                          -----------  ------------  -----------  -----------

                            See accompanying notes.

                          HORIZON HEALTH SYSTEM, INC.

                         NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1995 AND 1996

1. ORGANIZATION AND NATURE OF OPERATIONS

ORGANIZATION

    Prior to June 1, 1997, Horizon Health Systems, Inc. d/b/a Hemophilia Health Services (the Company) was organized as an S corporation. On June 1, 1997, Accredo Health, Incorporated (formerly Nova Holdings, Inc.) acquired substantially all of the assets of the Company and the Company became a wholly-owned subsidiary of Accredo Health, Incorporated.

DESCRIPTION OF BUSINESS

    The Company is engaged in the sale and distribution of clotting factors and ancillary supplies to hemophilia patients located throughout the United States. The Company provides value-added clinical and distribution services to patients and payors such as insurance companies, health maintenance organizations, self insured employers and through the federal Medicare and state-funded health care programs.

2. SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

    Net patient service revenues are reported at the net amounts billed to patients, third-party payors and others in the period the services are rendered. The Company has agreements with certain third-party payors that provide for payments to the Company at amounts discounted from its established rates. The Company grants credit without collateral to its patients.

INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out method) or market.

DEPRECIATION AND AMORTIZATION

    Provisions for depreciation and amortization are computed principally by accelerated and straight-line methods based on the estimated useful lives of the related assets of 5 to 7 years.

USE OF ESTIMATES

    The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. INCOME TAXES

    The Company, with the consent of its shareholders, has elected to be an S Corporation under the Internal Revenue Code. Instead of the Company paying federal corporate income taxes, the stockholders are taxed individually on the Company's taxable income. Therefore no provision for federal income taxes has been made. The Company is liable for state franchise and excise taxes and, accordingly, a provision has been made for such taxes.

                          HORIZON HEALTH SYSTEM, INC.

                     YEARS ENDED DECEMBER 31, 1995 AND 1996

4. OPERATING LEASES

    The Company leases office space and equipment under various operating leases. Rent expense for all operating leases was approximately $274,000 and $226,000 for the years ended December 31, 1995 and 1996, respectively.

    Future minimum payments, by year and in the aggregate, under noncancelable operating leases with initial terms of one year or more consist of the following at December 31, 1996:

1997..............................................................  $ 251,000
1998..............................................................    226,000
1999..............................................................    198,000
                                                                    ---------
                                                                    $ 675,000
                                                                    ---------
                                                                    ---------

5. RELATED PARTIES

    The Company leased office space from the President and 79% owner of the Company prior to June 1, 1997. Monthly payments on the lease, which expires November 1999, are $17,988.

6. NOTES PAYABLE

    At December 31, 1995, the Company had a promissory note with a bank for $750,000. The note carried interest at the bank's prime rate plus an additional amount based on the Company's leverage rate, ranging from 0.25% to 1.0% (9.5% at December 31, 1995). The note was paid in full during 1996.

7. UNAUDITED INTERIM FINANCIAL STATEMENTS

    The unaudited financial statements for the three-month periods ended March 31, 1996 and 1997, have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of recurring adjustments, necessary for a fair presentation have been included. Operating results for the three-month periods ended March 31, 1996 and 1997, are not necessarily indicative of the results that may be expected for the entire year.

                         REPORT OF INDEPENDENT AUDITORS

To the Partners
Texas Health Pharmaceutical Resources

    We have audited the accompanying balance sheet of Texas Health Pharmaceutical Resources (the Partnership) as of June 30, 1997, and the related statements of operations, partners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Texas Health Pharmaceutical Resources at June 30, 1997, and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                           /s/ Ernst & Young LLP

Memphis, Tennessee

August 21, 1998

                     TEXAS HEALTH PHARMACEUTICAL RESOURCES

                                 BALANCE SHEETS

                                                                                                 JUNE 30,
                                                                                        --------------------------
                                                                                            1997          1998
                                                                                        ------------  ------------
                                                                                                       (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...........................................................  $    198,728  $     53,979
                                                                                        ------------  ------------
  Receivables:
    Patient accounts..................................................................       602,827       520,806
    Allowance for doubtful accounts...................................................      (123,003)     (170,160)
                                                                                        ------------  ------------
                                                                                             479,824       350,646
    Due from affiliates...............................................................       183,239       192,096
    Other.............................................................................        39,515       124,765
                                                                                        ------------  ------------
                                                                                             702,578       667,507
  Inventories.........................................................................       413,371       252,731
  Prepaids and other current assets...................................................         3,860         1,159
                                                                                        ------------  ------------
Total current assets..................................................................     1,318,537       975,376
Furniture and equipment, net of accumulated depreciation of $24,397 and $30,356 for
  1997 and 1998, respectively.........................................................        56,575        55,385
                                                                                        ------------  ------------
Total assets..........................................................................  $  1,375,112  $  1,030,761
                                                                                        ------------  ------------
                                                                                        ------------  ------------
LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
  Accounts payable....................................................................  $    583,026  $    388,156
  Accrued expenses....................................................................        10,173        29,281
  Due to partner......................................................................         7,851        13,896
                                                                                        ------------  ------------
Total current liabilities.............................................................       601,050       431,333
Partners' equity......................................................................       774,602       599,428
                                                                                        ------------  ------------
Total liabilities and partners' equity................................................  $  1,375,112  $  1,030,761
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                            See accompanying notes.

                     TEXAS HEALTH PHARMACEUTICAL RESOURCES

                            STATEMENTS OF OPERATIONS

                                                                 YEARS ENDED JUNE 30,
                                                            -------------------------------
                                                              1996       1997       1998
                                                            ---------  ---------  ---------
                                                            (UNAUDITED)           (UNAUDITED)
Revenues:
  Net patient service revenue.............................  $7,465,691 $7,217,045 $3,840,253
  Other revenue...........................................         --     43,315    718,469
                                                            ---------  ---------  ---------
Total revenues............................................  7,465,691  7,260,360  4,558,722

Expenses:
  Cost of services........................................  5,480,648  5,300,908  2,771,129
  General and administrative..............................    144,005    162,534    166,626
  Management, accounting and reimbursement fees...........    771,085    245,967    194,198
  Bad debts...............................................    223,369    283,357    177,351
  Depreciation............................................      2,120     13,350     13,857
                                                            ---------  ---------  ---------
Total operating expenses..................................  6,621,227  6,006,116  3,323,161
                                                            ---------  ---------  ---------
Operating income..........................................    844,464  1,254,244  1,235,561
Other income (expense):
  Interest income.........................................         --     19,691     14,268
  Forgiveness of amounts due from affiliates..............  (1,635,143)        --        --
                                                            ---------  ---------  ---------
                                                            (1,635,143)    19,691    14,268
                                                            ---------  ---------  ---------
Net income (loss).........................................  $(790,679) $1,273,935 $1,249,829
                                                            ---------  ---------  ---------
                                                            ---------  ---------  ---------

                            See accompanying notes.

                     TEXAS HEALTH PHARMACEUTICAL RESOURCES

                         STATEMENTS OF PARTNERS' EQUITY

Balance at June 30, 1995 (unaudited)............................................  $2,240,806
  Net loss (unaudited)..........................................................   (790,679)
                                                                                  ---------
Balance at June 30, 1996........................................................  1,450,127
  Distributions to partners.....................................................  (1,950,000)
  Net income....................................................................  1,273,935
                                                                                  ---------
Balance at June 30, 1997........................................................    774,062
  Distributions to partners (unaudited).........................................  (1,424,463)
  Net income (unaudited)........................................................  1,249,829
                                                                                  ---------
Balance at June 30, 1998 (unaudited)............................................  $ 599,428
                                                                                  ---------
                                                                                  ---------

                            See accompanying notes.

                     TEXAS HEALTH PHARMACEUTICAL RESOURCES

                            STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED JUNE 30,
                                                            -------------------------------
                                                              1996       1997       1998
                                                            ---------  ---------  ---------
                                                            (UNAUDITED)           (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss).........................................  $(790,679) $1,273,935 $1,249,829
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation............................................      2,120     13,350     13,857
  Gain on sale of equipment...............................         --         --     (2,000)
  Forgiveness of amounts due from affiliates..............  1,635,143         --         --
  Provision for losses on patient accounts receivable.....    223,369    283,357    177,351
  Changes in operating assets and liabilities:
    Patient receivables and other.........................   (612,037)   645,220   (133,423)
    Due from affiliates...................................   (485,375)  (107,636)    (8,857)
    Inventories...........................................    310,329     (1,104)   160,640
    Prepaids and other current assets.....................    (10,551)     6,691      2,701
    Accounts payable and accrued expenses.................   (517,463)   333,754   (175,762)
    Due to partner........................................    425,652   (410,736)     6,045
                                                            ---------  ---------  ---------
Net cash provided by operating activities.................    180,508  2,036,831  1,290,381

INVESTING ACTIVITIES
Purchases of furniture and equipment......................    (62,276)    (6,335)   (12,667)
Proceeds from sale of equipment...........................         --         --      2,000
                                                            ---------  ---------  ---------
Net cash used in investing activities.....................    (62,276)    (6,335)   (10,667)

FINANCING ACTIVITIES
Distributions to general partners.........................         --  (1,950,000) (1,424,463)
                                                            ---------  ---------  ---------

Increase (decrease) in cash and cash equivalents..........    118,232     80,496   (144,749)
Cash and cash equivalents at beginning of year............         --    118,232    198,728
                                                            ---------  ---------  ---------
Cash and cash equivalents at end of year..................  $ 118,232  $ 198,728  $  53,979
                                                            ---------  ---------  ---------
                                                            ---------  ---------  ---------

                            See accompanying notes.

                     TEXAS HEALTH PHARMACEUTICAL RESOURCES

                         NOTES TO FINANCIAL STATEMENTS

                        (UNAUDITED AS TO 1996 AND 1998)
                    YEARS ENDED JUNE 30, 1996, 1997 AND 1998

1. ORGANIZATION AND NATURE OF OPERATIONS

ORGANIZATION

    Texas Health Pharmaceutical Resources (the Partnership) is a general partnership formed on July 1, 1994. The Partnership has two general partners, Nova Factor, Inc. (NFI) and Alternative Care Systems, Inc. (ACS), each of which has a 50% ownership interest and shares equally in the profits and losses of the Partnership. Under the partnership agreement, the partnership term will end on March 31, 1999, unless extended by mutual agreement of the partners.

DESCRIPTION OF BUSINESS

    The purpose of the Partnership is to provide specialized contract pharmacy services beneficial to patients with certain costly chronic diseases. The Partnership markets, sells and distributes drugs such as growth hormone and provides hemophilia therapy services and supplies.

2. SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

    The Partnership considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

PATIENT ACCOUNTS RECEIVABLE

    The Partnership's primary concentration of credit risk is patient accounts receivable, which consists of amounts owed by various governmental agencies, insurance companies and private patients. The Partnership manages the receivables by regularly reviewing its accounts and contracts and by providing appropriate allowances for uncollectible accounts. Significant concentrations of gross patient accounts receivable are as follows at June 30:

                                                                            1997
                                                                          ---------     1998
                                                                                     -----------
                                                                                     (UNAUDITED)
Medicare................................................................        24%         14%
Medicaid................................................................        29%         32%

    Concentration of credit risk relating to accounts receivable is limited to some extent by the diversity and number of patients and payors, and could be adversely affected by the geographic service area of the business which, under the partnership agreement, is the area encompassed within the 50-mile radius of Dallas, Texas, and within the city limits of Lubbock, Texas. The Partnership grants credit without collateral to its patients.

INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out method) or market.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of receivables and accounts payable approximates fair value of these financial instruments.

                     TEXAS HEALTH PHARMACEUTICAL RESOURCES

                        (UNAUDITED AS TO 1996 AND 1998)
                    YEARS ENDED JUNE 30, 1996, 1997 AND 1998

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FURNITURE AND EQUIPMENT

    Furniture and equipment are stated at cost. Provisions for depreciation are computed by the straight-line method based on the estimated useful lives of the related assets of three to seven years.

REVENUE RECOGNITION

    Net patient service revenues are reported at the net amounts billed to patients, third-party payors and others in the period the services are rendered. The Partnership has agreements with certain third-party payors that provide for payments to the Partnership at amounts discounted from its established rates. Approximately 59% (unaudited), 63% and 63% (unaudited) of gross patient service revenues for the years ended June 30, 1996, 1997 and 1998, respectively, are from participation in the Medicare and state-sponsored Medicaid programs.

    Other revenues primarily consist of management fees.

USE OF ESTIMATES

    The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Estimates are used primarily in recording the allowances for doubtful accounts.

3. OPERATING LEASES

    The Partnership leases office space and equipment under various operating leases. Rent expense for all operating leases was approximately $1,700 (unaudited), $15,000 and $15,000 (unaudited), for the years ended June 30, 1996, 1997 and 1998, respectively.

    Future minimum payments, by year and in the aggregate, under noncancelable operating leases with terms of one year or more, consist of the following for the years ended June 30:

1999...............................................................  $  14,000
2000...............................................................     13,000
                                                                     ---------
                                                                     $  27,000
                                                                     ---------
                                                                     ---------

4. RELATED PARTIES

    During 1996, the Partnership forgave $1,635,143 (unaudited) of amounts due from affiliates in which ACS and an affiliate of NFI were each 50% partners. Due from affiliates of $183,239 and $192,096 (unaudited) at June 30, 1997 and 1998, respectively, consists of accounts receivable from other entities affiliated with NFI.

    The Partnership receives certain services provided by NFI that include cash management, tax reporting, risk management, executive management, computer processing, and accounting and reimbursement services. For these services, the Partnership pays management, reimbursement and accounting fees to NFI. Management, accounting and reimbursement fees were $771,085 (unaudited), $245,967 and $194,198 (unaudited) for the years ended June 30, 1996, 1997 and 1998, respectively. The Partnership received management fees of approximately $708,000 (unaudited) from an affiliate of ACS for the year ended June 30, 1998.

                     TEXAS HEALTH PHARMACEUTICAL RESOURCES

                        (UNAUDITED AS TO 1996 AND 1998)
                    YEARS ENDED JUNE 30, 1996, 1997 AND 1998

5. INCOME TAXES

    No provision is made in the accounts of the Partnership for federal and state income taxes, as such taxes are liabilities of the partners. The Partnership's tax returns and amounts of allocable Partnership revenues and expenses are subject to examination by federal and state taxing authorities. If such examinations occur and result in changes, the portion of the Partnership's income or loss reported by the partners may also change.

---------------------------------------------------------
                       ---------------------------------------------------------
---------------------------------------------------------
                       ---------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                          PAGE
                                          -----
Prospectus Summary...................           3
Risk Factors.........................           6
The Company..........................          15
Use of Proceeds......................          15
Dividend Policy......................          15
Capitalization.......................          16
Dilution.............................          17
Selected Financial Information.......          18
Management's Discussion and
 Analysis............................          19
Business.............................          28
Management...........................          46
Certain Transactions.................          54
Principal Stockholders...............          56
Description of Capital Stock.........          57
Shares Eligible for Future Sale......          60
Underwriting.........................          61
Legal Matters........................          62
Experts..............................          62
Index to Financial Statements........         F-1

                                 --------------

    UNTIL           , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                        SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS
                                 --------------

                               HAMBRECHT & QUIST

                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC

                               SUNTRUST EQUITABLE
                                   SECURITIES

                                         , 1998

----------------------------------------------
                                  ----------------------------------------------
----------------------------------------------
                                  ----------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated expenses to be borne by the Company in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. The Company is paying all of these expenses in connection with the issuance and distribution of the securities.

SEC Registration Fee............................................  $  25,774
NASD Filing Fee.................................................      7,000
Nasdaq Original Listing Fee.....................................
Accountants' Fees and Costs.....................................
Legal Fees and Costs............................................
Printing and Engraving Costs....................................
Blue Sky Fees and Costs.........................................
Transfer Agent and Registrar fees...............................
Miscellaneous...................................................
                                                                  ---------
    Total.......................................................  $ 750,000
                                                                  ---------
                                                                  ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Amended and Restated Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, indemnify its officers and directors.

    Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of any action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

    The Company's Amended and Restated Certificate of Incorporation contains a provision which eliminates, to the fullest extent permitted by the DGCL, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

    The Company intends to purchase a policy of director's and officer's insurance that would in certain instances provide the funds necessary for the Company to meet its indemnification obligations under its Amended and Restated Certificate of Incorporation.

    Reference is hereby made to Section of the Underwriting Agreement, the form of which is filed as Exhibit 1.1 hereto, in which the Company has agreed to indemnify the Underwriters and certain other persons against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    In connection with the Company's original capitalization, on May 31, 1996 the Company sold to Welsh, Carson, Anderson & Stowe VII, L.P. ("WCAS VII") and
certain of its affiliates an aggregate of         shares of Common Stock for
$14,917,602 and an aggregate of 248,624 shares of Series A Preferred Stock for
$24,862,400. In addition, certain other investors acquired      shares of Common
Stock for $82,398 and 1,376 shares of Series A Cumulative Preferred Stock for $137,600.

    In connection with the Company's acquisition of Southern Health Systems, Inc. ("SHS") on May 31, 1996, Messrs. Grow, Kimbrough and Stevens (in addition to certain other holders of SHS common stock) exchanged their shares of SHS
common stock for      ,      and      shares of the Company's Common Stock,
respectively, and 978 shares, 611 shares and 3,056 shares of the Series A Preferred Stock, respectively.

    In order to finance the acquisition of Horizon Health Systems, Inc. ("HHS") and to provide working capital, the Company issued $10.0 million in Senior Subordinated Notes to WCAS VII and certain of its affiliates on June 4, 1997. In connection with the issuance of the Senior Subordinated Notes, the Company
issued an aggregate of      shares of Common Stock to the holders of the Senior
Subordinated Notes. Furthermore, as a condition to the acquisition of HHS and the appointment of Kyle J. Callahan to the Company's Board of Directors, Mr.
Callahan acquired      shares of the Company's Common Stock for $250,002 on
October 1, 1997.

    In connection with the appointment of Kenneth O. Melkus to the Company's
Board of Directors, Lauren Melkus acquired      shares of Common Stock for
$250,002 on October 27, 1997.

    In connection with the appointment of Kenneth R. Masterson to the Company's
Board of Directors, the Company sold      shares of Common Stock to Mr.
Masterson for $204,000 on July 24, 1998 pursuant to a subscription agreement entered into by Mr. Masterson in April 1998.

    Except as otherwise noted, all issuances of securities described above were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) Exhibits

     *1.1  Underwriting Agreement

     *3.1  Amended and Restated Certificate of Incorporation of the Registrant

     *3.2  Amended and Restated Bylaws of the Registrant

     *4.1  Form of Common Stock Certificate

     *5.1  Opinion of Alston & Bird LLP with respect to validity of Common Stock

     10.1  Employment Agreement dated May 31, 1996 between the Company and David D. Stevens

     10.2  Employment Agreement dated May 31, 1996 between the Company and John R. Grow

     10.3  Employment Agreement dated May 31, 1996 between the Company and Joel R.
           Kimbrough

     10.4  Employment Agreement dated June 5, 1997 between the Company and Kyle J. Callahan

     10.5  Employment Agreement dated July 10, 1998 between the Company and Thomas W. Bell
           Jr.

    *10.6  Accredo Health 1998 Long-Term Incentive Plan

    *10.7  Accredo Health 1998 Employee Stock Purchase Plan

     10.8  Nova Holdings, Inc. and its Subsidiaries Stock Option and Restricted Purchase
           Plan, as amended and restated

     10.9  Note Purchase Agreement dated June 4, 1997 among the Company, Welsh, Carson,
           Anderson & Stowe VII, L.P. and certain other investors

    10.10  Registration Rights Agreement dated May 31, 1996 among the Company, Welsh,
           Carson, Anderson & Stowe VII, L.P. and certain other investors

    10.11  Amendment Number One to the Registration Rights Agreement dated October 27, 1997 among the Company, Welsh, Carson, Anderson & Stowe VII, L.P. and certain other investors.

    10.12  Amendment Number Two to the Registration Rights Agreement dated July 24, 1998 among the Company, Welsh, Carson, Anderson & Stowe VII, L.P. and certain other investors.

    10.13  Subscription and Exchange Agreement dated May 31, 1996 among the Company and certain purchasers and exchanging shareholders

    10.14  Stock Purchase Agreement dated May 31, 1996 among Le Bonheur Health Systems,
           Inc., Southern Health Systems, Inc., the Company and Welsh, Carson, Anderson &
           Stowe VII, L.P.

    10.15  Modification Agreement dated May 31, 1996 among Le Bonheur Health Systems, Inc.,
           Southern Health Systems, Inc., Nova Holdings, Inc. and Welsh, Carson Anderson &
           Stowe VII, L.P.

    10.16  Non-Disclosure and Non-Competition Agreement dated May 31, 1996 by and among Le
           Bonheur Health Systems, Inc., PharmaThera, Inc., Welsh, Carson, Anderson & Stowe
           VII, L.P., Southern Health Systems, Inc., Nova Factor, Inc. and Nova Holdings,
           Inc.

    10.17  Stock Purchase Agreement dated as of June 5, 1997 among Dianne R. Martz, A.B.
           Charlton, the Company and Horizon Health Systems, Inc.

    10.18  Non-Disclosure and Non-Compete Agreement dated as of June 5, 1997 by and among
           Horizon Health Systems, Inc., the Company and Dianne R. Martz

    10.19  Grant Agreement dated as of June 5, 1997 by and between Kyle Callahan and the
           Company

    10.20  Subscription and Restriction Agreement dated as of June 5, 1997 by and between the Company and Kyle Callahan

    10.21  Consulting and Transition Agreement dated as of June 5, 1997 by and between
           Dianne Martz and Horizon Health Systems, Inc.

    10.22  Letter Agreement dated as of June 3, 1997 from Andrew M. Paul to Kyle Callahan regarding Mr. Callahan's election to the Board of Directors of the Company

    10.23  Lease Agreement dated September 1, 1994 between Dianne Martz and Horizon Health
           Systems, Inc.

    10.24  Addendum to Lease Agreement dated September 1, 1994 amending the square footage of Premises and annual rental payments

    10.25  Escrow Agreement dated June 5, 1997 among First American National Bank, Nova
           Holdings, Inc. and Dianne Martz and A. B. Charlton, III

    10.26  Refunds Payable Escrow Agreement dated June 5, 1997 among First American
           National Bank, Nova Holdings, Inc. and Dianne Martz and A. B. Charlton, III

   *10.27  Contract for the Sale and Distribution of Genentech Human Growth Hormone dated
           March 1, 1997 by and between Genentech, Inc. and Nova Factor, Inc.

   *10.28  Distribution Agreement dated September 30, 1994 by and between Nova Factor, Inc.
           and Genzyme Corporation

   *10.29  Amendment No. 1 to Distribution Agreement dated January 1, 1995 by and between
           Nova Factor, Inc. and Genzyme Corporation

   *10.30  Second Amended and Restated Distribution Agreement dated July 1, 1994 by and among PharmaThera, Inc., Nova Factor, Inc. and Genzyme Corporation

   *10.31  Amendment No. 1 to Second Amended and Restated Distribution Agreement dated
           September 30, 1994 by and between PharmaThera, Inc., Nova Factor, Inc. and
           Genzyme Corporation

   *10.32  Amendment No. 2 to Second Amended and Restated Distribution Agreement dated
           January 1, 1995 by and between Nova Factor, Inc. and Genzyme Corporation

   *10.33  Distribution and Services Agreement dated November 1, 1995 by and between
           Biogen, Inc. and Nova Factor, Inc.

   *10.34  Amendment No. 1 to Distribution and Services agreement dated May 17, 1996 by and between Biogen, Inc. and Nova Factor, Inc.

   *10.35  Addendum and Amendment No. 2 to Distribution and Services Agreement dated May
           21, 1997 by and between Biogen, Inc. and Nova Factor, Inc.

   *10.36  Addendum and Amendment No. 3 to Distribution and Services Agreement dated July
           1, 1997 by and between Biogen, Inc. and Nova Factor, Inc.

   *10.37  Addendum and Amendment No. 4 to Distribution and Services Agreement dated
           January 1, 1998 by and between Biogen, Inc. and Nova Factor, Inc.

   *10.38  Loan and Security Agreement, dated as of June 5, 1997 among Nova Holdings, Inc.
           and its Subsidiaries and NationsBank of Tennessee, N.A. and First Tennessee Bank
           National Association.

   *10.39  Swing Line Note, dated December 1, 1997, entered into by Nova Holdings, Inc.
           with NationsBank of Tennessee, N.A.

    10.40  ISDA Master Agreement, dated August 7, 1997, between NationsBank of Tennessee,
           N.A. and Nova Holdings, Inc.

   *10.41  Texas Health Pharmaceutical Resources Partnership Agreement dated July 1, 1994

   *10.42  Distribution Business Management and Service Agreement, dated July 1, 1994 by and among Southern Health Systems, Inc. and Texas Health Pharmaceutical
           Resources

   *10.43  Amendment No. 1 to Distribution Business Management and Service Agreement, dated
           July 1, 1994 by and among Southern Health Systems, Inc. and Texas Health
           Pharmaceutical Resources

   *10.44  Hemophilia Therapy Pharmacy Management Agreement, dated May 9, 1997, by and among Texas Health Pharmaceutical Resources and Children's Medical Center of
           Dallas

   *10.45  Amendment No. 1 to Hemophilia Therapy Pharmacy Management Agreement, dated
           February 28, 1998, by and among Texas Health Pharmaceutical Resources and
           Children's Medical Center of Dallas

    10.46  Incentive Stock Option Agreement of David Stevens dated May 31, 1996

    10.47  Incentive Stock Option Agreement of Joel R. Kimbrough dated May 31, 1996

    10.48  Incentive Stock Option Agreement of John R. Grow dated May 31, 1996

    10.49  Incentive Stock Option Agreement of Kyle Callahan dated September 3, 1997

    10.50  Non-Qualified Stock Option Agreement of Patrick J. Welsh dated February 9, 1998

    10.51  Non-Qualified Stock Option Agreement of Ken Melkus dated February 9, 1998

    10.52  Incentive Stock Option Agreement of Kyle Callahan dated February 9, 1998

    10.53  Non-Qualified Stock Option Agreement of Andrew M. Paul dated February 9, 1998

    10.54  Non-Qualified Stock Option Agreement of Kenneth R. Masterson dated April 30,
           1998

    10.55  Incentive Stock Option Agreement of Thomas W. Bell, Jr. dated July 10, 1998

     21.1  Subsidiaries of the Registrant

    *23.1  Consent of Alston & Bird LLP (included in Opinion filed as Exhibit 5.1)

     23.2  Consent of Ernst & Young LLP

     24.1  Power of Attorney (included on the signature page)

     27.1  Financial Data Schedule

(B) Financial Statement Schedules

    Accredo Health, Incorporated
        Schedule II--Valuation and Qualifying Accounts

    Nova Factor, Inc.
        Schedule II--Valuation and Qualifying Accounts

    Texas Health Pharmaceutical Resources
        Schedule II--Valuation and Qualifying Accounts

    Schedules other than those listed above are omitted because they are not required or are not applicable, or the required information is shown in the respective financial statements or notes thereto.

------------------------

*   To be filed by amendment.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to provide to the Representatives of the Underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the Representatives of the Underwriters to permit prompt delivery to each purchaser.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on August 31, 1998.

                                ACCREDO HEALTH, INCORPORATED

                                By:             /s/ DAVID D. STEVENS
                                     -----------------------------------------
                                                  David D. Stevens
                                              CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints David D. Stevens and Joel R. Kimbrough, and each of them, with the power to act without the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 31, 1998.

          SIGNATURE                        TITLE
------------------------------  ---------------------------

     /s/ DAVID D. STEVENS       Chief Executive Officer and
------------------------------    Chairman of the Board of
       David D. Stevens           Directors

       /s/ JOHN R. GROW         President and Director
------------------------------
         John R. Grow

                                Senior Vice President and
    /s/ JOEL R. KIMBROUGH         Chief Financial Officer
------------------------------    (principal financial and
      Joel R. Kimbrough           accounting officer)

     /s/ KYLE J. CALLAHAN       Senior Vice President and
------------------------------    Director
       Kyle J. Callahan

     /s/ PATRICK J. WELSH       Director
------------------------------
       Patrick J. Welsh

      /s/ ANDREW M. PAUL        Director
------------------------------
        Andrew M. Paul

    /s/ KENNETH O. MELKUS       Director
------------------------------
      Kenneth O. Melkus

   /s/ KENNETH R. MASTERSON     Director
------------------------------
     Kenneth R. Masterson

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Accredo Health, Incorporated

    We have audited the consolidated financial statements of Accredo Health, Incorporated as of June 30, 1997 and 1998, and for the period from inception (May 24, 1996) through June 30, 1996, and for the years ended June 30, 1997 and 1998, and have issued our report thereon dated August 12, 1998, except for note
12, as to which the date is       , 1998 (included elsewhere in this
Registration Statement). Our audit also included the financial statement schedule of the Company listed in Item 16(b) of this Registration Statement. This Schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                               Ernst & Young LLP

Memphis, Tennessee
August 12, 1998, except for note 12,
as to which the date is            , 1998

    The foregoing report is the form that will be signed upon completion of the restatement of capital accounts described in note 12 to the consolidated financial statements.

                                                           /s/ Ernst & Young LLP

Memphis, Tennessee
September 1, 1998

                          ACCREDO HEALTH, INCORPORATED

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                                            COL. C
                                                   ------------------------
                                                          ADDITIONS
                                         COL. B    ------------------------                  COL. E
                                       ----------               CHARGED TO      COL. D     ----------
               COL. A                  BALANCE AT  CHARGED TO     OTHER      ------------  BALANCE AT
-------------------------------------  BEGINNING   COSTS AND    ACCOUNTS--   DEDUCTIONS--    END OF
             DESCRIPTION               OF PERIOD    EXPENSES     DESCRIBE      DESCRIBE      PERIOD
-------------------------------------  ----------  ----------  ------------  ------------  ----------
Period from inception (May 24, 1996)
  through June 30, 1996:
  Allowance for doubtful accounts....  $       --  $  251,538  $2,749,847 (1)  $291,370 (2) $2,710,015

Year ended June 30, 1997:
  Allowance for doubtful accounts....   2,710,015   2,976,718            --  1,884,407 (2)  3,802,326

Year ended June 30, 1998:
  Allowance for doubtful accounts....   3,802,326   3,165,292            --  3,537,755 (2)  3,429,863

--------------------------

(1)  Allowance as a result of acquisition of Nova Factor, Inc.

(2) Uncollectible accounts written off, net of recoveries.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors

Nova Factor, Inc.

    We have audited the statements of operations, stockholder's equity and cash flows of Nova Factor, Inc. for the period July 1, 1995 through May 31, 1996, and have issued our report thereon dated August 30, 1996 (included elsewhere in this Registration Statement). Our audit also included the financial statement schedule of the Company listed in Item 16(b) of this Registration Statement. This Schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                           /s/ Ernst & Young LLP

Memphis, Tennessee
August 30, 1996

                               NOVA FACTOR, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                                             COL. C
                                                     -----------------------
                                                            ADDITIONS
                                           COL. B    -----------------------                  COL. E
                                         ----------              CHARGED TO      COL. D     ----------
                COL. A                   BALANCE AT  CHARGED TO     OTHER     ------------  BALANCE AT
---------------------------------------  BEGINNING   COSTS AND   ACCOUNTS--   DEDUCTIONS--    END OF
              DESCRIPTION                OF PERIOD    EXPENSES    DESCRIBE      DESCRIBE      PERIOD
---------------------------------------  ----------  ----------  -----------  ------------  ----------
Period from July 1, 1995 through May
  31, 1996:
  Allowance for doubtful accounts......  $3,982,980  $1,860,253   $      --   3$,093,386 (1) $2,749,847

--------------------------

(1)  Uncollectible accounts written off, net of recoveries.

                         REPORT OF INDEPENDENT AUDITORS

To the Partners

Texas Health Pharmaceutical Resources

    We have audited the financial statements of Texas Health Pharmaceutical Resources as of June 30, 1997, and for the year then ended, and have issued our report thereon dated August 21, 1998 (included elsewhere in this Registration Statement). Our audit also included the information for the year ended June 30, 1997, in the financial statement schedule of the Partnership listed in Item 16(b) of this Registration Statement. This Schedule is the responsibility of the Partnership's management. Our responsibility is to express an opinion based on our audit.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein for the year ended June 30, 1997.

                                                           /s/ Ernst & Young LLP

Memphis, Tennessee
August 21, 1998

                     TEXAS HEALTH PHARMACEUTICAL RESOURCES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                                                  COL. C
                                                         ------------------------
                                                                ADDITIONS
                                              COL. B     ------------------------                  COL. E
                                            -----------               CHARGED TO      COL. D     -----------
                  COL. A                    BALANCE AT   CHARGED TO      OTHER     ------------  BALANCE AT
------------------------------------------   BEGINNING    COSTS AND   ACCOUNTS--   DEDUCTIONS--    END OF
               DESCRIPTION                   OF PERIOD    EXPENSES     DESCRIBE      DESCRIBE      PERIOD
------------------------------------------  -----------  -----------  -----------  ------------  -----------
Year ended June 30, 1996 (unaudited):
  Allowance for doubtful accounts.........   $ 248,912    $ 223,369    $      --    $358,995 (1)  $ 113,286

Year ended June 30, 1997:
  Allowance for doubtful accounts.........     113,286      283,357           --    273,640 (1)     123,003

Year ended June 30, 1998 (unaudited):
  Allowance for doubtful accounts.........     123,003      177,351           --    130,194 (1)     170,160

--------------------------

(1)  Uncollectible accounts written off, net of recoveries.